UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2016

VALERITAS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-198807	46-5648907
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

750 Route 202 South, Suite 600

Bridgewater, NJ 08807

(Address of principal executive offices, including zip code)

+1-908-927-9920

(Registrant’s telephone number, including area code)

1370 Sawleaf Ct.

San Luis Obispo, California 93401

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report contains forward-looking statements, including, without limitation, in the sections captioned “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Plan of Operations,” and elsewhere. Any and all statements contained in this Report that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this Report may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of commercially viable new products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation:

•	our history of operating losses and uncertainty regarding our ability to achieve profitability;

•	our reliance on V-Go to generate all of our revenue;

•	our inability to retain a high percentage of our patient customer base or our significant wholesale customers;

•	the failure of V-Go to achieve and maintain market acceptance;

•	competitive products and other technological breakthroughs that may render V-Go obsolete or less desirable;

•	our inability to maintain or expand our sales and marketing infrastructure;

•	our inability to operate in a highly competitive industry and to compete successfully against competitors with greater resources;

•	any inaccuracies in our assumptions about the insulin-dependent diabetes market;

•	manufacturing risks, including risks related to manufacturing in Southern China, damage to facilities or equipment and failure to efficiently increase production to meet demand;

•	our dependence on limited source suppliers and our inability to obtain components for our product;

•	our failure to secure or retain adequate coverage or reimbursement for V-Go by third-party payors;

•	our inability to enhance and broaden our product offering, including through the successful commercialization of the pre-fill V-Go;

•	our inability to protect our intellectual property and proprietary technology;

•	our failure to comply with the applicable governmental regulations to which our product and operations are subject;

•	our expectations related to the use of proceeds from the Offering (as defined below); and

•	other risks and uncertainties, including those listed under the section titled “Risk Factors.”

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this Report to reflect any new information or future events or circumstances or otherwise, except as required by law.

Readers should read this Report in conjunction with the discussion under the caption “Risk Factors,” our financial statements and the related notes thereto in this Report, and other documents which we may file from time to time with the Securities and Exchange Commission (the “SEC”).

EXPLANATORY NOTE

We were incorporated as Cleaner Yoga Mat, Inc. in Florida on May 9, 2014. Prior to the Merger and Split-Off (each as defined below), we were engaged in the sale of sanitizing solutions for Yoga and Pilates studios as well as conventional gyms.

We reincorporated in the State of Delaware by merging with and into Valeritas Holdings, Inc., our newly-formed, wholly-owned Delaware subsidiary, which was the surviving corporation in such merger and our successor-in-interest (the “Reincorporation”). As a result of the Reincorporation, among other things:

•	we changed our jurisdiction of incorporation from Florida to Delaware; (the “Re-Domicile”)

•	we changed our name from Cleaner Yoga Mat, Inc., to Valeritas Holdings, Inc.;

•	each share of Cleaner Yoga Mat, Inc.’s common stock outstanding at the time of the Reincorporation was automatically converted into 4.0486 issued and outstanding and fully paid and non-assessable shares of the surviving corporation’s common stock, with the result that the aggregate 10,247,000 shares of Cleaner Yoga Mat, Inc.’s common stock outstanding immediately prior to the Reincorporation were converted into an aggregate of 41,486,004 shares of our common stock (the “Share Conversion”); and

•	we increased our authorized capital stock from 100,000,000 shares of common stock, no par value per share, to 300,000,000 shares of common stock, par value $0.0001 per share (our “Common Stock”) and 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share (our “Preferred Stock”).

All share and per share numbers in this Report relating to our Common Stock have been adjusted to give effect to the Share Conversion, unless otherwise stated.

On May 3, 2016, we adopted an Amended and Restated Certificate of Incorporation and filed it with the Secretary of State of the State of Delaware and adopted Amended and Restated Bylaws. Additional information concerning our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws is presented below under Item 3.03, “Material Modification to Rights of Security Holders.”

Also on May 3, 2016, our wholly owned subsidiary, Valeritas Acquisition Corp., a corporation formed in the State of Delaware on April 27, 2016 (“Acquisition Sub”) merged (the “Merger”) with and into Valeritas, Inc., a corporation originally formed in 2006 as a limited liability company and converted in 2007 to a corporation, both in the state of Delaware (“Valeritas”). Valeritas was the surviving corporation in the Merger and became our wholly owned subsidiary. All of the outstanding stock of Valeritas was converted into shares of our Common Stock, as described in more detail below.

In connection with the Merger and pursuant to a Split-Off Agreement (as defined below), we transferred our pre-Merger assets and liabilities to our pre-Merger majority stockholder, in exchange for the surrender by her and cancellation of 41,486,004 shares of our Common Stock. See Item 2.01, “Split-Off,” below.

As a result of the Merger and Split-Off, we discontinued our pre-Merger business, acquired the business of Valeritas and will continue the existing business operations of Valeritas as a publicly-traded company under the name Valeritas Holdings, Inc.

Also on May 3, 2016, we closed a private placement offering of 5,039,000 shares of our Common Stock, at a purchase price of $5.00 per share (the “Offering”). Additional information concerning the Offering is presented below under Item 2.01, “Merger and Related Transactions—the Offering” and “Description of Securities,” and Item 3.02, “Unregistered Sales of Equity Securities.”

In accordance with “reverse merger” or “reverse acquisition” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Merger will be replaced with the historical financial statements of Valeritas, prior to the Merger, in all future filings with the SEC.

As used in this Report henceforward, unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” the “Registrant,” “we,” “us” and “our” refer to Valeritas Holdings, Inc., incorporated in Delaware, after giving effect to the Merger and the Split-Off.

This Report contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and are qualified in their entirety by, reference to these agreements, which are filed as exhibits hereto and incorporated herein by reference.

This Report is being filed in connection with a series of transactions consummated by the Company and certain related events and actions taken by the Company.

This Report responds to the following Items in Form 8-K:

Item 1.01	Entry into a Material Definitive Agreement

Item 2.01	Completion of Acquisition or Disposition of Assets

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02	Unregistered Sales of Equity Securities

Item 3.03	Material Modification to Rights of Security Holders

Item 4.01	Changes in Registrant’s Certifying Accountant

Item 5.01	Changes in Control of Registrant

Item 5.07	Submission of Matters to a Vote of Security Holders

Item 9.01	Financial Statements and Exhibits

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information contained in Item 2.01 below relating to the various agreements described therein is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

THE MERGER AND RELATED TRANSACTIONS

Merger Agreement

On May 3, 2016 (the “Closing Date”), the Company, Acquisition Sub and Valeritas entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), which closed on the same date. Pursuant to the terms of the Merger Agreement, Acquisition Sub merged with and into Valeritas, which was the surviving corporation and thus became our wholly-owned subsidiary.

Pursuant to the Merger, we discontinued our prior business of engaging in the sale of sanitizing solutions for Yoga and Pilates studios as well as conventional gyms and acquired the business of Valeritas, which is a commercial-stage medical technology company focused on developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes. See “Description of Business” below.

At the Closing Date, each of the shares of Valeritas’s Series AB Preferred Stock issued and outstanding immediately prior to the closing of the Merger was converted into 0.23856 shares of our Common Stock. As a result, an aggregate of approximately 6,600,000 shares of our Common Stock were issued to the holders of Valeritas’s capital stock. All other outstanding capital stock of Valeritas was cancelled upon consummation of the Merger as a result of the liquidation preference provisions related to the capital stock.

In addition, pursuant to the Merger Agreement all outstanding warrants and options for shares of common stock and preferred stock of Valeritas were cancelled in consideration for the issuance of new options or restricted stock under a new plan adopted by the Company.

See “Description of Securities—Warrants” and “—Options” below for more information.

The pre-Merger stockholders of the Company, other than our former sole officer and director retained an aggregate of 1,000,004 shares of Common Stock.

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions. Breaches of the representations and warranties will be subject to indemnification provisions.

The Merger was treated as a recapitalization and reverse acquisition of the Company for financial accounting purposes. Valeritas is considered the acquirer for accounting purposes, and our historical financial statements before the Merger will be replaced with the historical financial statements of Valeritas before the Merger in future filings with the SEC.

The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The issuance of shares of our Common Stock to holders of Valeritas’s capital stock in connection with the Merger was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and/or Regulation D promulgated by the SEC under that section. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement, and are subject to further contractual restrictions on transfer as described below.

The form of the Merger Agreement is filed as an exhibit to this Report. All descriptions of the Merger Agreement herein are qualified in their entirety by reference to the text thereof filed as an exhibit hereto, which is incorporated herein by reference.

Split-Off

Upon the closing of the Merger, under the terms of a Split-Off Agreement and a General Release Agreement, the Company transferred all of its pre-Merger operating assets and liabilities to its wholly-owned special-purpose subsidiary, CYGM Operating Corp., a Florida corporation (“Split-Off Subsidiary”), formed on April 28, 2016. Thereafter, pursuant to the Split-Off Agreement, the Company transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to Leisa Swanson, the pre-Merger majority stockholder of the Company, and the former sole officer and director of the Company (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 41,486,004 shares of our Common Stock held by Ms. Swanson (which were cancelled and will resume the status of authorized but unissued shares of our Common Stock) and (ii) certain representations, covenants and indemnities. All descriptions of the Split-Off Agreement and the General Release Agreement herein are qualified in their entirety by reference to the text thereof filed as exhibits hereto, which are incorporated herein by reference.

The Offering

Concurrently with the closing of the Merger, and as a condition to the Merger, we held a closing of our Offering in which we sold 5,039,000 shares of our Common Stock, at a purchase price of $5.00 per share (the “Offering Price”).

Investors in the Offering will have anti-dilution protection with respect to the shares of Common Stock sold in the Offering such that if within six months after the closing of the Merger the Company issues additional shares of Common Stock or Common Stock equivalents (the “Additional Shares of Common Stock”) (subject to customary exceptions, including but not limited to shares of Common Stock issued or issuable pursuant to an acquisition, joint venture or technology license agreement; securities issued to financial institutions or lessors in connection with credit arrangements, equipment financings, lease arrangements, etc., in the aggregate not exceeding 10% of the Common Stock outstanding; and issuances of awards under our 2016 Incentive Compensation Plan (the “2016 Plan”)) for a consideration per share less than the Offering Price (the “Lower Price”), then each such investor will be entitled to receive from the Company additional shares of Common Stock in an amount such that, when added to the number of shares of Common Stock initially purchased by such investor in the Offering and still held by such investor at the time of the dilutive issuance (the “Held Shares”), will equal the number of shares of Common Stock that such investor’s Offering subscription amount for the Held Shares would have purchased at the Lower Price. Holders of a majority of the then Held Shares may waive the anti-dilution rights of all Offering investors with respect to a particular issuance by the Company.

The aggregate gross proceeds from the Offering were $25,194,980 (before deducting placement agent fees and expenses of the offering estimated at approximately $1,542,890).

The Offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The Common Stock in the Offering was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

The closing of the Offering and the closing of the Merger were conditioned upon each other.

In connection with the Offering, we agreed to pay Wedbush Securities, as lead placement agent, and Roth Capital Partners and Katalyst Securities, LLC, as co-placement agents, each a U.S. registered broker-dealer (the “Placement Agents”) a cash commission of 8% of the gross proceeds raised from investors in the Offering, and to issue to the Placement Agents warrants to purchase a number of shares of Common Stock equal to 8% of the number of shares of Common Stock sold in the Offering, with a term of five years and an exercise price of $5.00 per share (the “Placement Agent Warrants”); however, only a 1% cash commission was payable and no Placement Agent Warrants were issuable in connection with the sale in the Offering of 4,000,000 shares of Common Stock that were purchased by pre-Merger Valeritas shareholders. Any sub-agent of the Placement Agents that introduced investors to the Offering was entitled to share in the cash fees and warrants attributable to those investors as described above.

As a result of the foregoing, the Placement Agents and their sub-agents were paid an aggregate commission of $615,600 and were issued Placement Agent Warrants to purchase an aggregate of 83,120 shares of our Common Stock. We were also required to reimburse the Placement Agents $1,085 of expenses and $190,000 for legal fees incurred in connection with the Offering.

We have agreed to indemnify the Placement Agents and their sub-agents to the fullest extent permitted by law, against certain liabilities that may be incurred in connection with the Offering, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agents and their sub-agents may be required to make in respect of such liabilities.

All descriptions of the Placement Agent Warrants herein are qualified in their entirety by reference to the text thereof filed as an exhibit hereto, which is incorporated herein by reference.

Registration Rights

In connection with the Offering, we entered into a Registration Rights Agreement, pursuant to which we have agreed that promptly, but no later than 60 calendar days from the final closing of the Offering, the Company will file a registration statement with the SEC (the “Registration Statement”) covering (a) the shares of Common Stock issued in the Offering, (b) the shares of Common Stock issuable upon exercise of the Placement Agent Warrants, , (c) the shares of Common Stock issued in exchange for all of the equity securities of Valeritas that were outstanding immediately prior to the Merger and (d) shares of Common Stock held by certain pre-Merger security holders of the Company (collectively, the “Registrable Shares”). The Company will use its commercially reasonable efforts to ensure that such Registration Statement is declared effective within 120 calendar days after the final closing of the Offering (the 60 and 120 day time periods are subject to the Offering subscribers providing timely and accurate information required to be included in the Registration Statement). If (a) the Company is late in filing the Registration Statement, (b) the Registration Statement is not declared effective within 120 days after the final closing of the Offering, (c) the Registration Statement ceases for any reason to remain effective or the holders of Registrable Shares are otherwise not permitted to utilize the prospectus therein to resell the Registrable Shares for a period of more than fifteen consecutive trading days; or (d) the Registrable Shares are not listed or included for quotation on OTC Markets, Nasdaq, NYSE or NYSE MKT, or trading of the Common Stock is suspended or halted for more than three consecutive trading days, the Company will make payments to each holder of Registrable Shares as monetary penalties at a rate equal to 12% of the Offering Price per annum for each share affected during the period of such failure; provided, however, that in no event will the aggregate of any such penalties exceed 5% of the Offering Price per share. No monetary penalties will accrue with respect to any Registrable Shares removed from the Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of Common Stock which may be included in the Registration Statement (a “Cutback Comment”) or after the shares may be resold under Rule 144 under the Securities Act or another exemption from registration under the Securities Act.

The Company must keep the Registration Statement effective until the earlier of (i) two years from the date it is declared effective by the SEC and (ii) the date Rule 144 is available to the holders of Registrable Shares with respect to all of their Registrable Shares without volume or other limitations.

The holders of Registrable Shares (including any shares of Common Stock removed from the Registration Statement as a result of a Cutback Comment) and the holders of shares of Common Stock of the Company prior to the Merger (but not holders of the shares issued to the stockholders of Valeritas in consideration for the Merger) will have “piggyback” registration rights for such shares with respect to any registration statement filed by the Company following the effectiveness of the Registration Statement that would permit the inclusion of such shares, subject to customary cutback pro rata in an underwritten offering.

We will pay all expenses in connection with any registration obligation provided in the Registration Rights Agreement, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of our counsel and of our independent accountants. Each investor will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any separate counsel or other advisor such investor decides to employ.

All descriptions of the Registration Rights Agreement herein are qualified in their entirety by reference to the text thereof filed as an exhibit hereto, which is incorporated herein by reference.

Lock-up Agreements and Other Restrictions

In connection with the Merger, (a) all officers and directors of the Company immediately after the closing of the Merger, (b) stockholders holding 10% or more of the Common Stock of the Company after giving effect to the Merger, the Split-Off and the Offering, , and (c) certain other stockholders of the Company prior the Merger (the “Restricted Holders”), holding at the Closing Date an aggregate of 10,467,763 shares of our Common Stock, entered into lock-up agreements (the “Lock-Up Agreements”), whereby they are restricted for a period of six months after the Merger (subject to earlier termination (a) upon listing of the Common Stock on the New York Stock Exchange, NYSE MKT or Nasdaq or (b) with the written approval of the lead underwriter of any underwritten public offering of the Company’s securities for gross proceeds of at least $50 million) (the “Restricted Period”) from certain sales or dispositions (including pledge) of all of our Common Stock held by (or issuable to) them (or in the case of the stockholders referred to in (d) above, 80% of the shares of the Common Stock held by them prior to the Merger), excluding any shares purchased in the Offering (the “Lock-Up”).

In addition, each Restricted Holder agreed, for a period of 12 months following the Closing Date, that it will not, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, borrow or pre-borrow any shares of Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Common Stock or otherwise seek to hedge its position in the Common Stock.

2016 Incentive Compensation Plan

Before the Merger, our Board of Directors adopted, and our stockholders approved, Valeritas Holdings, Inc. 2016 Incentive Compensation Plan, or the 2016 Plan, which provides for the issuance of incentive awards of up to 3,000,000 shares (subject to a 4% per annum evergreen provision) of our Common Stock to officers, employees, consultants and directors. See “Market Price of and Dividends on Common Equity and Related Stockholder Matters—Securities Authorized for Issuance under Equity Compensation Plans” and Executive Compensation—2016 Incentive Compensation Plan” and “—2014 Incentive Compensation Plan” below for more information about the 2016 Plan and the outstanding stock options.

Departure and Appointment of Directors and Officers

Our Board of Directors is authorized to consist of seven members and currently consists of, six members. On the Closing Date, Leisa Swanson, our sole director before the Merger, resigned her position as a director, and John Timberlake, Nathan D. Hukill, Luke Düster, Cameron Hui, Peter Devlin, and Rodney Altman, M.D. were appointed to our Board of Directors.

Also on the Closing Date, Ms. Swanson, our President, Chief Executive Officer, Chief Financial Officer, Director, Secretary and Treasurer, and our principal executive, financial and accounting officer for SEC reporting purposes, before the Merger, resigned from these positions, and John Timberlake was appointed as our Chief Executive Officer, Chief Commercial Officer, and President, Mark Conley was appointed as our Vice President, Corporate Controller and Treasurer, Geoffrey Jenkins was appointed as our Executive Vice President, Manufacturing, Operations and Research & Development, and Matthew Nguyen was appointed as our Senior Vice President, Commercial by our Board of Directors. Mr. Timberlake will be our principal executive officer and Mr. Conley will be our principal financial and accounting officer for SEC reporting purposes. Within a reasonable time after the closing of the Merger, we intend to appoint a Chairman of the Board of Directors.

See “Management – Directors and Executive Officers” below for information about our new directors and executive officers.

Pro Forma Ownership

Immediately after giving effect to (i) the Merger and (ii) the cancellation of 41,486,004 shares in the Split-Off, and (iii) the closing of the Offering, there were 12,638,991 shares of our Common Stock issued and outstanding, as follows:

•	the stockholders of Valeritas prior to the Merger hold approximately 6,600,000 shares of our Common Stock;

•	the stockholders of the Company prior to the Merger hold 1,000,004 shares of our Common Stock;

•	investors in the Offering hold 5,039,000 shares of our Common Stock (including shares purchased by stockholders of Valeritas prior to the Merger).

In addition,

•	the Placement Agents and their sub-agents hold Placement Agent Warrants to purchase 83,120 shares of our Common Stock; and

•	3,000,000 shares of our Common Stock are reserved for issuance under the 2016 Plan as future incentive awards, including the grant of restricted stock, to executive officers, key employees, consultants and directors; as of the date hereof.

No other securities convertible into or exercisable or exchangeable for our Common Stock are outstanding.

Our Common Stock is quoted on the OTC Markets under the symbol “CYGMD” and is expected to change to the symbol “VLRX” on May 27, 2016.

Accounting Treatment; Change of Control

The Merger is being accounted for as a “reverse merger” or “reverse acquisition,” and Valeritas is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of Valeritas, and will be recorded at the historical cost basis of Valeritas, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of Valeritas, historical operations of Valeritas, and operations of the Company and its subsidiaries from the closing date of the Merger. As a result of the issuance of the shares of our Common Stock pursuant to the Merger, a change in control of the Company occurred as of the date of consummation of the Merger. Except as described in this Report, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our Board of Directors and, to our knowledge, no other arrangements exist that might result in a change of control of the Company.

We continue to be a “smaller reporting company,” as defined under the Exchange Act, and an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”), following the Merger.

DESCRIPTION OF BUSINESS

Immediately following the Merger, the business of Valeritas became our business.

Corporate Information

As described above, we were originally incorporated in Florida as Cleaner Yoga Mat, Inc. on May 9, 2014. Our original business was selling sanitizing solutions for Yoga and Pilates studios as well as conventional gyms. As a result of the Merger, we have acquired the business of Valeritas. Valeritas commenced operations as a Delaware corporation on August 2, 2006. The description provided below refers to Valeritas post-Merger.

Our authorized capital stock currently consists of 300,000,000 shares of Common Stock, and 10,000,000 shares of the preferred stock. Our Common Stock is quoted on the OTC Markets under the symbol “CYGMD” and is expected to change to the symbol “VLRX” on May 27, 2016.

Our principal executive offices are located at 750 Route 202 South, Suite 600, Bridgewater, NJ 08807. Our telephone number is +1-908-927-9920. Our website address is www.valeritas.com. The information contained on, or that can be accessed through, our website is not a part of this Report.

Overview

We are a commercial-stage medical technology company focused on developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes. We designed our first commercialized product, the V-Go Disposable Insulin Delivery Device, or V-Go, to help patients with Type 2 diabetes who require insulin to achieve and maintain their target blood glucose goals. V-Go is a small, discreet and easy-to-use disposable insulin delivery device that a patient adheres to his or her skin every 24 hours. V-Go enables patients to closely mimic the body’s normal physiologic pattern of insulin delivery throughout the day and to manage their diabetes with insulin without the need to plan a daily routine around multiple daily injections.

We currently focus on the treatment of patients with Type 2 diabetes—a pervasive and costly disease that, according to the 2014 National Diabetes Statistics Report released by the U.S. Centers for Disease Control and Prevention, or CDC, currently affects 90% to 95% of the approximately 22 million U.S. adults diagnosed with diabetes. The CDC estimates that the combined direct medical and drug costs and indirect lost productivity costs of diabetes in the United States are approximately $245 billion annually. We believe the majority of the 12.8 million U.S. adults treating their Type 2 diabetes with more than one daily oral anti-diabetic drug, or OAD, or an injectable diabetes medicine can benefit from V-Go’s innovative approach to Type 2 diabetes management. Our near-term market consists of the approximately 5.8 million of these patients who currently take insulin, which includes 4.6 million patients who have not been able to achieve their target blood glucose goal.

Insulin therapies using syringes, pens and programmable insulin pumps are often burdensome to a Type 2 diabetes patient’s daily routine, which can lead to poor adherence to prescribed insulin regimens and, as a result, ineffective diabetes management. We developed V-Go utilizing our h-Patch platform as a patient-focused solution to address the challenges of traditional insulin therapies. Our h-Patch platform facilitates the simple and effective subcutaneous delivery of injectable medicines to patients across a broad range of therapeutic areas. V-Go enables patients to closely mimic the body’s normal physiologic pattern of insulin delivery by releasing a single type of insulin at a continuous preset background, or basal, rate over a 24-hour period and on demand around mealtime, or bolus dosing. We believe V-Go is an attractive management tool for patients with Type 2 diabetes requiring insulin because it only requires a single fill of insulin prior to use and provides comprehensive basal-bolus therapy without the burden and inconvenience associated with multiple daily injections. V-Go is available in three different dosages depending on the patient’s needs and is generally cost competitive for both patients and third-party payors when compared to insulin pens or programmable insulin pumps.

V-Go was the first insulin delivery device cleared by the U.S. Food and Drug Administration, or FDA, under its Infusion Pump Improvement Initiative, which established additional device manufacturing requirements designed to foster the development of safer, more effective infusion pumps, and is the only FDA-cleared mechanical basal-bolus insulin delivery device on the market in the United States. Unlike many other insulin delivery devices, V-Go is not classified as durable medical equipment by the Centers for Medicare and Medicaid Services, or CMS, allowing for potential Medicare reimbursement under Medicare Part D. The Medicare Part D outpatient drug benefit defines V-Go and certain other supplies used for injecting insulin as “drugs,” which allows V-Go to be available for coverage by Part D Plans under Medicare Part D. In addition to Medicare, a majority of commercially insured patients are currently covered for V-Go under their insurance plans.

We commenced commercial sales of V-Go in the United States during 2012. During the first half of 2012, we initiated an Early Access Program to provide a limited number of physicians with free V-Go products for patients and began shipments to major wholesalers in anticipation of commercial launch. In the second half of 2012, we began hiring sales representatives in selected U.S. markets. At the end of 2015, our sales team, which consisted of 63 sales representatives, covered 63 territories primarily within the East, South, Midwest and Southwest regions of the United States. In February 2016, we underwent a reduction-in-force to focus our resources on prioritized higher-volume territories. As of March 31, 2016 we had 28 sales representatives who covered 28 prioritized territories.

Our revenue increased from $0.6 million in 2012 to $6.2 million in 2013, to $13.5 million in 2014, and to $18.1 million in 2015, reflecting our territorial expansion. Our net loss was $65.6 million and $67.2 million for the years ended December 31, 2014 and 2015, respectively. Our accumulated deficit as of December 31, 2015 was $377.9 million. Since launching V-Go, the total number of prescriptions for, and the number of patients using, V-Go have increased each quarter. Based on prescription data, we estimate that there were approximately 92,000 prescriptions reported for V-Go filled during the year ended December 31, 2015, and we estimate that approximately 11,500 patients with Type 2 diabetes were using V-Go as of December 31, 2015. We estimate that as of December 31, 2015, V-Go had been used for over 6.5 million cumulative patient days.

Market Opportunity

Diabetes is a chronic, life-threatening disease that impacts an estimated 371 million people worldwide and is characterized by the body’s inability to properly metabolize glucose. Management of glucose is regulated by insulin, a hormone that allows cells in the body to absorb glucose from blood and convert it into energy. In people without diabetes, the body releases small amounts of insulin regularly over 24 hours and additional amounts of insulin when eating meals. Diabetes is classified into two main types. Type 1 diabetes is caused by an autoimmune response in which the body attacks and destroys the insulin-producing cells of the pancreas. As a result, the pancreas can no longer produce insulin, requiring patients to administer daily insulin injections to survive. Type 2 diabetes, the more prevalent form of the disease, occurs when either the body does not produce enough insulin to regulate the amount of glucose in the blood or cells become resistant to insulin and are unable to use it effectively. Type 1 diabetes is frequently diagnosed during childhood or adolescence, and the onset of Type 2 diabetes generally occurs in adulthood, but its incidence is growing among the younger population primarily due to the increasing incidence of childhood obesity. In addition, other factors commonly thought to be contributing to the prevalence and growth of Type 2 diabetes include aging populations, sedentary lifestyles, worsening diets and increased adult obesity.

The CDC estimates that there are approximately 20.9 million adults in the United States with diagnosed Type 2 diabetes. The CDC further estimates that 86 million Americans had “pre-diabetes,” which means a higher than normal blood glucose level that, without intervention, is likely to result in Type 2 diabetes within 10 years. An additional 1.9 million individuals in the United States are diagnosed with diabetes every year, a rate that would result in one in every three Americans having diabetes by 2050. The CDC estimates the total cost of diagnosed diabetes of both types in the United States to be $245 billion annually, which includes direct medical costs of $176 billion.

Type 2 diabetes is a progressive disease. Data from the United Kingdom Prospective Diabetes Study suggest that individuals with Type 2 diabetes lose on average approximately 50% of the function of their beta cells, the cells that produce insulin, prior to diagnosis. If not closely monitored and properly treated, diabetes can lead to serious medical complications. According to the National Institute of Diabetes and Digestive and Kidney Diseases, or NIDDK, diabetes is the leading cause of kidney failure, non-traumatic lower limb amputations and new cases of blindness in the United States. The prevalence of other chronic disorders commonly occurring in patients with Type 2 diabetes, including high blood pressure and high cholesterol, can significantly impact a patient’s lifestyle given the various daily treatment regimens often used to treat these conditions. Diabetes has a significant impact on overall patient mortality; according to the CDC the risk for death among people with diabetes is approximately one and a half that of similarly aged people without diabetes.

A hemoglobin A1C test, which measures a patient’s trailing three-month average blood glucose level, or A1C level, is a key indicator of how well a patient is controlling his or her diabetes. Specifically, the A1C test measures the percentage of a patient’s hemoglobin, a protein in red blood cells that carries oxygen that is coated with sugar. A higher A1C level correlates with poorer blood sugar control and an increased risk of diabetes complications. The American Diabetes Association, or ADA, recommends a goal A1C goal of no more than 7% for most patients.

Once Type 2 diabetes has been diagnosed, physicians and patients often first seek to manage the disease through meal planning and physical activity before progressing to medications designed to manage A1C levels. Patients often begin medical treatment with a once-daily OAD. Within five years of diagnosis, patients with Type 2 diabetes generally move past one OAD per day to multiple daily OADs, which could also include an injectable glucagon-like peptide-1 receptor agonist, or GLP-1, which, among other actions, stimulates the release of insulin by the body. Within 10 years of diagnosis, patients generally add injectable insulin to their regimen.

The following diagram depicts an illustrative treatment progression of a typical patient with Type 2 diabetes, as well as the number of patients currently in each category according to the 2012 U.S. Roper Diabetes Patient Market Study.

Our near-term target market consists of the approximately 5.8 million patients with Type 2 diabetes in the United States who currently take insulin, which includes 4.6 million patients who have not been able to achieve their target A1C goal. In addition, we believe the majority of the other 7.0 million U.S. adults treating their Type 2 diabetes with more than one OAD per day or an injectable diabetes medicine can benefit from V-Go’s innovative approach to Type 2 diabetes management.

Therapeutic Challenges and Limitations of Current Insulin Delivery Mechanisms

Multiple studies indicate that, when taken as prescribed, a basal-bolus insulin regimen is a very effective means for lowering blood glucose levels of patients with Type 2 diabetes because it most closely mimics the body’s normal physiologic pattern of insulin delivery throughout the day:

•	basal insulin provides approximately 50% of the daily insulin requirement—insulin is released regularly over 24 hours to control blood glucose—however, this nearly constant rate of insulin release is inadequate to handle post-prandial glucose excursions (the change in blood glucose concentration from before to after a meal); and

•	bolus insulin provides the remaining, approximately 50%, of the daily insulin requirement and occurs in response to food intake or a meal to control post-prandial hyperglycemia—the exaggerated rise in blood glucose following a meal.

Patient adherence and compliance with basal-bolus insulin therapy using syringes and/or pens has proven difficult as these therapies require the use of various forms of insulin (long- and short-acting insulin preparations) and planning a routine around multiple daily injections.

The Diabetes Control and Complications Trial, a study of patients with Type 1 diabetes conducted by the NIDDK, the results of which were published in the New England Journal of Medicine in 1993, indicated that conventional insulin therapy, defined as one or two insulin injections per day without changing the insulin dose in response to blood glucose levels, is less effective in achieving recommended blood glucose levels over time than intensive insulin therapy in which a patient administers three or more insulin injections per day with varying doses depending upon blood glucose levels. Additionally, the Treating to Target in Type 2 Diabetes study of 708 men and women with suboptimal A1C levels published in The New England Journal of Medicine in 2009, found that 81.6% of patients on a basal insulin-based regimen required the addition of mealtime insulin three times daily in order to reach their A1C goal by year three of the study. We believe the outcome of these studies confirm that an important factor of any insulin therapy is its ability to mimic the body’s normal physiologic pattern of insulin delivery.

Challenges Associated with Type 2 Diabetes Management

Regardless of the type of insulin therapy, many patients with Type 2 diabetes on insulin fail to reach their A1C goal. Adding mealtime insulin to a basal-only regimen can help but patient adherence to the prescribed treatment regimen is often a challenge. In a database analysis of 27,897 adult patients on insulin in the United States, the results of which were published in the journal Clinicoeconomics and Outcomes Research, only 20% of patients had reached the ADA’s recommended A1C goal of less than 7%. Similarly poor results were demonstrated across each patient group in the study regardless of whether they were prescribed basal-only insulin, basal-bolus insulin or a combination of both long-acting and fast-acting insulin.

Patient non-adherence to prescribed insulin therapy is often an important contributing factor in a patient’s failure to achieve target A1C goals. In a 2012 survey of 1,250 physicians who treat patients with diabetes and 1,530 insulin-treated patients (180 with Type 1 diabetes and 1,350 with Type 2 diabetes) published in Diabetic Medicine, patients reported insulin omission/non-adherence an average of 3.3 days per month. Additionally, 72.5% of physicians in the study reported that a typical patient did not take his or her insulin as prescribed, with an average of 4.3 days per month of non-compliance with a basal insulin regimen and 5.7 days per month of noncompliance with mealtime administration of insulin. The most common reasons cited by patients for failing to comply with a prescribed treatment regimen include the burden of multiple daily injections, the potential embarrassment about injecting medication around family and friends or in public, and interference with the patient’s daily activities and resulting loss of freedom. Similarly, in the 2011 US Roper Diabetes Patient Market Study, or the 2011 Roper Study, of 2,104 patients with diabetes, of which 692 were on insulin, 72% of respondents who had been prescribed to take three or more insulin injections per day did not inject themselves when they were away from home. Failure to comply with prescribed insulin therapy, particularly mealtime insulin therapy, reduces the overall efficacy of insulin treatment in managing a patient’s Type 2 diabetes.

Limitations of Current Insulin Therapy

Oral Antidiabetic Drugs, or OADs, are the first line of diabetic therapy for patients with Type 2 diabetes, along with diet and lifestyle changes. However, given the progressive nature of Type 2 diabetes, most patients require insulin therapy within 10 years of diagnosis because oral agents fail to maintain their glycemic control. Depending on the progression of an individual patient’s diabetes, there are four primary types of insulin therapy prescribed today for Type 2 diabetes that seek to control or manage patients’ blood glucose levels:

•	a once-daily dose of basal insulin, typically a long-acting insulin such as Levemir® or Lantus®;

•	a twice-daily injection regimen comprised of either a daily injection of long-acting basal insulin in addition to a dose of insulin, typically a short- or fast-acting insulin, such as Humalog®, Apidra® or NovoLog®, with the largest meal or two injections of premixed insulin, which combines long-acting and fast-acting formulations within a single insulin dose;

•	intensive therapy requiring multiple daily injections, or MDI, with syringes or preloaded insulin pens; and

•	continuous subcutaneous insulin infusion using programmable insulin pumps.

Conventional insulin therapy is among the least expensive insulin-based diabetes treatments and is typically initiated with a once-daily dose of a long-acting insulin. MDI intensive therapy with syringes can be effective and less costly than other therapies. MDI intensive therapy with insulin pens offers a more convenient alternative to syringes but is more expensive. In addition, programmable insulin pumps offer an effective means of implementing intensive diabetes management with the goal of achieving near-normal blood glucose levels. However, we believe that patient concerns with lifestyle factors, ease of use, convenience and high costs have limited overall adherence to insulin regimens, resulting in a significant number of patients with Type 2 diabetes failing to meet their A1C goals with MDI or the use of programmable insulin pumps.

Current insulin therapies present the following advantages and limitations for patients with Type 2 diabetes.

Basal Insulin

Description: A once-daily dose of long-acting insulin (such as Lantus® and Levemir®) at bedtime or in the morning, although some patients require two injections (morning and bedtime).

Advantages		Limitations/Challenges
•	Easiest to train, learn and correctly administer insulin as injections and can be performed at home	•	Insulin delivery has some variability from day to day or between different patients such that insulin is not released over the entire intended delivery period

•	Least costly analog insulin therapy, which uses genetically altered (or chemically altered) human insulin designed to release injected insulin to more closely mimic human insulin, for patients with most favorable reimbursement coverage	• •	Basal insulin only, no impact on mealtime glucose increases Most patients eventually need mealtime insulin to achieve their A1C goal

•	Lowest risk for patient error

Basal Insulin + 1 or Premixed Insulin

Description: Considered a transition regimen towards MDI or intensive therapy typically consisting of a twice-daily injection regimen of either: (i) a daily injection of long-acting insulin (such as Lantus® and Levemir ®) at bedtime (basal rate) plus an injection of fast acting insulin (such as Humalog® and NovoLog®), or basal + 1, before the day’s largest meal; or (ii) premixed insulin injections before breakfast and dinner.

Advantages		Limitations/Challenges
Basal +1 and Premix		Basal +1 and Premix

•	Compared to basal only insulin regimens, provides insulin for at least one, or in the case of premix, two of the patient’s meals	•	No insulin coverage for at least one meal each day, or in the case of Basal+1, two meals each day

Premix		Basal +1

•	Injections can normally be performed at home	•	Additional patient co-pay for additional dose of mealtime insulin
•	Single type of insulin used in a single device

Premix

		•	Patients typically use more insulin, may be at increased risk of hypoglycemia, and may gain more weight

		•	Requires planning activities and eating around injections

Multiple Daily Injections - MDI (Intensive Therapy)

Description: A once- or twice-daily injection of long-acting insulin at bedtime or in the morning (basal rate) plus an injection of fast-acting insulin before meals and, if appropriate, with snacks (bolus dose).

Advantages		Limitations/Challenges
•	With strict adherence, can closely mimic the body’s normal physiologic pattern of insulin delivery	•	Frequent injections (usually at least four per day)
		•	Requires training around two different types of insulin and the need to carry two types of insulin or insulin pens
•	Allows dosing each insulin type and meal individually

•	Lower cost with favorable reimbursement coverage compared to programmable insulin pumps	•	Requires significant planning of meals and other activities

•	Easier to teach, learn and correctly administer compared to programmable insulin pumps	• •	Injections often administered outside the home creating adherence challenges especially around meals Requires two patient co-pays

Programmable Insulin Pumps

Description: A continuous low dose of fast-acting insulin (basal rate) and delivery of fast-acting insulin before all meals and, as needed, snacks (bolus dose), based upon programmable settings and patient input.

Advantages		Limitations/Challenges
•	When used properly, can most closely mimic the body’s normal physiologic pattern of insulin delivery	•	Most complicated to teach, learn and correctly administer and normally requires a proactive and adherent patient

•	Customized basal and bolus insulin doses	•	Bothersome to wear and least discreet alternative

•	Eliminates the need for daily needle injections	•	Most significant risk of dosing errors due to the wide range of programmable functions and features

		•	Highest up-front and maintenance cost

		•	Reimbursement coverage for patients with Type 2 diabetes significantly less accessible than for injections

Given the reasons cited by patients for non-adherence to and the limitations of currently prescribed insulin therapy, we believe simplicity of insulin delivery contributes to adherence with therapy. In turn, when patients more fully comply with their prescribed treatment regimen, we believe that insulin therapy will be more effective. While insulin syringes, insulin pens and programmable insulin pumps are capable of facilitating basal-bolus therapy, we believe these methods of administration generally lack the simplicity of operation and lifestyle adaptability desired by patients with Type 2 diabetes. In general, programmable insulin pump therapies tend to have more advantages for Type 1 patients who may require varying basal rates over a 24-hour period or more complex bolus dosing regimens. These complexities are generally not encountered by patients with Type 2 diabetes.

The following diagram demonstrates the benefits of V-Go as compared to other currently available insulin therapies in terms of simplicity of use and ability to mimic the body’s normal physiologic pattern of insulin delivery.

We believe V-Go is appealing to healthcare providers and patients because it combines the benefits of basal-bolus therapy with the convenience of a once-daily injection using just one type of insulin and less of it. Our internal studies indicate that these characteristics help support patient compliance with basal-bolus regimens, thereby improving glycemic control. We also believe V-Go is an attractive option because it is discreet and simple to operate, yet mimics the body’s normal physiologic pattern of insulin delivery without the inconvenience associated with syringes and pens or the complexities associated with programmable pumps.

Our Solution

Simple, Discreet and Effective Type 2 Diabetes Management

V-Go fills a critical need of patients with Type 2 diabetes who, we believe, desire and benefit from an easy-to-use, more discreet, basal-bolus insulin regimen. As depicted in the below image, V-Go is designed to be worn on the skin under clothing and measures just 2.4 inches wide by 1.3 inches long by 0.5 inches thick, weighing approximately one ounce when filled with insulin.

Specifically Designed for Patients with Type 2 Diabetes

Patients with Type 2 diabetes who are prescribed intensive insulin therapy report the burden of multiple injections, embarrassment of injection and interference with daily activities as key factors for non-compliance with insulin therapy. Unlike programmable insulin pumps, V-Go is a 24 hours-disposable mechanical device that operates without electronics, batteries, infusion sets or programming and with less injections then using insulin syringes or pens. In the 2011 Roper Study, 72% of patients with Type 2 diabetes prescribed basal-bolus injectable insulin regimens reported not taking injections away from home, making it difficult for many of them to remain in compliance with their prescribed therapy. V-Go was designed to facilitate basal-bolus therapy compliance by removing the complexity and stigma of insulin injections in patients with Type 2 diabetes.

The following diagram demonstrates the basal and bolus functions of V-Go. The bolus operation can be completed through the patient’s shirt or blouse.

Simple, Effective and Innovative Approach to Insulin-Based Diabetes Management

V-Go utilizes our proprietary h-Patch drug delivery technology to enable patients to closely mimic the body’s normal physiologic pattern of insulin delivery by predictably delivering a single type of insulin at a continuous preset basal rate over a 24-hour period and convenient and discreet on-demand bolus dosing at mealtimes. We believe V-Go’s simple and effective approach to insulin therapy facilitates patient adherence to basal-bolus insulin regimens, which leads to better patient results. In a series of clinical studies examining patients with Type 2 diabetes using V-Go, we observed clinically relevant reductions in A1C levels from prior to initiation of V-Go therapy, otherwise known as the baseline, as well as reductions in the prescribed total daily insulin dose.

User-Friendly Design

In addition to its small size and dosage versatility, V-Go offers many additional user-friendly features designed to treat and improve the quality of life of patients with Type 2 diabetes requiring insulin, including:

•	using a single fast-acting insulin, such as Humalog® or NovoLog ®, rather than a combination of multiple types or premixed insulin;

•	not requiring patients to carry syringes, pens or other supplies for mealtime bolus dosing;

•	offering the convenience of pressing buttons for on-demand bolus dosing through clothing;

•	allowing patients to easily maintain their daily routines and activities, including showering, exercising and sleeping;

•	only requiring application of a new V-Go every 24 hours, which offers patients the flexibility to selectively choose an application site that best suits the day’s activities; and

•	not burdening patients with the complexities associated with learning to use an electronic device or programming a pump.

Cost Effective for Payor and Patient Alike

V-Go is generally a cost competitive option for payors and patients when compared to insulin pens, which are the delivery method prescribed for a majority of all insulin therapies and approximately 58% of newly prescribed basal analog and mealtime analog insulin therapies. V-Go is available at retail and mail order pharmacies and is covered by Medicare as well as commercial insurance plans covering a majority of patients. As a result, out-of-pocket costs for covered patients using V-Go are generally equivalent to what they would pay if taking basal-bolus injections with insulin pens or syringes. We believe that from a payor’s perspective, using V-Go for insulin delivery will be associated with an approximate equal or lower cost, net of rebates and co-pays, to treat a patient compared to the cost of using multiple daily injections to deliver basal-bolus insulin therapy. Moreover, insulin delivery with V-Go is significantly less expensive, especially in the first year, than treatment with programmable insulin pumps. This cost difference in the first year is attributed to the programmable durable medical component associated with electronic insulin pumps that are not needed for V-Go. This durable medical component can cost approximately $5,000 per device. In addition, daily consumable such as tubing and insertion sets are required to be on electronic pump therapy and not on V-Go.

Comprehensive Customer Support

The majority of patients using V-Go are trained to use the device by their healthcare provider or Clinical Diabetes Educator, or CDE, who has been trained by our sales force using a “train the trainer” approach. Our sales force trains physicians, physicians’ assistants, nurse practitioners, CDEs and any other staff in a healthcare provider’s office, who then train their patients to properly use V-Go. Additionally, we provide starter kits for new V-Go patients, which contain all the materials a patient needs to initiate basal-bolus insulin therapy with V-Go. We also offer supplemental training support and resources when healthcare providers or patients need additional V-Go training assistance including online resources from a learning management system to online videos.

Our Valeritas Customer Care Center, or VCC, is a live customer care center operating 24 hours a day, seven days a week. The VCC provides broad-based V-Go operational assistance to healthcare providers, patients, caregivers and pharmacists. Every patient is encouraged to call the VCC in order to opt-in for support and, once a patient does opt- in, a VCC staff-member proactively contacts the patient at various times to provide additional patient support and promote proper use of V-Go. VCC can also train patients on the operational aspects of V-Go either via phone or 1-way video connect. The VCC also maintains a reimbursement team to answer a patient’s reimbursement-related questions.

Demonstrated Results and Enhanced Patient Experience and Customer Support

The V-Go solution to Type 2 diabetes management is focused both on A1C management and on providing patients the requisite support to achieve their goal of improved health. We have conducted several studies, analyses, and research surveys to evaluate the role of V-Go in A1C management. These studies include user preference studies, observational studies, retrospective analyses of diabetic patient’s electronic medical records and surveys, and did not include any prospectively randomized studies. The results of these studies and analyses are described below.

User Preference Program

In 2008, we conducted a user preference program, or UPP, designed to gain feedback about V-Go. We surveyed 10 healthcare professionals and 31 patients to determine their impressions about usability, convenience, comfort, educational materials, and effectiveness of V-Go. Patients were asked to rate, on a 10-point scale, their overall experience as well as their impressions of various parameters associated with V-Go, such as ease of use, how discreet it was, how comfortable the device was to wear, whether they would recommend V-Go to a friend or family member and how helpful our patient education teams were. For each measure evaluated, V-Go received an average score of between 8.7 and 9.4 on a 10-point scale, which we consider to be highly positive. We also surveyed patients about their adherence to V-Go therapy as part of the UPP and found a patient-reported adherence rate of 98%.

To obtain information on the efficacy of V-Go in helping to manage blood glucose control, we performed a retrospective analysis of 23 of the patients who participated in the UPP, 22 of which had had Type 2 diabetes and one had Type 1 diabetes, the results of which were published in the journal Endocrine Practice in 2012. Data was collected before V-Go initiation, after 12 weeks of V-Go use, at the end of V-Go treatment, and 12 weeks after discontinuing V-Go. After 12 weeks of V-Go use, compared to before V-Go initiation, the average A1C level improved to 7.6% from 8.8% and patients reported an average of 13% less daily insulin. Once they stopped using V-Go and were switched to other diabetes therapies however, their average A1C level rebounded to 8.2%, and their average daily insulin dosing increased.

In terms of safety and tolerability V-Go was generally well tolerated during the UPP. The average body weight of patients was steady through use of V-Go and increased slightly after treatment cessation. Two instances of low blood glucose, or hypoglycemia, were reported during the UPP and were classified as serious adverse events. No other serious adverse events were observed during V-Go use based on the retrospective analysis. A total of seven patients in the retrospective analysis reported at least one application site reaction, such as irritation, redness, rash, itching, tenderness or discomfort, while one patient reported pain at injection.

This analysis suggested that average A1C improved when insulin was delivered using V-Go. The investigators suggested that a possible reason for the improvements in blood glucose levels was due to better patient adherence with this insulin regimen due to the simplicity of V-Go.

The SIMPLE Study

A multicenter study of 89 patients to evaluate the effectiveness of V-Go for patients with diabetes was conducted in a real-world setting. The primary objective was to compare changes of average glycemic control as measured by A1C from baseline to the end of V-Go use. Patients with Type 2 diabetes on one or more insulin injections per day not meeting target glycemic control of less than 7% were included in the study. The patient types are listed below:

Basal:	Patients receiving once or twice daily injection of an intermediate, or long, acting insulin regardless of oral anti-diabetes medication use.

Premix:	Patients receiving one to three daily injections of premix insulin regardless of oral anti-diabetes medication use.

MDI:	Patients receiving any insulin therapy with three or more insulin injections a day regardless of oral anti-diabetes medication use.

The mean A1C change from the first month to month three was 8.8% to 8.1% representing a significant improvement of 0.7% and a P value of less than 0.0001. An experimental result, such as those derived from a clinical or non-clinical study, is statistically significant if it is unlikely to have occurred by chance. The statistical significance of experimental results is determined by a widely used statistical method that establishes the P value of the results. A “P value” is a statistical measure of the probability that the difference in results between treatment and control groups in a study could have occurred by chance. Under this method, the smaller the P value the greater the confidence that the results are significant, and a P value of 0.05 or less is generally considered by the FDA to represent statistical significance. Significant A1C changes from the first month to month three were also observed in the basal and MDI subgroups. In addition to the significant improvements in blood glucose, the average daily dose of insulin was also reduced by 18% in patients on V-Go, or from 62.4 to 51.0 units per day. There were no clinically meaningful changes in the patient’s weight. Overall, the incidence of hypoglycemia after three months of V-Go use was low with 90% of patients reporting no hypoglycemia. Data from a 9-month interim analysis of a subgroup of patients from the SIMPLE study who switched to V-Go were also observed. As summarized in the graph below, patients who switched from basal insulin or OADs to V-Go demonstrated a progressive improvement and significant 1% reduction in A1C which was persistent at 9 months.

The Diabetes America Study: Use of V-Go in Patients with Sub-Optimally Controlled Diabetes

Diabetes America, a group of 13 specialized diabetes care clinics located across the major metropolitan areas of Texas, conducted a study to evaluate the effect of switching patients with sub-optimally controlled diabetes to V-Go, the electronic medical records and analyses of which were disclosed in three separate presentations at the American Association of Clinical Endocrinologists’ 24th Annual Scientific and Clinical Congress. The study was conducted as a retrospective review of patients treated at the various Diabetes America treatment facilities. Patients treated at these facilities were prescribed V-Go by health care providers with the goal of improving A1C levels. The study evaluated the change in A1C from baseline in addition to changes in daily insulin dose, body weight and hypoglycemic events.

Patients diagnosed with diabetes (Type 1, Type 2, or Latent Autoimmune Diabetes in Adults, or LADA) at least 21 years old and A1C’s between 7% and 14% were switched to V-Go. The overall analysis included 204 patients. Twenty-four of these patients were naïve to insulin at baseline and the remainder were already using insulin at baseline. Of these patients, 175 were diagnosed with Type 2 diabetes and 29 were diagnosed with Type 1 diabetes or LADA. The average time from starting the use of V-Go to the first follow-up visit was almost 14 weeks and the average time to the second follow-up visit was almost 27 weeks.

The A1C change for the overall patient population and by patient type of diabetes were evaluated and, as summarized in the graphs below, there was a significant improvement in A1C after switching to V-Go across all patient types.

Effect on All Patients	Effect on Patients with Type 2 Diabetes

Effect on Patients with Type 1 or LADA Diabetes

(1)	The “*” denotes a p-value less than 0.05.

Within the overall group, A1C improved and was significantly reduced by approximately 1.5% at 14 weeks and 1.8% at 27 weeks. In patients with Type 2 diabetes, significant reductions in A1C of 1.6% at 14 weeks and 1.8% at 27 weeks were demonstrated. Patients previously receiving MDI therapy at baseline had a significant 1.2% reduction in A1C while patients previously on basal insulin at baseline had a significant 2.3% reduction. For patients with Type 1 diabetes or LADA, significant reductions in A1C of 1% at 14 weeks and 1.5% at 27 weeks were also seen. Importantly, since many patients currently on insulin do not achieve the desired A1C goals, the investigators evaluated what happened to patients when they switched to V-Go. In patients receiving insulin at baseline there were significant reductions in A1C of 1.3% at 14 weeks and 1.6% at 27 weeks. Patients not on insulin prior to baseline, insulin naïve patients, experienced the most substantial decrease in mean A1C after switching to V-Go with significant reductions in A1C of 3.1% at 14 weeks and 3.3% at 27 weeks.

In addition to the A1C improvements, there were also significant reductions in the daily insulin requirements for patients receiving V-Go. At 27 weeks the total daily insulin dose for patients on V-Go was at least 33% to 41% lower than the prescribed baseline insulin dose ranges prior to receiving V-Go. Basal insulin rates were 39% to 46% lower than the prescribed baseline insulin dose range. The average daily insulin dose administered with V-Go at week 27 was 0.6 units per kilogram per day. Patients not receiving insulin at baseline, the insulin naïve cohort, received an average of 54 units per day on V-Go. Another analysis of the data from the Diabetes America study was done to evaluate insulin dose changes in patients receiving lower and higher baseline insulin doses. The aim of this analysis was to evaluate the clinical impact of the baseline insulin total daily dose when switching to insulin delivery with V-Go compared to subcutaneous insulin injections. One hundred four patients were evaluated who had moderate baseline insulin doses less than 100 units per day) before V-Go or high baseline insulin doses (greater than 100 units per day) before V-Go. Significant improvements in A1C and decreased insulin requirements were observed after an average of 6 months of switching to V-Go for insulin delivery in patients previously not using controlled insulin injections. Further, as shown in the below graph, the results demonstrated that reductions in A1C of 1.5% and 1.7% were similar between those on moderate baseline insulin doses or high baseline insulin doses at baseline, respectively and, despite significant differences in baseline insulin doses before V-Go, both groups required a similar total daily insulin dose of approximately 0.6 units per kilogram after switching to V-Go, 54 units/day and 67 units/day for the low and high insulin dose groups.

Among all subjects there was a significant albeit minor change in body weight of approximately 1.5 kg after switching to V-Go. Hypoglycemia during V-Go use was similar to that experienced with the previous baseline therapies. Of the 204 subjects included in the study, 32 discontinued use of V-Go after an average of 6 months for reasons including: skin irritation; cost and/or lack of adequate insurance coverage; transitioned to traditional pump; weight gain; undetermined reason; and did not prefer V-Go, pain, GI effect, hyperglycemia, hypoglycemia and lack of adherence to skin.

Diabetes America Comparative Study; Clinical and Cost Effectiveness of Insulin Delivery with V-Go Disposable Insulin Delivery Device versus Multiple Daily Injections in Patients with Type 2 Diabetes Inadequately Controlled on Basal Insulin

The objective of this study was to compare two methods of delivering intensified insulin therapy, or IIT, in patients with Type 2 diabetes inadequately controlled on basal insulin or concomitant antihyperglycemic agents in a real world clinical setting. A retrospective analysis was conducted utilizing the electronic medical records from Diabetes America. One hundred sixteen patients were evaluated, 56 patients receiving V-Go, and 60 patients receiving MDI. At 27 weeks, both groups experienced significant improvements in A1C from baseline with an A1C change decrease of 1.98% with V-Go and 1.34% with MDI for a significant treatment difference of 0.64% in favor of V-Go. On average there was a significant difference in insulin dose between the two groups. Patients using V-Go administered 28% less insulin compared to patients using MDI, 56 versus 78 units per day. Additionally, monthly diabetes-related direct pharmacy costs were $55.70 per patient less with V-Go compared to MDI and the monthly per patient cost inferential per 1% reduction in A1C was significantly less with V-Go at $118.84 compared to $217.16 with MDI, as demonstrated in the below graph.

V-Go Reduced Direct Pharmacy Costs by 45% per 1% Reduction in A1C

Another consideration is out-of-pocket costs for patients with different diabetes regimens. Pharmacy formularies are separated into multiple tiers, of which Tier 2 and Tier 3 are most applicable to the V-Go. Tier 1 products are the lowest cost tier of prescription products, which mainly consists of generic drugs; Tier 2 products are generally preferred brand name products of which co-pays are more than Tier 1; and Tier 3 consists mainly of non-preferred brand name products which are more expensive than tier 2. We believe that patient costs can be neutral when switching from basal-bolus pen therapy with needles to V-Go therapy and insulin vials that will be used in conjunction with EZ-Fill. In reaching this conclusion, we estimated co-pays for insulin pens and pen needles to be $73 per month which assumes national Tier 2 co-pay equal to $31 for each pen box and $11 for pen needles. V-Go co-pay can be $31 for Tier 2 or $53 for Tier 3 for a month supply. Insulin vials would be similar to insulin pens at $31 per month. Therefore, expected co-pay for V-Go can be $62 or $84 per month which averages $73 per month and essentially neutral costs to patients.

Early Access Program

V-Go therapy was provided to patients as part of an early access research survey. Clinicians provided detailed treatment histories for the patients that had access to receive treatment with V-Go. After initiating V-Go the average A1C decreased from 9.3% before V-Go to 7.4% after V-Go initiation, representing a 1.9% improvement. Clinicians who participated in this survey also reported a 22% reduction in daily basal insulin dose in patients receiving V-Go.

The University of Massachusetts Clinical Evaluation

In 2013, researchers at the University of Massachusetts examined 21 patients with Type 2 diabetes who lacked glycemic control and switched from MDI therapy to V-Go. The clinical evaluation observed that, after 88 days of V-Go use, based on data from 14 of the 21 patients observed, A1C levels decreased from 10.7% to 8.3% and total daily doses of insulin decreased from 119 units to 64 units, in each case with statistical significance at a p-value less than 0.01. These results were also presented at the 73rd Scientific Sessions of the ADA in June 2013.

The Jones Center for Diabetes & Endocrine Wellness Clinical Evaluation

A retrospective clinical evaluation was conducted to evaluate clinical experience with V-Go in 91 patients. Using electronic medical record data, clinical data was collected at V-Go initiation and up to one year of follow-up. Prior to V-Go initiation, 39.6% of patients were receiving insulin only and 58.2% were receiving combination therapy that included insulin. Of the 86 patients with type 2 diabetes, 69, or 80%, had at least one follow-up visit. Mean baseline A1C in this group was 9.1 and 8.3% at follow-up for an average improvement in A1C of 0.8%. The mean total daily dose of insulin at baseline was 76 units and decreased to 61 units, a 20% reduction, on V-Go.

Clinical Evidence Summaries

Across multiple clinical studies, analyses, and surveys using both prospective and retrospective study designs, switching patients who had suboptimal glycemic control to V-Go for insulin delivery resulted in significant improvements in A1C, or blood glucose control, with A1C reductions ranging from 1% to 3.4%, depending on the patient population. Moreover, across multiple clinical studies, analyses, and surveys switching patients who had suboptimal glycemic control to V-Go for insulin delivery resulted in significant improvements in blood glucose control with less insulin. Daily insulin dose reductions ranged from 13% to 43%, depending on the study and the amount of insulin patients were prescribed prior to using V-Go.

Our Current and Future Products

We believe our technologies represent a fundamentally different approach to basal-bolus insulin delivery. To facilitate therapy compliance, we have sought to eliminate the need for complex electronics and software by utilizing mechanical technology that delivers prescribed dosages of insulin and other injectable drugs with great accuracy.

V-Go Disposable Insulin Delivery Device

V-Go is a disposable insulin delivery device for basal-bolus therapy that deploys our innovative proprietary h-Patch technology. Unlike programmable insulin pumps, V-Go is a small, discreet, daily-disposable insulin delivery device that operates without electronics, batteries, infusion sets or programming. V-Go measures just 2.4 inches wide by 1.3 inches long by 0.5 inches thick and weighs approximately one ounce when filled with insulin.

V-Go enables patients to closely mimic the body’s normal physiologic pattern of insulin delivery by delivering a single type of insulin at a continuous preset basal rate over a 24-hour period and also providing for on-demand bolus dosing at mealtimes, without the need for electronics or programming. A patient adheres V-Go to his or her skin and presses a button that inserts a small needle that commences a continuous preset basal rate of insulin. At mealtimes, a patient can discreetly press the bolus-ready button through clothing to unlock V-Go’s bolus function and another button to deliver on-demand bolus dosing.

Each day prior to applying V-Go, a patient fills it with insulin using a filling accessory known as EZ Fill, which is included with each monthly supply of V-Go. V-Go uses a single type of fast-acting insulin, such as Humalog® or NovoLog®, and is available in a preset basal rate to continuously deliver 20, 30 or 40 units of insulin in one 24-hour period (0.83, 1.25 or 1.67 units per hour, respectively) and on-demand bolus dosing in two unit increments (up to 36 units per 24-hour time period). Our proprietary Floating Needle is deployed with the press of a button after V-Go is applied to the skin making the connection between the insulin reservoir and the patient’s tissue. The Floating Needle then pivots with the body’s natural movements, allowing for maximum comfort. After 24 hours of use, a patient presses a button that retracts the needle and then removes V-Go from the skin, throws it away in regular trash and replaces it with a new insulin-filled V-Go for the next 24 hours.

h-Patch Controlled Delivery Technology Platform

Our proprietary hydraulic h-Patch drug delivery technology, which is a critical component of V-Go, facilitates the simple and effective delivery of injectable medicines to patients across a broad range of therapeutic areas. V-Go’s deployment of our h-Patch technology results in a device specifically designed for patients with Type 2 diabetes who, we believe, do not require complex and costly programmable insulin pumps generally designed to meet the needs of Type 1 patients.

The hydraulic approach of our h-Patch technology can be used to deliver constant basal or on-demand bolus dosing of any drug than can be delivered subcutaneously. We believe it combines the user advantages of transdermal patches with the accuracy and flexibility of conventional electronic pumps. Once activated, our h-Patch system places a custom-formulated viscous fluid under pressure, which is separately compartmentalized and therefore designed not to come into contact with the active drug. Once pressurized, the fluid is forced through a flow restrictor that is designed to control the flow rate. After passing through the flow restrictor, the viscous fluid couples with and moves a piston in a cartridge that contains active drug. The viscous fluid continually pushes the piston, dispensing the drug at the prescribed preset basal rate through a needle into the patient’s subcutaneous tissue. Bolus delivery on demand is similarly driven by viscous fluid dispensed from a separate side chamber, which allows a patient to dispense active drug in two unit increments through a user-activated bolus button. Our h-Patch basal drug delivery technology results in a simple, yet innovative, device that operates without complex controls or an infusion set.

The operation of our h-Patch technology is depicted in the graphic below:

We will continue to explore the use of our h-Patch technology in other drug delivery applications beyond the use of insulin to treat Type 2 diabetes. We believe it has the potential to improve the utility of a variety of drugs that require frequent and cumbersome dosing regimens.

Next-Generation V-Go’s: V-Go PreFill™ & V-Go Link™

We are developing a next-generation, single-use disposable V-Go device that will feature a separate prefilled insulin cartridge that can be snapped in by the patient into V-Go. While the current V-Go simplifies the use of insulin for patients with Type 2 diabetes, we believe that a pre-filled V-Go will make insulin therapy even simpler by eliminating the device-filling process by the patient, which we expect could further promote adoption by patients with Type 2 diabetes. A pre-filled V-Go would also enable V-Go usage for other injectable therapeutic drugs beyond insulin that are used by patients who could benefit from simple, convenient and continuous drug delivery. Currently, the pre-fill V-Go is in the design-development stage, with a focus on ease of customer use and optimization of manufacturing efficiency.

V-Go Link™ will feature one-way communication to smart devices such as phones and tablets through RF/ Bluetooth technology. V-Go Link™ will provide real-time tracking information of basal and bolus dosing utilization, allowing patients and their healthcare professionals to have a deeper understanding of their current dosing habits.

Our Other Drug Delivery Platforms

Mini-Ject Needle-Free Technology

Mini-Ject is a fully disposable needle-free injection system that offers a variety of pre-filled options and comfortable administration within a patient-friendly, easy-to-use design. Mini-Ject can deliver a wide range of drugs, from small molecules to large proteins as well as antibodies and vaccines. Our Mini-Ject system has been cleared by the FDA under Section 510(k). While we have not yet commercialized a device with our Mini-Ject technology, we have developed devices that operate based on the technology, and we are pursuing additional applications of this technology for potential development and commercialization.

Micro-Trans Microneedle Array Patch Technology

We have also developed our Micro-Trans microneedle array patch technology to deliver drugs into the dermis layer of the skin. Each Micro-Trans patch consists of multiple small, solid needles constructed with metal or biodegradable polymers and fabricated on a single surface. The patches can be manufactured in various lengths, diameters, wall thicknesses and shapes and can be used to deliver drugs without regard to drug size, structure or a patient’s skin characteristics. Micro-Trans patches are designed to penetrate only the shallow layers of the skin, avoiding close proximity to pain receptors. We believe this characteristic makes the Micro-Trans patch comfortable for a patient to wear. We have not yet commercialized a device with this technology and it has not received regulatory approval.

Our Strategy

Our long term goal is to significantly expand and further penetrate the Type 2 diabetes market and become a leading provider of simple to use insulin delivery devices designed for basal-bolus insulin therapy.

Business Strategy and Restructuring

Valeritas made a significant adjustment in its commercialization strategy by shifting its strategy from aggressively expanding sales representative headcount to focus on fewer prescribers and on maximizing its sales and marketing infrastructure’s frequency of interactions and contact points and methods with high prescribing physicians. This restructuring reduces the Company’s monthly cash burn rate significantly and results in a business plan that is much more capital efficient. Specifically, the Company reduced headcount and expenses and reduced the number of sales territories staffed by field sales professionals to 28 while at the same time it will be increasing the level of resources in each of these prioritized markets to garner higher share of voice and drive demand.

The Company has learned that in this competitive Type 2 diabetes market, those prescribers of diabetes products who had more contacts both directly and indirectly remember and prescribe the product to more and appropriate patients, and management believes that under the prior sales and marketing model, the Company had diluted its resources across too many sales territories. By focusing on fewer and prioritized markets with sales professionals while increasing the contacts the healthcare professional has through supplemental inside sales force, an inside peer to peer clinical sales team and through other marketing resources, the Company can be more competitive in those markets and drive strong growth.

Our short-term business strategies include the following.

•	Focus the majority of the Company’s resources towards the prioritized markets through the use of sales professionals, inside sales, third party clinical sales, targeted Direct-to-Patient, customer care and additional promotional services. By focusing our resources, we will be significantly increasing our promotion on a per territory basis which will allow the Company to grow these markets.

•	We will minimize the erosion of prescriptions in the deprioritized markets (markets no longer with field based sales professionals) by leveraging our inside sales team and 3rd party clinical sales team to call prescribers who were active prior to the restructuring and will utilize our customer care team to support all offices and patients on V-Go.

•	Leverage the clinical and economic data that has been published in the last year including several recent manuscripts, with healthcare professionals and payors. We believe this new data will help more prescribers see the value and understand the benefits or V-Go across a wider spectrum of patients.

•	Expand third-party reimbursement for V-Go in the United States. We intend to expand patient coverage of V-Go by commercial insurance plans as a pharmacy benefit rather than a medical benefit. In addition, while more than 70% of the approximately 164 million commercially insured lives in the United States and more than 60% of the approximately 34 million lives insured by Medicare Part D are covered for V-Go, we intend to further expand payor adoption. We also intend to continue to deploy our reimbursement team that helps patients gain access to V-Go by supporting them throughout the reimbursement process.

•	Assuming our new capital efficient sales model is validated, we intend to expand the number of field based sales representatives modestly up to approximately 43 in the first quarter of 2017 so that we can provide the same higher level of inside sales, clinical sales and promotion as we provide our current prioritized markets. We believe we can grow these markets quicker than our past hires have grown as they will have significantly more support into their territories with the Company’s new strategy.

Our long-term business strategies include the following.

•	Continue to expand our U.S. sales force in a capital efficient and disciplined manner utilizing our new business model. Eventually establish a National Footprint, internally or through other means (contract sales organization, co-promotion or other strategic relationships) to ensure we can reach all the very high volume prescribers or explore other means to increase the number of prescribers we can reach.

•	Continue to and Explore International Expansion. We intend to continue exploring international expansion through strategic collaborations, in-licensing arrangements or alliances outside the U.S. which not only would provide a revenue stream, but as importantly it would increase our production volume thereby accelerating and increasing our gross margins in the U.S.

•	Capture Improved Economics Through the Commercialization of V-Go PreFill™. We are developing and intend to commercialize our V-Go PreFill product, which we believe will offer patients an even more simplified user experience, thereby increasing our target market to include patients with Type 2 diabetes not currently on insulin. In addition, we expect to have additional opportunities to generate revenue through the sale of insulin in connection with V-Go PreFill. We believe a prefill option will also lay the foundation for using our proprietary h-Patch technology with other injectable therapies where patients could benefit from simple, convenient and continuous drug delivery.

•	Advance our V-Go Link™ next generation technology which will feature one-way communication to smart devices such as phones and tablets through RF/Bluetooth technology. V-Go Link will provide real-time tracking information of basal and bolus dosing utilization, allowing patients and their healthcare professionals to have a deeper understanding of their current dosing habits.

•	Advance our Proprietary Drug Delivery Technologies into Other Therapeutic Areas. We have built a significant portfolio of proprietary technologies designed to simply and effectively deliver injectable medicines to patients across a broad range of therapeutic areas. We intend to continue to advance these technologies, including our pre-fill V-Go product, either by working with third parties to incorporate them into existing commercial products or by licensing the rights to them to third parties for further development and commercialization.

•	Leverage Our Scalable Manufacturing Operations to Increase Gross Margin. We intend to leverage our scalable and flexible manufacturing infrastructure and related operational efficiencies to increase our gross margin by reducing our product costs. We believe the existing production lines of our contract manufacturer, or CMO, will have the ability to meet our current and expected near-term V-Go demand. Our CMO also has the ability to replicate additional production lines within its current facility footprint. In addition, we believe that due to shared product design features with V-Go, our production processes are readily adaptable to the manufacture of new products, including a prefill V-Go.

Sales, Marketing and Distribution

In the first quarter of 2016, our sales team covered 26 territories primarily within the East, South, and Midwest regions of the United States including one representative to cover Kaiser Permamente should support be requested. We also have a Team of inside sales representatives to take incoming calls from interested healthcare professionals as well as a targeted list of V-Go prescribers around the country. To date, we have focused our sales and marketing efforts in the regions where we have the greatest reimbursement coverage for patients. Our sales representatives call on targeted, high-volume meal time insulin prescribers, which include endocrinologists and primary care physicians. Our sales team has been supplemented by our Valeritas Customer Care Center that provides support to customers and healthcare providers. Valeritas restructured the business as of February 2016 to focus on our prioritized markets which will allow the Company to significantly reduce its cash needs and has resulted in a business plan that is much more capital efficient. For additional information on our restructuring, see “Description of Business—Our Strategy” above.

V-Go is distributed primarily through retail pharmacies and, to a lesser extent, medical supply companies. Similar to a pharmaceutical company, our overall distribution strategy focuses on making V-Go available at retail and mail-order pharmacies. We have adopted this strategy because patients with Type 2 diabetes frequently visit their local retail pharmacies to fill other prescriptions prescribed for their other chronic conditions. We have distribution agreements with all of the national and many regional wholesalers, as well as with important medical supply companies. For the year ended December 31, 2015, the wholesale distributors McKesson Corporation, Cardinal Health and AmerisourceBergen Drug Corporation represented 38%, 26% and 27%, respectively, of our total product shipments. Our agreements with our distributors allow a patient whose insurance covers V-Go as either a pharmacy benefit or a medical benefit to be able to fill his or her V-Go prescription conveniently.

A patient using V-Go requires two separate prescriptions, one for V-Go itself and one for fast-acting insulin, such as Humalog® or NovoLog®, in vials. As V-Go is only available by prescription, we believe that educating physicians and other healthcare providers regarding the benefits of V-Go is an important step in promoting its patient acceptance. In addition to calling on healthcare providers, our marketing initiatives include presentations and product demonstrations at local, regional and national tradeshows, including ADA Scientific Sessions and the American Association of Diabetes Educators Annual Meeting.

Reimbursement

In contrast to all other basal-bolus insulin infusion delivery devices currently on the market in the United States, V-Go is not classified as a durable medical device, allowing for potential Medicare reimbursement under Medicare Part D. As a result, a patient with Medicare, whose Medicare Part D Plan chooses to cover V-Go, can fill his or her V-Go prescription at a retail pharmacy that participates in the plan. Even for those Medicare patients whose Medicare Part D Plan elects not to cover V-Go on formulary, those patients can still sometime get V-Go at the pharmacy under a medical exception process which requires the completion of an additional step or process but still allows for access to the product for a co-pay at the pharmacy. In addition to the 60% of patients insured by Medicare who have V-Go covered under their plans, a majority of commercially insured patients currently are covered for V-Go under their plans as either a pharmacy benefit or a medical benefit. For the year ended December 31, 2015, over 90% of our V-Go prescriptions were filled by pharmacies and the remainder were filled by medical supply companies.

Manufacturing and Quality Assurance

We currently manufacture V-Go and EZ Fill in clean rooms at our CMO in Southern China in accordance with current good manufacturing practices, or cGMP. Our CMO uses Valeritas owned custom-designed, semi-automated manufacturing equipment and production lines to meet our quality requirements. Separate CMOs in Southern China perform release testing, sterilization, inspection and packaging functions.

V-Go is produced on flexible semi-automated production lines. In 2015, our CMO operated two manufacturing lines producing 4.7 million V-Go units. Our CMO produced approximately 3 million V-Go units in 2014. The company has two additional lines outfitted at our CMO on standby that can be quickly brought on-line as demand increases. We believe these production lines will have the ability to meet our current and expected near-term V-Go demand. We also believe our CMO has the ability to scale production even further by replicating these production lines within its current facility. We also believe that, due to shared product design features, our production processes are readily adaptable to new products, including a pre-fill V-Go.

V-Go is packaged with one EZ Fill accessory per 30 V-Go devices. Due to its lower-volume requirements, one manufacturing line is dedicated to EZ Fill production, with a second line on standby.

Both V-Go and its insulin filling accessory, EZ Fill, are assembled from components that are manufactured to our specifications. Each completed device is tested to ensure compliance with our engineering and quality assurance specifications. A series of automated inspection checks, including x-ray assessments and lot-released testing, are also conducted throughout the manufacturing process to verify proper assembly and functionality. When mechanical components are sourced from outside vendors, those vendors must meet our detailed qualification and process control requirements. We maintain a team of product and process engineers, supply chain and quality personnel who provide product and production line support for V-Go and EZ-Fill. We also employ a full-time professional, located at our CMO in China.

We have received ISO 13485 certification of our quality system from BSI Group, a Notified Body to the International Standards Organization, or ISO. This certification process requires satisfaction of design control requirements. The processes utilized in the manufacturing and testing of our devices have been verified and validated to the extent required by the FDA and other regulatory bodies. As a medical device manufacturer, our manufacturing facilities and the facilities of our sterilization and other critical suppliers are subject to periodic inspection by the FDA and corresponding state and foreign agencies. We believe that our manufacturing and quality systems are robust and ensure high product quality. To date, we have had no product recalls.

Some of the parts and components of V-Go and EZ Fill are purchased from sole-source vendors, and we manage any single-source components and suppliers through our global supply chain operation. We believe that, if necessary, alternative sources of supply would, in most cases, be available in a relatively short period of time and on commercially reasonable terms.

Research, Development and Engineering

Our research, development and engineering staff has significant experience in developing insulin-delivery systems and are focused on the continuous improvement and support of current product, as well as our products in development. We have a staff of experienced engineers specializing in mechanical engineering, material science and fluid mechanics. Because we do not incorporate electronics or software into our devices, our development and engineering teams are able to focus on these other technical areas. We utilize design and analysis tools to accelerate design times and reduce development risk. Through frequent usability testing, we seek to ensure that our product not only functions properly, but also meets patient needs and desires with respect to an insulin-delivery system, while at the same time reducing our development and commercialization risks.

We spent $6.3 million and $6.54 million on research, development and engineering activities for the years ended December 31, 2014 and 2015, respectively.

Intellectual Property

From our inception, we have understood that the strength of our competitive position will depend substantially upon our ability to obtain and enforce intellectual property rights protecting our technology, and we have developed what we consider to be a strong intellectual property portfolio, including patents, trademarks, copyrights, trade secrets and know-how. We continue to actively pursue a broad array of intellectual property protection in the United States, and in significant markets elsewhere in North America, as well as in Europe, Australia and Asia, including China. We believe our intellectual property portfolio effectively protects the products we currently market and we are actively building our intellectual property portfolio to protect our next-generation products, as well as additional drug delivery technologies for those products.

As more fully described below, our patents and patent applications are primarily directed to our h-Patch technology or aspects thereof including the commercialized V-Go, a hydraulically driven ambulatory insulin delivery device.

We also have patents and patent applications directed to other drug delivery platforms, the Mini-Ject and the Micro-Trans microneedle array patch.

In addition to patent protection, we rely on materials and manufacturing trade secrets, and careful monitoring of our proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

We plan to continue to expand our intellectual property portfolio by filing patent applications directed to novel drug delivery systems and methods of their use.

Patents

As of March 28, 2016, we owned 18 U.S. and 34 international issued patents and 11 U.S. and 49 international patents pending directed to various features of our commercial V-Go device and our proprietary h-Patch drug delivery technology. These patents are directed to the hydraulic drive for a basal-bolus delivery system as well as many of the other features of the h-Patch technology.

The following is a summary of our current and pending patents:

•	U.S. Patent No. 7,530,968, 8,070,726, 8,992,478, 9,072,828 and 9,125,983 are directed to V-Go’s hydraulically driven pump system having basal and bolus fluid delivery. These patents are expected to expire in 2024, 2025 and 2027. Foreign counterparts to these patents have been granted in Australia, Canada and Japan, and we have patent applications pending in Australia, Japan and in Europe. One U.S. continuation application is pending.

•	U.S. Patent Nos. 6,939,324, 7,481,792, and 8,858,511 are directed to the Floating Needle and bolus button configuration, and are expected to expire in each case in 2021 and 2022. Three Canadian and one European counterparts to these patents have been granted and patent applications are pending in Canada and Europe. One U.S. continuation application is pending.

•	U.S. Patent 9,101,706 is directed to an ambulatory fluid delivery device in which transitioning the needle from the storage position to the armed position transitions the piston from the locked position to the released position and thermally coupling the hydraulic chamber to the patient. The Australian, Chinese, Japanese, Hong Kong and Singapore counterparts to this patent application have been granted. Patent applications are pending in Canada, Europe, India, Israel, Japan and Korea.

•	U.S. Patent No. 8,667,996 is directed to the closed looped filling configuration of the EZ Fill device. This patent is expected to expire in October 2032. The Chinese and Japanese counterparts to this patent have been granted and patent applications are pending in Canada, China, Europe, Hong Kong, India, Japan and Korea. A U.S. continuation application has been allowed.

•	U.S. Design Patent Nos. D667946, D687948 and D706415 are directed to the ornamental appearance of the EZ Fill device and are expected to expire in September 2026, August 2027 and June 2028, respectively. A Chinese counterpart to these patents has been granted.

•	U.S. Patent No. 8,740,847 is directed to a fluid delivery device having a pre-filled cartridge. This patent is expected to expire in March 2032. Australian, Chinese, Japanese and Singapore counterparts to this patent have been granted and patent applications are pending in Australia, Canada, China, Europe, India, Israel, Japan and Korea and a U.S. continuation application is pending.

•	U.S. Patent Nos. 7,914,499, 8,361,053 and 8,821,443 are directed to fluid delivery devices having two or more fluid delivery reservoirs covering both composition and methods. These patents expire in March 2027. Foreign counterparts to these patents have been granted in Australia, China, Korea, Japan, Russia and Singapore. We also have counterpart patent applications pending in Australia, Europe, Canada, Israel and India. One U.S. continuation applications is pending.

•	We own 8 U.S. and 4 international patents for needle-free injection systems related to aspects of the Mini-Ject technology.

•	We own 10 U.S. and 5 international patents and have 10 patents pending in the area of microneedle design, fabrication and drug delivery related to aspects of the Micro-Trans technology.

Trademarks

We believe we have protected our trademarks, including our trademark of V-Go, through applications in all major markets worldwide as well as the United States. Our trademark portfolio consists of 16 registered trademarks, six of which are registered in the United States, including our V-Go logo. We also have nine trademark applications pending registration in several major markets outside the United States.

Trade Secrets and Know-How

We rely, in some circumstances, on trade secrets and know-how to protect our proprietary manufacturing processes and materials critical to our product. We seek to preserve the integrity and confidentiality of our trade secrets and know-how in part by limiting the employees and third parties who have access to certain information and requiring employees and third parties to execute confidentiality and invention assignment agreements, under which they are bound to assign to us inventions made during the term of their employment. These agreements further require employees to represent that they have no existing obligations and hold no interest that conflicts with any of their obligations under their agreements with us. We also generally require consultants, independent contractors and other third parties to sign agreements providing that any inventions that relate to our business are owned by us, and prohibiting them from disclosing or using our proprietary information except as may be authorized by us.

Competition

The medical technology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Competition in the diabetes market is particularly intense, due largely to the fact that products designed to treat diabetes currently compete with both traditional and new products. We compete with these products based on efficacy, price, reimbursement, ease of use and healthcare provider education.

Within the diabetes market, V-Go is cleared by the FDA for adult patients who require insulin, with either Type 1 or Type 2 diabetes, although we position V-Go to compete primarily in the market for adult patients with Type 2 diabetes requiring insulin, particularly as part of a basal-bolus insulin regimen. Our primary competitors in the basal-bolus insulin therapy market are manufacturers of insulin and insulin pens, such as Novo Nordisk, Sanofi S.A. and Eli Lilly and Company.

In addition to basal-bolus insulin therapy, glucagon-like peptide-1, or GLP-1, analog injection products are another potential competitor to V-Go. GLP-1 analog injection products are used in combination with OADs or basal insulin injection. Some physicians, when faced with a patient who is unable to reach or maintain glucose levels at his or her goal with OADs, will add a GLP-1 through twice-daily, once-daily or once-weekly injections. As a result, we also compete with pharmaceutical manufacturers of GLP-1 analog injection products, such as AstraZeneca, Novo Nordisk and GlaxoSmithKline plc. In addition, we may compete with inhaled insulin products for bolus therapy, which have been recently introduced to the market.

In the area of basal-bolus device competition, we do not consider programmable insulin pumps to be products that compete directly with V-Go, as those products, although cleared for both Type 1 and Type 2 diabetes, have been primarily designed and marketed for patients with Type 1 diabetes. We believe that the simple and discreet design and interface of V-Go more directly addresses the needs of patients with Type 2 diabetes. Patients with Type 2 diabetes, for example, are often taking many drugs for multiple diseases, including medications to treat high blood pressure and elevated cholesterol, and, as a result, they desire a simple to use and discreet method to deliver their insulin. We are not aware of any fully other disposable, mechanical, basal-bolus insulin delivery devices currently marketed or in development at this time.

Government Regulation

V-Go, our first commercialized product, received 510(k) clearance by the FDA in December 2010. Our product and our operations are subject to extensive regulation by the FDA and other federal and state authorities in the United States, as well as comparable authorities in foreign jurisdictions. Our product is subject to regulation as a medical device in the United States under the Federal Food, Drug, and Cosmetic Act, or FDCA, and related regulations enforced by the FDA. The FDA regulates, among other things, the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification submission, granting of a de novo classification request, or approval of a premarket approval application, or PMA. Under the FDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device. Class I includes devices with the lowest risk to the patient and are subject to the FDA’s general controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s general controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents.

While most Class I devices are exempt from the 510(k) requirements, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Our currently marketed products are Class II devices subject to 510(k) clearance.

510(k) Marketing Clearance and De Novo Pathways

To obtain 510(k) clearance, a premarket notification submission must be submitted to the FDA demonstrating that the proposed device is “substantially equivalent” to a predicate device. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent another device cleared through the 510(k) process. The FDA’s 510(k) review process usually takes from three to six months, but may take longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence.

If the FDA agrees that the device is substantially equivalent to a predicate device, it will grant 510(k) clearance to market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the “de novo” process, which may determine that the new device is of low to moderate risk and that it can be appropriately be regulated as a Class I or II device. If a de novo request is granted, the device may be legally marketed and a new classification is established. If the device is classified as Class II, the device may serve as a predicate for future 510(k) submissions.

After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) marketing clearance or, depending on the modification, PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review that decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or PMA approval is obtained. Also, in these circumstances, we may be subject to significant regulatory fines or penalties. We have made and plan to continue to make additional product enhancements to our 510(k)-cleared products. We cannot be assured that the FDA would agree with any of our decisions to not submit 510(k) premarket notifications for these modified devices.

V-Go is the first insulin device to be cleared under the FDA’s Infusion Pump Improvement Initiative, which established additional device manufacturing requirements designed to foster the development of safer, more effective infusion pumps. The FDA launched this initiative in 2010 to support the benefits of external infusion pumps while minimizing the risks associated with these devices. As part of the initiative, FDA issued guidance requesting the inclusion of additional information in premarket submissions for infusion pumps beyond what has traditionally been provided, including detailed engineering information, a comprehensive discussion of steps taken to mitigate risks and additional design validation testing specific to the environment in which the device is intended to be used.

PMA Approval Pathway

Class III devices require PMA approval before they can be marketed. The PMA process is more demanding than the 510(k) process. In a PMA the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain, among other things, a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If FDA accepts the application for review, it has 180 days under the FDCA to complete its review of the PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR. The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical trial that supported PMA approval or requirements to conduct additional clinical trials post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, that affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness. Our product is not currently subject to PMA requirements. However, we may in the future develop devices that will require the submission of a PMA.

Clinical Trials

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must be approved prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

In addition, the clinical trial must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review of the trial, and may pose additional requirements for the conduct of the trial. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still certain IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan.

During a clinical trial, the sponsor is required to comply with applicable FDA requirements, and the clinical investigators are also subject to FDA’s regulations. Both must comply with good clinical practice requirements, or GCPs, which among other things requires that informed consent be obtained from each research subject, that the investigational plan and study protocol be followed, that the disposition of the investigational device be controlled, and that reporting and recordkeeping requirements are followed. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. Even if a clinical trial is completed, there can be no assurance that the data generated during a clinical trial will meet the safety and effectiveness endpoints or otherwise produce results that will lead the FDA to grant marketing clearance or approval.

Post-Market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

•	establishment registration and device listing with the FDA;

•	Quality System Regulation, or QSR, requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•	labeling regulations and requirements related to promotional activities, including FDA prohibitions against the promotion of investigational products, or “off-label” uses of cleared or approved products;

•	clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices;

•	medical device reporting requirements, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

•	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•	the FDA’s mandatory recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

•	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Our manufacturing processes are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, we and our third-party manufacturers are subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our product. The discovery of previously unknown problems with our product, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of or enforcement actions, which may result in any of the following sanctions:

•	warning letters, fines, injunctions, consent decrees and civil penalties;

•	recalls, withdrawals, or administrative detention or seizure of our product;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted;

•	refusal to grant export approvals for our product; or

•	criminal prosecution.

U.S. Anti-Kickback, False Claims and Other Healthcare Fraud and Abuse Laws

We are also subject to healthcare regulation and enforcement by the federal government and the states and foreign governments and authorities in the locations in which we conduct our business. These other agencies include, without limitation, the Centers for Medicare and Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services, the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, as well as state and local governments. Such agencies enforce a variety of laws which include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, data privacy and security, and physician sunshine laws and regulations.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or part by Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including cash, improper discounts, and free or reduced price items and services. Among other things, the Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers and formulary managers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated. The Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education

Reconciliation Act, collectively the Affordable Care Act, among other things, amended the intent requirement of the federal Anti-Kickback Statute such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate, in order to have committed a violation.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to or approval by the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. In addition, the Affordable Care Act codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Several pharmaceutical and other healthcare companies have been prosecuted under the federal civil False Claims Act for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non-covered, uses. In addition, the federal civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to its amendment of the Anti-Kickback Statute, the Affordable Care Act also broadened the reach of certain criminal healthcare fraud statutes created under HIPAA by amending the intent requirement such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Also, many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.

There has been a recent trend of increased federal and state regulation of payments made to physicians and other healthcare providers. The Affordable Care Act imposed, among other things, new annual reporting requirements for covered manufacturers for certain payments and “transfers of value” provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Failure to submit timely, accurately and completely the required information for all payments, transfers of value and ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year and up to an aggregate of $1 million per year for “knowing failures.” Covered manufacturers were required to report detailed payment data for the first reporting period (August 1, 2013—December 31, 2013) under this law and submit legal attestation to the completeness and accuracy of such data by June 30, 2014. Thereafter, covered manufacturers must submit reports by the 90th day of each subsequent calendar year. In addition, certain states require implementation of commercial compliance programs and compliance with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, impose restrictions on marketing practices, and/or tracking and reporting of gifts, compensation and other remuneration or items of value provided to physicians and other healthcare professionals and entities.

If our operations are found to be in violation of any of the health regulatory laws described above or any other laws that apply to us, we may be subject to penalties, including potentially significant criminal, civil and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations.

Healthcare Reform

A primary trend in the U.S. healthcare industry is cost containment. The federal government and state legislatures have attempted to control healthcare costs in part by limiting coverage and the amount of reimbursement for particular drug products, including implementing price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. By way of example, the Affordable Care Act contains provisions that may reduce the profitability of drug products.

Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. On August 2, 2011, the President signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not recommend and Congress did not enact legislation to reduce the deficit by at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and will remain in effect through 2025 unless additional Congressional action is taken.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product or additional pricing pressures.

Coverage and Reimbursement

Sales of our product depend, in significant part, on the extent to which our product is covered and reimbursed by third-party payors, such as government healthcare programs, including, without limitation, Medicare Part D plans, commercial insurance and managed healthcare organizations. Patients who use V-Go generally rely on these third-party payors to pay for all or part of the costs of our product. The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of drug products have been a focus in this effort. Third-party payors are increasingly challenging the prices charged for drug products and medical services, examining the medical necessity, reviewing the cost effectiveness, and questioning the safety and efficacy of such products and services. If these third-party payors do not consider our product to be cost-effective compared to other available therapies, they may not cover our product or, if they do, the level of payment may not be sufficient to allow us to sell our product at a profit. In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results.

Currently, a number of third-party payors have coverage policies that permit coverage for V-Go, either under the pharmacy or medical benefit. For example, a majority of Medicare Part D plans make coverage for our product available under the outpatient prescription drug benefit. A number of private payors and Medicaid programs also permit coverage for V-Go under the pharmacy benefit. The process for determining whether a third-party payor will provide coverage for a drug product typically is separate from the process for establishing the reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors, including, without limitation, Medicare Part D plans, may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the FDA-approved drugs for a particular indication. Continued placement on formularies is therefore critical for reimbursement. A decision by a third-party payor not to cover our product could reduce physician utilization of our product. Moreover, a third-party payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development, sales and marketing. Additionally, coverage and reimbursement for drug products can differ significantly from payor to payor. One third-party payor’s decision to cover a particular drug product or service does not ensure that other payors will also provide coverage for the medical product or service, or will provide coverage at an adequate reimbursement rate. As a result, the coverage determination process will require us to provide scientific and clinical support for the use of our product to each payor separately and will continue to be a time-consuming process.

V-Go currently is not covered under Medicare Part B because V-Go is a disposable insulin dispensing device, which is not a recognized Part B benefit. In addition, some private third-party payors have determined that there is insufficient data for coverage and concluded that V-Go is investigational or experimental. Those payors may determine at a future date that our product, including V-Go, will be covered and because coverage and reimbursement varies significantly from payor to payor, the process to obtain favorable recognition is time-consuming.

We currently have contracts establishing reimbursement for V-Go with national and regional third-party payors in the United States. While we anticipate entering into additional contracts with third-party payors, we cannot guarantee that we will succeed in doing so or that the reimbursement contracts we are able to negotiate will enable us to sell our product on a profitable basis. In addition, contracts with third-party payors generally can be modified or terminated by the third-party payor without cause and with little or no notice to us. Moreover, compliance with the administrative procedures or requirements of third-party payors may result in delays in processing approvals by those third-party payors for customers to obtain coverage for V-Go. Failure to secure or retain adequate coverage or reimbursement for V-Go by third-party payors, or delays in processing approvals by those payors, could result in the loss of sales, which could have a material adverse effect on our business, financial condition and operating results.

Employees

As of December 31, 2015, we had one part-time employee, and 117 full-time employees, including 23 in our manufacturing, quality, compliance and research organization, 88 in our commercial organization and six in general and administrative functions. Our restructuring efforts during the first quarter of 2016 resulted in a net total reduction-in-force of 43% of our sales representatives. As of March 31, 2016, our total full-time employee count was 67, consisting of 18 in our manufacturing, quality compliance and research organization, 44 in our commercial organization, and five in general and administrative functions.

Properties

Our corporate headquarters are located in Bridgewater, New Jersey, where we currently lease approximately 9,700 square feet of office space under a lease that expires on June 30, 2018. We also maintain a research and development facility in Shrewsbury, Massachusetts, where we currently lease approximately 73,000 square feet of space for offices, lab and pilot facilities and process and engineering under a lease that expires on October 31, 2017.

Legal Proceedings

We, and our subsidiaries, are currently not a party to, and our property is not the subject of, any material legal proceedings; however, we may become involved in various claims and legal actions arising in the ordinary course of business.

RISK FACTORS

AN INVESTMENT IN OUR SECURITIES IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. WE FACE A VARIETY OF RISKS THAT MAY AFFECT OUR OPERATIONS OR FINANCIAL RESULTS AND MANY OF THOSE RISKS ARE DRIVEN BY FACTORS THAT WE CANNOT CONTROL OR PREDICT. BEFORE INVESTING IN THE SECURITIES YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, TOGETHER WITH THE FINANCIAL AND OTHER INFORMATION CONTAINED IN THIS REPORT. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK WOULD LIKELY DECLINE AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT. ONLY THOSE INVESTORS WHO CAN BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD CONSIDER AN INVESTMENT IN OUR SECURITIES.

If any of the following or other risks materialize, the Company’s business, financial condition, and results of operations could be materially adversely affected which, in turn, could adversely impact the value of our Common Stock. In such a case, investors in our Common Stock could lose all or part of their investment.

Prospective investors should consider carefully whether an investment in the Company is suitable for them in light of the information contained in this Report and the financial resources available to them. The risks described below do not purport to be all the risks to which the Company or the Company could be exposed. This section is a summary of certain risks and is not set out in any particular order of priority. They are the risks that we presently believe are material to the operations of the Company. Additional risks of which we are not presently aware or which we presently deem immaterial may also impair the Company’s business, financial condition or results of operations.

Risks Related to Our Business

We have incurred significant operating losses since inception and cannot assure you that we will achieve profitability.

Since our inception in 2006, we have incurred significant net losses. As of December 31, 2015, we had an accumulated deficit of $377.9 million. To date, we have financed our operations primarily through sales of our preferred stock, debt financings and limited sales of our product. We have devoted substantially all of our resources to the research, development and engineering of our product, the commercial launch of V-Go, the development of a sales and marketing team and the assembly of a management team to lead our business.

To implement our business strategy we need to, among other things, increase sales of our product with our existing sales and marketing infrastructure, fund ongoing research, development and engineering activities, expand our manufacturing capabilities, and obtain regulatory clearance in other markets outside the U.S. and European Union or approval to commercialize our products currently under development. We expect our expenses to increase significantly as we pursue these objectives. The extent of our future operating losses and the timing of profitability are highly uncertain, especially given that we only recently commercialized V-Go, which makes predicting our sales more difficult. Any additional operating losses will have an adverse effect on our stockholders’ equity/(deficit), and we cannot assure you that we will ever be able to achieve or sustain profitability.

We currently rely on sales of V-Go to generate all of our revenue, and any factors that negatively impact our sales of V-Go would also negatively impact our financial condition and operating results.

V-Go is our only revenue-producing commercial product, which we introduced into the market in the first quarter of 2012. In the near term, we expect to continue to derive all of our revenue from the sale of V-Go. Accordingly, our ability to generate revenue is highly dependent on our ability to market and sell V-Go.

Sales of V-Go may be negatively impacted by many factors, including:

•	problems relating to our manufacturing capabilities, including, but not limited to the destruction, loss, or temporary shutdown of our manufacturing facility;

•	failure to become or remain the preferred basal-bolus insulin therapy among patients with Type 2 diabetes;

•	failure by patients to use V-Go as directed, which could limit its effectiveness and could have an adverse impact on repeat use;

•	inadequate coverage and reimbursement or changes in reimbursement rates or policies relating to V-Go or similar products or technologies by third-party payors;

•	our inability to enter into contracts with additional third-party payors on a timely basis and on acceptable terms;

•	claims that V-Go, or any component thereof, infringes on patent rights or other intellectual property rights of third parties; and

•	adverse regulatory or legal actions relating to V-Go or similar products or technologies.

Because we currently rely on V-Go to generate all of our revenue, any factors that negatively impact our sales of V-Go, or that result in sales of V-Go increasing at a lower rate than expected, would also negatively impact our financial condition and operating results.

Our ability to maintain and grow our revenue depends both on retaining a high percentage of patients using V-Go and on preserving our relationships with a few significant wholesale customers that account for nearly all of our sales.

A key to maintaining and growing our revenue is the retention of a high percentage of patients using V-Go, as a significant and increasing proportion of our business is generated through refill prescriptions. During the year ended December 31, 2015, three wholesale customers accounted for approximately 90% of our total product shipments. If demand for our product fluctuates as a result of the introduction of competitive products, negative perceptions with respect to the effectiveness of V-Go, changes in reimbursement policies, manufacturing problems, perceived safety issues with our or our competitors’ products, the failure to secure regulatory clearance or approvals or for other reasons, our ability to attract and retain customers and ultimately patients could be harmed. The failure to retain a high percentage of patients using V-Go could negatively impact our revenue growth. Furthermore, the loss of any one of our significant wholesale customers or a sustained decrease in demand by any of these wholesale customers could result in a substantial loss of revenue or patients losing convenient access to V-Go, either of which would hurt our business, financial condition and results of operations.

The failure of V-Go to achieve and maintain market acceptance could result in our achieving sales below our expectations.

Our current business strategy is highly dependent on V-Go achieving and maintaining market acceptance. In order for us to sell V-Go to people with Type 2 diabetes who require insulin, we must convince them, their caregivers and healthcare providers that V-Go is an attractive alternative to other insulin delivery devices for the treatment of diabetes, including insulin pens and traditional syringes. Market acceptance and adoption of V-Go depends on educating people with diabetes, as well as their caregivers and healthcare providers, as to the distinct features, ease-of-use, positive lifestyle-impact and other perceived benefits of V-Go as compared to competitive products. If we are not successful in convincing existing and potential customers of the benefits of V-Go, or if we are not able to achieve the support of caregivers and healthcare providers for V-Go, our sales may decline or we may fail to increase our sales in line with our anticipated levels.

Achieving and maintaining market acceptance of V-Go could be negatively impacted by many factors, including:

•	the failure of V-Go to achieve wide acceptance among people with Type 2 diabetes who require insulin, their caregivers, insulin-prescribing healthcare providers, third-party payors and key opinion leaders in the diabetes treatment community;

•	lack of availability of adequate coverage and reimbursement for patients and health care providers;

•	lack of evidence supporting the safety, ease-of-use or other perceived benefits of V-Go over competitive products or other currently available insulin treatment methods;

•	lack of long-term persistency of patients who do start V-Go, as future sales are heavily dependent on patient refills;

•	perceived risks associated with the use of V-Go or similar products or technologies generally;

•	the introduction of competitive products and the rate of acceptance of those products as compared to V-Go; and

•	any negative results of clinical studies relating to V-Go or similar competitive products.

In addition, V-Go may be perceived by people with Type 2 diabetes requiring insulin, their caregivers or healthcare providers to be more complicated, only marginally more effective or even less effective than traditional insulin-delivery methods, and people may be unwilling to change their current treatment regimens. Moreover, we believe that healthcare providers tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party payor reimbursement. Accordingly, healthcare providers may not recommend V-Go until there is sufficient evidence to convince them to alter the treatment methods they typically recommend, such as receiving recommendations from prominent healthcare providers or other key opinion leaders in the diabetes treatment community that our product is effective in providing insulin therapy.

If V-Go does not achieve and maintain widespread market acceptance, we may fail to achieve sales at or above our anticipated levels. If our sales do not meet anticipated levels, we may fail to meet our strategic objectives.

We operate in a very competitive industry, and if we fail to compete successfully against our existing or potential competitors, many of whom have greater resources than we have, our revenue and operating results may be negatively affected.

The diabetes market, and especially the market for patients with Type 2 diabetes, is intensely competitive, subject to change and highly sensitive to promotional effort, the number of sales force representatives, the introduction of new products or technologies, or other activities of industry and diabetes-related associations and participants. V-Go competes directly with a number of insulin-delivery devices, primarily insulin pens and syringes, but also indirectly with any other currently marketed or future marketed diabetes therapeutic intervention such as oral anti-diabetic medications, other injectable anti-diabetic medications such as glucagon-like peptide-1, or GLP-1, and analogs. We do not consider programmable insulin pumps or programmable insulin patch pumps to be products that compete directly with V-Go, as those products have been primarily designed and marketed for patients with Type 1 diabetes. There are a significant number of very large global pharmaceutical companies that promote and sell anti-diabetic products that are aimed to be used either instead of insulin or to deliver insulin using insulin pens or syringes. Many of our existing and potential competitors are major global companies that are either publicly traded companies or divisions or subsidiaries of publicly traded companies that have significant resources available.

These competitors also enjoy several competitive advantages over us, including:

•	greater financial and human resources for sales and marketing, managed care and reimbursement, medical affairs and product development;

•	established relationships with healthcare providers and third-party payors;

•	established reputation and name recognition among healthcare providers and other key opinion leaders in the diabetes treatment community;

•	in some cases, an established base of repeat, long-time customers;

•	products supported by a large volume of short-term and long-term clinical data;

•	larger and more established distribution networks;

•	greater ability to cross-sell products or provide incentives to healthcare providers to use their products; and

•	more experience in conducting research, development and engineering activities, manufacturing, clinical trials, and obtaining regulatory approval or clearance.

For these and other reasons, we may not be able to compete successfully against our current or potential future competitors. If this occurs, we may fail to meet our strategic objectives, and our revenue and operating results could be negatively affected.

Competitive products or other technological breakthroughs for the treatment or prevention of diabetes may render our product obsolete or less desirable.

Our ability to achieve our strategic objectives will depend, among other things, on our ability to develop and commercialize products for the treatment of diabetes, in both specialist and primary care settings, which are easy-to-train and easy-to-use, provide clinical benefits as well as equivalent or improved patient adherence and persistency, receive adequate coverage and reimbursement from third-party payors with reasonable out-of-pocket costs to patients, and are more appealing than available alternatives. Our current competition is primarily with other non-electronic insulin delivery devices such as insulin pens and syringes, but the insulin-delivery methods of patients with Type 2 diabetes could change if other non-invasive formulations of insulin are approved and successfully commercialized, such as oral insulin in pill form, inhaled insulin or buccal insulin. If longer-acting and safer GLP-1 analogs with fewer side effects are approved and successfully commercialized, they could reduce or delay the use of basal/bolus insulin in patients with Type 2 diabetes. In addition, a number of other companies are pursuing new electronic or mechanical delivery devices, delivery technologies, drugs and other therapies for the treatment and prevention of diabetes. Any technological breakthroughs in diabetes treatment or prevention could reduce the potential market for V-Go or render V-Go obsolete altogether, which would significantly reduce our sales.

Because of the size of the Type 2 diabetes market, we anticipate that companies will continue to dedicate significant resources to developing competitive products, including both drugs and devices. The frequent introduction of non-insulin drugs, for example, may delay the introduction of insulin to patients and create market confusion for us to capture the prescribers’ or payors’ attention or reduce our ability to capture sufficient patient share to realize our business objectives. In addition, the entry of multiple new products or the loss of market exclusivity on some diabetes drugs, including insulin delivered in pens, may lead some of our competitors to employ pricing strategies that could adversely affect the pricing of our product. If a competitor develops a product that is similar or is perceived to be superior to V-Go, or if a competitor employs strategies that place downward pressure on pricing within our industry, our sales may decline significantly or may not increase in line with our anticipated levels.

If we are unable to leverage our current sales and marketing infrastructure, we may fail to increase our sales to meet our anticipated levels.

In order to reduce our expenses, in February 2016, we underwent a reduction-in-force that reduced our sales force by 53%, from 63 individuals to 28. We currently utilize sales professionals along with an inside sales team to focus on select healthcare providers with the most revenue potential. Our profitability will depend on the success of this new capital efficient sales model.

Because we began commercialization of V-Go in 2012, and because our current sales force is not deployed in every state or major market in the United States, we have less experience marketing and selling our product, as well as training healthcare providers and new customers on the use of V-Go compared to other Type 2 diabetes companies. We derive all of our revenue from the sale of V-Go and we expect that this will continue for the next several years. As a result, our financial condition and operating results are and will continue to be highly dependent on the ability of our sales representatives to adequately promote, market and sell V-Go and the ability of our sales force and other training personnel to successfully train healthcare providers and new customers on the use of V-Go. If our sales and marketing representatives or training personnel fail to achieve their objectives, our sales could decrease or may not increase at levels that are in line with our anticipated levels.

A key element of our business strategy is for our sales and marketing infrastructure to drive adoption of our product. The majority of patients using V-Go are trained to use the device by their healthcare provider who has been trained by our sales force using a “train the trainer” approach. Our sales force trains physicians, physicians’ assistants, nurse practitioners and any other staff in a healthcare provider’s office who interact with patients, on how V-Go works and how to train their patients to properly use V-Go. We can expect to face challenges in recruiting and hiring top personnel as we manage our sales and marketing infrastructure and work to retain the individuals who make up those networks due to the very competitive diabetes industry. If a sales and marketing representative were to depart and be retained by one of our competitors, we may fail to prevent them from helping competitors solicit business from our existing customers, which could further adversely affect our sales. In addition, if we are not able to maintain a sufficient network of training and customer care personnel, we may not be able to successfully train healthcare providers to train new patients on the use of V-Go, which could delay new sales and harm our reputation.

As we increase our sales and marketing expenditures with respect to existing or planned products, we will need to further expand the reach of our sales and marketing networks. Our future success will depend largely on our ability to continue to hire, train, retain and motivate skilled sales and marketing representatives with significant industry-specific knowledge in various areas, such as diabetes treatment techniques and technologies, as well as the competitive landscape for our products. Recently hired sales representatives require training and take time to achieve full productivity. If we fail to train recent hires adequately, or if we experience high turnover in our sales force in the future, we cannot be certain that new hires will become as productive as may be necessary to maintain or increase our sales. In addition, the expansion of our sales and marketing personnel will continue to place significant burdens on our management team.

If important assumptions about the potential market for our product are inaccurate, or if we have failed to understand what people with Type 2 diabetes who require insulin are seeking in a treatment, we may not be able to increase our revenue or achieve profitability.

Our business strategy was developed based on a number of important assumptions about the diabetes market in general, and the Type 2 diabetes market in particular, any one or more of which may prove to be inaccurate. For example, we believe that the benefits of V-Go as compared to other common insulin delivery devices, such as traditional insulin injection pens, will continue to drive growth in the market for V-Go. In addition, we believe the incidence of diabetes in the United States and worldwide is increasing rapidly. However, each of these trends is uncertain and limited sources exist to obtain reliable market data. The actual incidence of diabetes, and the actual demand for our product or competitive products, could differ materially from our anticipated levels if our assumptions are incorrect. In addition, our strategy of focusing exclusively on patients with Type 2 diabetes who require insulin may limit our ability to increase sales or achieve profitability, especially if there are any significant clinical breakthroughs or product or drug introductions that significantly delay or reduce the need for insulin therapy in patients with Type 2 diabetes.

Manufacturing risks, including risks related to manufacturing in China, may adversely affect our ability to manufacture our product and could reduce our gross margin and our profitability.

Our business strategy depends on our ability to manufacture our current and future products in sufficient quantities and on a timely basis so as to meet consumer demand, while adhering to product quality standards, complying with regulatory requirements and managing manufacturing costs. We are subject to numerous risks relating to our manufacturing capabilities, including:

•	quality or reliability defects in product components that we source from third-party suppliers;

•	our inability to secure product components in a timely manner, in sufficient quantities or on commercially reasonable terms;

•	our failure to increase production of products to meet demand;

•	our inability to modify production lines to enable us to efficiently produce future products or implement changes in current products in response to regulatory requirements;

•	difficulty identifying and qualifying alternative suppliers for components in a timely manner; and

•	potential damage to or destruction of our manufacturing equipment or manufacturing facility.

In addition, we rely on our contract manufacturer in Southern China to manufacture our product. As a result, our business is subject to risks associated with doing business in China, including:

•	adverse political and economic conditions, particularly those negatively affecting the trade relationship between the United States and China;

•	trade protection measures, such as tariff increases, and import and export licensing and control requirements;

•	potentially negative consequences from changes in tax laws;

•	difficulties associated with the Chinese legal system, including increased costs and uncertainties associated with enforcing contractual obligations in China;

•	historically lower protection of intellectual property rights;

•	unexpected or unfavorable changes in regulatory requirements;

•	changes and volatility in currency exchange rates;

•	possible patient or physician preferences for more established pharmaceutical products and medical devices manufactured in the United States; and

•	difficulties in managing foreign relationships and operations generally.

These risks are likely to be exacerbated by our limited experience with our current products and manufacturing processes. As demand for our product increases, we will have to invest additional resources to purchase components, hire and train employees, and enhance our manufacturing processes. If we fail to increase our production capacity efficiently, our sales may not increase in line with our forecasts and our operating margins could fluctuate or decline. In addition, although we expect some of our product candidates in development to share product features and components with V-Go, manufacturing of these product candidates may require the modification of our production lines, the hiring of specialized employees, the identification of new suppliers for specific components, or the development of new manufacturing technologies. It may not be possible for us to manufacture these product candidates at a cost or in quantities sufficient to make these product candidates commercially viable. Any of these factors may affect our ability to manufacture our product and could reduce our gross margin and profitability.

We depend on a limited number of third-party suppliers for some of the components of V-Go, and the loss of any of these suppliers, or their inability to provide us with an adequate supply of materials, could harm our business.

We rely on a limited number of third-party suppliers to supply components of V-Go. For our business strategy to be successful, our suppliers must be able to provide us with components and finished products in sufficient quantities, in compliance with regulatory requirements and quality control standards, in accordance with agreed upon specifications, at acceptable costs and on a timely basis. Increases in our product sales, whether forecasted or unanticipated, could strain the ability of our suppliers to deliver an increasingly large supply of components in a manner that meets these various requirements.

We do not have long-term supply agreements with most of our suppliers and, in many cases, we make our purchases on a purchase order basis. Under most of our supply agreements, we have no obligation to buy any given quantity of products, and our suppliers have no obligation to manufacture for us or sell to us any given quantity of products. As a result, our ability to purchase adequate quantities of the components for our product may be limited. Additionally, our suppliers may encounter problems that limit their ability to manufacture components for us, including financial difficulties or damage to their manufacturing equipment or facilities. If we fail to obtain sufficient quantities of high quality components to meet demand on a timely basis, we could lose customer orders, our reputation may be harmed and our business could suffer.

We generally use a small number of suppliers for our product, some parts and components of which are purchased from single-source vendors. Depending on a limited number of suppliers exposes us to risks, including limited control over pricing, availability, quality and delivery schedules. Moreover, due to the recent commercialization of our product and the limited amount of our sales to date, we do not have long-standing relationships with our manufacturers and may not be able to convince suppliers to continue to make components available to us unless there is demand for such components from their other customers. If any one or more of our suppliers cease to provide us with sufficient quantities of components in a timely manner or on terms acceptable to us, we would have to seek alternative sources of supply. Because of factors such as the proprietary nature of our product, our quality control standards and regulatory requirements, we cannot quickly engage additional or replacement suppliers for some of our critical components. Failure of any of our suppliers to deliver products at the level our business requires would limit our ability to meet our sales commitments, which could harm our reputation and could have a material adverse effect on our business. We may also have difficulty obtaining similar components from other suppliers that are acceptable to the FDA or other regulatory agencies, and the failure of our suppliers to comply with strictly enforced regulatory requirements could expose us to regulatory action including warning letters, product recalls, termination of distribution, product seizures or civil penalties. It could also require us to cease using the components, seek alternative components or technologies and modify our product to incorporate alternative components or technologies, which could result in a requirement to seek additional regulatory approvals. Any disruption of this nature or increased expenses could harm our commercialization efforts and adversely affect our operating results.

We operate at facilities in three locations, and any disruption at any of these facilities could harm our business.

Our principal offices are located in Bridgewater, New Jersey, and our only manufacturing operations are located at a contract manufacturing facility in Southern China. We also operate a facility in Shrewsbury, Massachusetts, which we primarily use for research and development. Substantially all of our operations are conducted at these locations, including our manufacturing processes, research, development and engineering activities, customer and technical support and management and administrative functions. In addition, substantially all of our inventory of component supplies and finished goods is held at these locations or held with our distributors. Vandalism, terrorism or a natural or other disaster, such as an earthquake, fire or flood, at any of these facilities could damage or destroy our manufacturing equipment or our inventory of component supplies or finished goods, cause substantial delays in our operations, result in the loss of key information and cause us to incur additional expenses. Our contract manufacturing facility in Southern China is our only manufacturing facility, and if damaged or rendered inoperable or inaccessible due to political, social, or economic upheaval or due to natural or other disasters, would make it difficult or impossible for us to manufacture our product for a period of time and may lead to a loss of customers and significant impairment of our financial condition and operating results.

We take precautions to safeguard these facilities, including acquiring insurance, employing back-up generators, adopting health and safety protocols and utilizing off-site storage of computer data. Our insurance may not cover our losses in any particular case. In addition, regardless of the level of insurance coverage, damage to our facilities may harm our business, financial condition and operating results.

If we do not enhance our product offerings through our research, development and engineering efforts, including the successful commercialization of our pre-fill V-Go, we may fail to effectively compete in our market or become profitable.

In order to increase our sales and market share in the Type 2 diabetes market, we must enhance and broaden our product offerings, including by commercializing our pre-fill V-Go, in response to the evolving demands of people with Type 2 diabetes who require insulin and healthcare providers and competitive pressures from new technologies and market participants. We may not be successful in developing, obtaining regulatory approval for, or marketing our product candidates, including our pre-fill V-Go. In addition, notwithstanding our market research efforts, our future products may not be accepted by consumers, their caregivers, healthcare providers or third-party payors who reimburse consumers for our product. The success of any of our product candidates, including our pre-fill V-Go, will depend on numerous factors, including our ability to:

•	identify the product features that people with Type 2 diabetes, their caregivers and healthcare providers are seeking in an insulin treatment and successfully incorporate those features into our product;

•	develop and introduce our product candidates in sufficient quantities and in a timely manner;

•	offer products at a price that is competitive with that of other products on the market;

•	adequately protect our intellectual property and avoid infringing upon the intellectual property rights of third parties;

•	demonstrate the safety and efficacy of our product candidates;

•	secure adequate financing to fund the research, development, engineering and marketing and sales efforts necessary to commercialize new product offerings; and

•	obtain the necessary regulatory approvals for our product candidates.

With respect to our pre-fill V-Go in particular, we anticipate that we will need to seek additional sources of capital following this offering to complete its development and commercialization, which we cannot assure you we will be able to procure at reasonable terms, if at all. Any delays in our anticipated product launches may significantly impede our ability to successfully compete in our markets. In particular, such delays could cause customers to delay or forego purchases of our product, or to purchase our competitors’ products. Even if we are able to successfully develop proposed product candidates when anticipated, these product candidates, including our pre-fill V-Go, may not produce sales in excess of the costs of development, and they may be quickly rendered obsolete by changing consumer preferences or the introduction by our competitors of products embodying new technologies or features.

The safety and efficacy of our product is not supported by long-term clinical data, which could limit sales, and our product could cause unforeseen negative effects.

V-Go, the only product we currently market in the United States, has received pre-market clearance under Section 510(k) of the U.S. Federal Food, Drug, and Cosmetic Act, or FDCA. This process is shorter and typically requires the submission of less supporting documentation than other FDA approval processes and does not always require long-term clinical studies. As a result, we currently lack significant published long-term clinical data supporting the safety and efficacy of our product and the benefits they offer that might have been generated in connection with other approval processes. For these reasons, people with Type 2 diabetes who require insulin and their healthcare providers may be slower to adopt or recommend our product, we may not have comparative data that our competitors have or are generating and third-party payors may not be willing to provide coverage or reimbursement for our product. Further, future studies or clinical experience may indicate that treatment with our product is not superior to treatment with competitive products. Such results could slow the adoption of our product and significantly reduce our sales, which could prevent us from achieving our forecasted sales targets or achieving or sustaining profitability. Moreover, if future results and experience indicate that our product causes unexpected or serious complications or other unforeseen negative effects, we could be subject to mandatory product recalls, suspension or withdrawal of FDA clearance or approval, significant legal liability or harm to our business reputation.

Undetected errors or defects in V-Go or our future product candidates could harm our reputation, decrease market acceptance of our product or expose us to product liability claims.

V-Go or our future product candidates may contain undetected errors or defects. Disruptions or other performance problems with V-Go or these other product candidates may damage our customers’ businesses and could harm our reputation. If that occurs, we may incur significant costs, the attention of our key personnel could be diverted or other significant customer relations problems may arise. We may also be subject to warranty and liability claims for damages related to errors or defects in V-Go or our future product candidates. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of V-Go or these other product candidates could harm our business and operating results.

The sale and use of V-Go or our other product candidates could lead to the filing of product liability claims if someone were to allege that V-Go or one of our product candidates contained a design or manufacturing defect. A product liability claim could result in substantial damages and be costly and time consuming to defend, either of which could materially harm our business or financial condition. While we currently maintain product liability insurance covering claims up to $5 million per incident, we cannot assure you that such insurance would adequately protect our assets from the financial impact of defending a product liability claim. Any product liability claim brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing insurance coverage in the future.

We may enter into strategic collaborations, in-licensing arrangements or alliances with third parties that may not result in the development of commercially viable products or the generation of significant future revenue.

In the ordinary course of our business, we may enter into strategic collaborations, in-licensing arrangements or alliances to develop product candidates and to pursue new markets. Proposing, negotiating and implementing strategic collaborations, in-licensing arrangements or alliances may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenue and could be terminated prior to developing any products.

Additionally, we may not be in a position to exercise sole decision making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. We have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future products. Disputes between us and our collaborators may result in litigation or arbitration that would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

We may seek to grow our business through acquisitions of complementary products or technologies, and the failure to manage acquisitions, or the failure to integrate them with our existing business, could impair our ability to execute our business strategies.

From time to time, we may consider opportunities to acquire other products or technologies that may enhance our product platform or technology, expand the breadth of our markets or customer base, or advance our business strategies. Potential acquisitions involve numerous risks, including:

•	problems assimilating the acquired products or technologies;

•	issues maintaining uniform standards, procedures, controls and policies;

•	unanticipated costs associated with acquisitions;

•	diversion of management’s attention from our existing business;

•	risks associated with entering new markets in which we have limited or no experience; and

•	increased legal and accounting costs relating to the acquisitions or compliance with regulatory matters.

We have no current commitments with respect to any acquisition. We do not know if we will be able to identify acquisitions we deem suitable, whether we will be able to successfully complete any such acquisitions on favorable terms or at all, or whether we will be able to successfully integrate any acquired products or technologies. Our inability to integrate any acquired products or technologies effectively could impair our ability to execute our business strategies.

If there are significant disruptions in our information technology systems, our reputation, financial condition and operating results could be harmed.

The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage sales and marketing data, accounting and financial functions, inventory management, product development tasks, research, development and engineering data, customer service and technical support functions. Our information technology systems are vulnerable to damage or interruption from earthquakes, fires, floods and other natural disasters, terrorist attacks, attacks by computer viruses or hackers, power losses, and computer system or data network failures.

The failure of our or our service providers’ information technology systems to perform as we anticipate or our failure to effectively implement new information technology systems, could disrupt our operations, which could have a negative impact on our reputation, financial condition and operating results.

If we fail to properly manage our anticipated growth, our business could suffer.

We expect that any potential growth in our business will place a significant strain on our management team and on our financial resources. Failure to manage our growth effectively could cause us to misallocate management or financial resources, and result in losses or weaknesses in our infrastructure. Additionally, our anticipated growth will increase the demands placed on our suppliers, resulting in an increased need for us to manage our suppliers and monitor for quality assurance. Any failure by us to manage our growth effectively could impair our ability to achieve our business objectives.

We depend on the knowledge and skills of our senior management and other key employees, and if we are unable to retain and motivate them or recruit additional qualified personnel, our business may suffer.

We have benefited substantially from the leadership and performance of our senior management, as well as other key employees. Our success will depend on our ability to retain our current management and key employees, and to attract and retain qualified personnel in the future. Competition for senior management and key employees in our industry is intense and we cannot guarantee that we will be able to retain our personnel or attract new, qualified personnel. The loss of the services of members of our senior management or key employees could prevent or delay the implementation and completion of our strategic objectives, or divert management’s attention to seeking qualified replacements. We do not maintain key man life insurance on any of our senior management or key employees. Each of our executive officers may terminate employment without notice and without cause or good reason. Our executive officers are subject to non-competition agreements. Accordingly, the adverse effect resulting from the loss of our senior management could be compounded by our inability to prevent them from competing with us.

In addition, the sale of V-Go is logistically complex, requiring us to maintain a highly integrated, extensive sales, marketing and training infrastructure consisting of sales and marketing representatives, training personnel and customer care personnel. We face considerable challenges in recruiting, training, managing, motivating and retaining the members of these teams, including managing geographically dispersed efforts. These challenges are exacerbated by the fact that our strategic plan requires us to rapidly grow our sales, with limited marketing and training infrastructure growth, while generating increased demand for our product. If we fail to maintain and grow a dedicated team of sales representatives and are unable to retain our sales and marketing, managed care, medical and other personnel, we could fail to take advantage of an opportunity to enhance our brand recognition and grow our revenue.

Risks Related to Our Financial Condition and Capital Requirements

Our future capital needs are uncertain and we may need to raise additional funds in the future, and these funds may not be available on acceptable terms or at all.

At December 31, 2015, we had $2.8 million in cash and cash equivalents, and we have since received an additional $13.2 million in net proceeds from the financings related to our Series AB Preferred Stock. We believe that our cash on hand in the amount of approximately $1.8 million as of May 3, 2016, prior to the Offering, together with the net proceeds of approximately $23.7 million received from the Offering and the restructuring of our term loan agreement with Capital Royalty Partners, both in connection with the Merger, will be sufficient to satisfy our liquidity requirements for at least the next 12 months. However, the continued growth of our business, including the expansion of our research, development and engineering activities, including our efforts to commercialize our pre-fill V-Go, and expansion of manufacturing capabilities, will significantly increase our expenses. In addition, the amount of our future product sales is difficult to predict, especially in light of the recent commercialization of V-Go, and actual sales may not be in line with our forecasts. As a result, we expect to be required to seek additional funds in the future. Our future capital requirements will depend on many factors, including:

•	the revenue generated by sales of V-Go and any other future product candidates that we may develop and commercialize;

•	the costs associated with expanding our sales and marketing infrastructure;

•	the expenses we incur in maintaining our manufacturing facility and adding further manufacturing equipment and capacity;

•	the cost associated with developing and commercializing our proposed products or technologies, including our pre-fill V-Go;

•	the cost of obtaining and maintaining regulatory clearance or approval for our current or future products;

•	the cost of ongoing compliance and regulatory requirements;

•	expenses we incur in connection with potential litigation or governmental investigations;

•	anticipated or unanticipated capital expenditures; and

•	unanticipated general and administrative expenses.

As a result of these and other factors, we do not know whether and the extent to which we may be required to raise additional capital. We may, in the future, seek additional capital from public or private offerings of our capital stock, borrowings under credit lines or other sources. If we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaborations, licensing, joint ventures, strategic alliances, partnership arrangements or other similar arrangements, it may be necessary to relinquish valuable rights to our potential future products or proprietary technologies, or grant licenses on terms that are not favorable to us.

If we are unable to raise additional capital, we may not be able to expand our sales and marketing infrastructure, enhance our current products or develop new products, take advantage of future opportunities, or respond to competitive pressures, changes in supplier relationships, or unanticipated changes in customer demand. Any of these events could adversely affect our ability to achieve our strategic objectives.

Our operating results may fluctuate significantly from quarter to quarter.

We began commercial sales of V-Go in the first quarter of 2012. Due to our limited operating history, there has been and there may continue to be meaningful variability in our operating results among quarters, as well as within each quarter. Our operating results, and the variability of these operating results, will be affected by numerous factors, including:

•	our ability to increase sales of V-Go and to commercialize and sell our future products, if any, and the number of our products sold in each quarter;

•	acceptance of our product by people with Type 2 diabetes who require insulin, their caregivers, healthcare providers and third-party payors;

•	the pricing of our product and competitive products, the effect of third-party coverage and reimbursement policies, and the amount and level of sales discounts or rebates required to obtain or retain effective third-party payor coverage and reimbursement;

•	our ability to establish and grow an effective sales and marketing infrastructure;

•	the amount of, and the timing of the payment for, insurance deductibles required to be paid by patients and potential patients under their existing insurance plans;

•	interruption in the manufacturing or distribution of our product;

•	seasonality and other factors affecting the timing of purchases of our product;

•	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

•	the ability of our suppliers to timely provide us with an adequate supply of components that meet our requirements;

•	regulatory clearance or approvals affecting our product or those of our competitors;

•	changes in healthcare rules, coverage and reimbursement under government healthcare programs, including Medicare and Medicaid; and

•	the timing of revenue recognition associated with our product sales pursuant to applicable accounting standards.

As a result of our limited operating history, and due to the complexities of the industry in which we operate, it will be difficult for us to forecast demand for our current or future products with any degree of certainty, which means it will be difficult for us to forecast our sales. In addition, we will be significantly increasing our operating expenses as we expand our business. Accordingly, we may experience substantial variability in our operating results from quarter to quarter, including unanticipated quarterly losses. If our quarterly or annual operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially.

Furthermore, any quarterly or annual fluctuations in our operating results may, in turn, cause the price of our common stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

We may not be able to generate sufficient cash to service our credit facility with Capital Royalty Group. If we fail to comply with the obligations under our credit facility, the lender may be able to accelerate amounts owed under the facility and may foreclose upon the assets securing our obligations.

As of the date of this filing, the aggregate principal amount of our term loan with Capital Royalty Group, and certain of its affiliates, or our Term Loan, was $50.0 million. Borrowings under our credit facility are secured by substantially all of our assets, including our material intellectual property. Our ability to make scheduled payments or to refinance our debt obligations depends on numerous factors, including the amount of our cash reserves and our actual and projected financial and operating performance. These amounts and our performance are subject to numerous risks, including the risks in this section, some of which may be beyond our control. We cannot assure you that we will maintain a level of cash reserves or cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our existing or future indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We cannot assure you that we would be able to take any of these actions, or that these actions would permit us to meet our scheduled debt service obligations. In addition, in the event of our breach of the Term Loan, we may be required to repay any outstanding amounts earlier than anticipated. If we fail to comply with our obligations under the Term Loan, the lender would be able to accelerate the required repayment of amounts due and, if they are not repaid, could foreclose upon our assets securing our obligations under the Term Loan. In addition, certain events of default have already occurred under a prior term loan with Capital Royalty Group on or around March 31, 2015 and we cannot assure you similar future events of default will not occur under the Term Loan. For a full description of the events of default that occurred and the remedies available to Capital Royalty Partners, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Indebtedness – Capital Royalty Group Term Loan”.

Our Term Loan contains a financial covenant that may limit our operating flexibility.

Our Term Loan contains a certain restrictive covenant that requires us to maintain an end-of-day balance of $5 million in cash or cash equivalents, which may limit our ability to engage in new lines of business, make certain investments, pay dividends, or enter into various transactions. We therefore may not be able to engage in any of the foregoing transactions unless we obtain the consent of the lender or terminate our Term Loan. Furthermore, there is no guarantee that future working capital, borrowings or equity financing will be available to repay or refinance the amounts outstanding under the agreement. For additional information about the Term Loan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Capital Royalty Partners Term Loan.”

Prolonged negative economic conditions could adversely affect us, our customers and suppliers, which could harm our financial condition.

We are subject to the risks arising from adverse changes in general economic and market conditions. Economic turmoil and uncertainty about future economic conditions could adversely impact our existing and potential customers, the financial ability of health insurers to pay claims, patients’ ability or willingness to pay out-of-pocket costs, our ability to obtain financing for our operations on favorable terms, or at all, and our relationships with key suppliers.

Healthcare spending in the United States has been, and is expected to continue to be, negatively affected by the recent recession and continuing economic uncertainty. For example, patients who have lost their jobs or healthcare coverage may no longer be covered by an employer-sponsored health insurance plan, and patients reducing their overall spending may eliminate healthcare-related purchases. The recent recession and continuing economic uncertainty has also impacted the financial stability of many commercial health insurers. As a result, we believe that some insurers are scrutinizing insurance claims more rigorously and delaying or denying reimbursement more often. Since the sale of V-Go generally depends on the availability of third-party reimbursement, any delay or decline in reimbursement will adversely affect our sales.

Risks Related to Intellectual Property

Intellectual property rights may not provide adequate protection, which may permit third parties to compete against us more effectively.

Our success depends significantly on our ability to maintain and protect our proprietary rights in the technologies and inventions used in or embodied by our product. To protect our proprietary technology, we rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, as well as nondisclosure, confidentiality, and other contractual restrictions in our manufacturing, consulting, employment and other third party agreements. These legal means afford only limited protection, however, and may not adequately protect our rights or permit us to gain or keep any competitive advantage.

If we are unable to secure sufficient patent protection for our proprietary rights in our product and processes, and to adequately maintain and protect our existing and new rights, competitors will be able to compete against us more effectively, and our business will suffer.

The process of applying for patent protection itself is time consuming and expensive and we cannot assure you that we have prepared or will be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. In addition, our patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example, with respect to proper priority claims, inventorship, claim scope or patent term adjustments. Moreover, we cannot assure you that all of our pending patent applications will issue as patents or that, if issued, they will issue in a form that will be advantageous to us. We own numerous issued patents and pending patent applications that relate to insulin-delivery methods and devices. The rights granted to us under our patents, however, including prospective rights sought in our pending patent applications, may not be of sufficient scope or strength to provide us with any meaningful exclusivity or commercial advantage, and competitors may be able to design around our patents or develop products that provide outcomes comparable to ours without infringing on our intellectual property rights. In addition, we may in the future be subject to claims by our former employees or consultants asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. If any of our patents are challenged, invalidated or legally circumvented by third parties, and if we do not exclusively own other enforceable patents protecting our product, competitors could market products and use processes that are substantially similar to, or superior to, ours, and our business will suffer.

The patent position of medical technology companies is generally highly uncertain. The degree of patent protection we require may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us sufficient exclusivity, or to gain or keep our competitive advantage. For example:

•	we might not have been the first to invent or the first inventor to file patent applications on the inventions covered by each of our pending patent applications and issued patents;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	other companies hold patents stating broad claims in the drug delivery device field which, if construed to cover our products and held to be valid and enforceable, could have a material adverse effect on our business;

•	any patents we obtain or license from others in the future may not encompass commercially viable products, may not provide us with any competitive advantages or may be challenged by third parties;

•	any patents we obtain or license from others in the future may not be valid or enforceable; and

•	we may not develop additional proprietary technologies that are patentable.

Patents have a limited lifespan. In the United States, the natural expiration of a utility patent typically is 20 years after it is filed. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for our insulin-delivery methods and devices, we may be open to competition from generic versions of such methods and devices.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product and our technologies.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation, and switch the U.S. patent system from a “first-to-invent” system to a “first-to-file” system. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The U.S. Patent and Trademark Office, or USPTO, recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, in particular, the first-to-file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement, and defense of our patents and applications. Furthermore, the U.S. Supreme Court and the U.S. Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the United States are interpreted. Similarly, foreign courts have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and foreign legislative bodies. Those changes may materially affect our patents or patent applications and our ability to obtain and enforce or defend additional patent protection in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Moreover, the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our product or procedures, we may not be able to stop a competitor from marketing products that are the same as or similar to our product and technologies.

We may not be able to adequately protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product and technologies in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly developing countries, and the breadth of patent claims allowed can be inconsistent. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement on infringing activities is inadequate.

We do not have patent rights in certain foreign countries in which a market may exist in the future. Moreover, in foreign jurisdictions where we do have patent rights, proceedings to enforce such rights could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Thus, we may not be able to stop a competitor from marketing and selling in foreign countries products that are the same as or similar to our product.

We may in the future become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful.

The medical device industry has been characterized by frequent and extensive intellectual property litigation. Our competitors or other patent holders may assert that our product and the methods employed in our product are covered by their patents. For example, other companies hold patents stating broad claims in the drug delivery device field which, if construed to cover our products and held to be valid and enforceable, could have a material adverse effect on our business. Although we believe we have adequate defenses available if faced with any allegations that we infringe third-party patents, it is possible that V-Go could be found to infringe these patents. If our product or methods are found to infringe, we could be prevented from manufacturing or marketing our product.

We do not know whether our competitors or potential competitors have patents, or have applied for, will apply for, or will obtain patents that will prevent, limit or interfere with our ability to make, have made, use, sell, import or export our product. Competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights. To stop any such infringement or unauthorized use, litigation may be necessary. Our intellectual property has not been tested in litigation. A court may declare our patents invalid or unenforceable, may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question, or may interpret the claims of our patents narrowly, thereby substantially narrowing the scope of patent protection they afford.

In addition, third parties may initiate legal proceedings against us to challenge the validity or scope of our intellectual property rights, or may allege an ownership right in our patents, as a result of their past employment or consultancy with us. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Competing products may also be sold in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, alleging our infringement of a competitor’s patents, we could be prevented from marketing our product in one or more foreign countries.

Litigation related to infringement and other intellectual property claims such as trade secrets, with or without merit, is unpredictable, can be expensive and time-consuming, and can divert management’s attention from our core business. If we lose this kind of litigation, a court could require us to pay substantial damages, treble damages, and attorneys’ fees, and could prohibit us from using technologies essential to our product, any of which would have a material adverse effect on our business, results of operations, and financial condition. If relevant patents are upheld as valid and enforceable and we are found to infringe, we could be prevented from selling our product unless we can obtain licenses to use technology or ideas covered by such patents. We do not know whether any necessary licenses would be available to us on satisfactory terms, if at all. If we cannot obtain these licenses, we could be forced to design around those patents at additional cost or abandon the product altogether. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could cause the price of our common stock to decline.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

We could in the future be subject to claims that we or our employees have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers, competitors, or other third parties. Although we endeavor to ensure that our employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement, or that we or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. If our defense to those claims fails, in addition to paying monetary damages, a court could prohibit us from using technologies or features that are essential to our product, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers or other third parties. An inability to incorporate technologies or features that are important or essential to our product may prevent us from selling our product. In addition, we may lose valuable intellectual property rights or personnel. Moreover, any such litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our product.

Our trademarks may be infringed or successfully challenged, resulting in harm to our business.

We rely on our trademarks as one means to distinguish our product from the products of our competitors, and we have registered or applied to register many of these trademarks. The USPTO or foreign trademark offices may deny our trademark applications, however, and even if published or registered, these trademarks may be ineffective in protecting our brand and goodwill and may be successfully opposed or challenged. Third parties may oppose our trademark applications, or otherwise challenge our use of our trademarks. In addition, third parties may use marks that are confusingly similar to our own, which could result in confusion among our customers, thereby weakening the strength of our brand or allowing such third parties to capitalize on our goodwill. In such an event, or if our trademarks are successfully challenged, we could be forced to rebrand our product, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks and we may not have adequate resources to enforce our trademark rights in the face of any such infringement.

If we are unable to protect the confidentiality or use of our trade secrets, our competitive position may be harmed.

In addition to patent and trademark protection, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect our trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our manufacturers, consultants and vendors, and our former or current employees. We also enter into invention or assignment agreements with our employees. Despite these efforts, any of these parties may breach the agreements and disclose our trade secrets and other unpatented or unregistered proprietary information. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. In addition, we may not be able to obtain adequate remedies for any such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Competitors could purchase our product and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If our intellectual property is not adequately protected so as to protect our market against competitors’ products and methods, our competitive position could be adversely affected.

Risks Related to Our Legal and Regulatory Environment

Our product and operations are subject to extensive governmental regulation, and failure to comply with applicable requirements could cause our business to suffer.

The medical technology industry is regulated extensively by governmental authorities, principally the FDA and corresponding state regulatory agencies. The regulations are very complex, have become more stringent over time, and are subject to rapid change and varying interpretations. Regulatory restrictions or changes could limit our ability to carry on or expand our operations or result in higher than anticipated costs or lower than anticipated sales. The FDA and other U.S. governmental agencies regulate numerous elements of our business, including:

•	product design and development;

•	pre-clinical and clinical testing and trials;

•	product safety;

•	establishment registration and product listing;

•	labeling and storage;

•	marketing, manufacturing, sales and distribution;

•	pre-market clearance or approval;

•	servicing and post-marketing surveillance, including reporting of deaths or serious injuries and malfunctions that, if they recurred, could lead to death or serious injury;

•	advertising and promotion;

•	post-market approval studies;

•	product import and export; and

•	recalls and field-safety corrective actions.

Before we can market or sell a new regulated product or a significant modification to an existing product in the United States, we must obtain either clearance under Section 510(k) of the FDCA, grant of a de novo classification request, or approval of a pre-market approval, or PMA, application from the FDA, unless an exemption from pre-market review applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. In the de novo request process, the FDA must determine that general and special controls are sufficient to provide reasonable assurance of the safety and effectiveness of a device, which is low to moderate risk and has no predicate. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device based on extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. Products that are approved through a PMA application generally need FDA approval before they can be modified. Similarly, some modifications made to products cleared through a 510(k) may require a new 510(k). Both the 510(k) and PMA processes can be expensive and lengthy and require the payment of significant fees, unless an exemption applies. The FDA’s 510(k) clearance process usually takes from three to 12 months, but may take longer. FDA’s goal is to review a de novo classification request within 120 days, but the process generally takes longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or longer, from the time the application is submitted to the FDA until an approval is obtained. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time-consuming, and we may not be able to obtain these clearances or approvals on a timely basis, or at all for our proposed products.

We obtained initial pre-market clearance for V-Go under Section 510(k) of the FDCA in December 2010. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to our existing product than we had expected, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline or to not increase in line with our forecasts. In addition, the FDA may determine that future products will require the more costly, lengthy and uncertain PMA process. Although we do not currently market any devices under PMA, the FDA may demand that we obtain a PMA prior to marketing certain of our future products. Further, even with respect to those future products where a PMA is not required, we cannot assure you that we will be able to obtain the 510(k) clearances with respect to those products.

The FDA can delay, limit or deny clearance or approval of a device for many reasons, including:

•	we may not be able to demonstrate that our product is safe and effective for its intended users;

•	the data from our clinical trials may be insufficient to support clearance or approval; and

•	the manufacturing process or facilities we use may not meet applicable requirements.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our products under development or impact our ability to modify our currently cleared product on a timely basis.

Any delay in, or failure to obtain or maintain, clearance or approval for our products under development could prevent us from generating revenue from these products and adversely affect our business operations and financial results. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could dissuade some customers from using our product and adversely affect our reputation and the perceived safety and efficacy of our product.

Failure to comply with applicable regulations could jeopardize our ability to sell our product and result in enforcement actions such as fines, civil penalties, injunctions, warning letters, recalls of products, delays in the introduction of products into the market, refusal of the FDA or other regulators to grant future clearances or approvals, and the suspension or withdrawal of existing clearances or approvals by the FDA or other regulators. Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and negatively impact our reputation, business, financial condition and operating results.

Furthermore, we may evaluate international expansion opportunities in the future. If we expand our operations outside of the United States, we will become subject to various additional regulatory and legal requirements under the applicable laws and regulations of the international markets we enter. These additional regulatory requirements may involve significant costs and expenditures and, if we are not able to comply with any such requirements, our international expansion and business could be significantly harmed.

Modifications to our product may require new 510(k) clearances or pre-market approvals, or may require us to cease marketing or recall the modified products until clearances are obtained.

Any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design, or manufacture, requires a new 510(k) clearance or, possibly, a PMA. The FDA requires every manufacturer to make this determination in the first instance, but the FDA may review any manufacturer’s decision. The FDA may not agree with our decisions regarding whether new clearances or approvals are necessary. We have made modifications to our 510(k) cleared product, and have determined based on our review of the applicable FDA guidance that in certain instances new 510(k) clearances or pre-market approvals are not required. If the FDA disagrees with our determination and requires us to submit new 510(k) notifications or PMAs for modifications to our previously cleared or approved products for which we have concluded that new clearances or approvals are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant regulatory fines or penalties.

If we or our third-party suppliers fail to comply with the FDA’s good manufacturing practice regulations, this could impair our ability to market our product in a cost-effective and timely manner.

We and our third-party suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our product. The FDA audits compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The FDA may impose inspections or audits at any time. If we or our suppliers have significant non-compliance issues or if any corrective action plan that we or our suppliers propose in response to observed deficiencies is not sufficient, the FDA could take enforcement action against us, including any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications or repair, replacement, refunds, recall, detention or seizure of our product;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying our requests for 510(k) clearance or pre-market approval of new products or modified products;

•	withdrawing 510(k) clearances or pre-market approvals that have already been granted;

•	refusal to grant export approval for our product; or

•	criminal prosecution.

Any of the foregoing actions could have a material adverse effect on our reputation, business, financial condition and operating results.

A recall of our product, or the discovery of serious safety issues with our product, could have a significant adverse impact on us.

The FDA has the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture or in the event that a product poses an unacceptable risk to health. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of our product would divert managerial and financial resources and have an adverse effect on our reputation, financial condition and operating results, which could impair our ability to produce our product in a cost-effective and timely manner.

Further, under the FDA’s medical device reporting, or MDR, regulations, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Repeated product malfunctions may result in a voluntary or involuntary product recall, which could divert managerial and financial resources, impair our ability to manufacture our product in a cost-effective and timely manner and have an adverse effect on our reputation, financial condition and operating results.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new approvals or clearances for the device before we may market or distribute the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties, or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our product in the future.

Any adverse event involving our product could result in future voluntary corrective actions, such as recalls or customer notifications, or regulatory agency action, which could include inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

If we are unable to achieve and maintain adequate levels of coverage and reimbursement for V-Go or any future products we may seek to commercialize, their commercial success may be severely hindered.

We have derived all of our revenue from the sale of V-Go in the United States and expect to continue to do so for the next several years. Patients who use V-Go generally rely on third-party payors, including governmental healthcare programs, such as Medicare and Medicaid, and commercial health insurers, health maintenance organizations and other healthcare-related organizations, to reimburse all or part of the costs associated with V-Go. Successful sales of V-Go and any future products depend, therefore, on the availability of adequate coverage and reimbursement from third-party payors.

Securing coverage for new technologies is challenging and uncertain. Third-party payors render coverage decisions based upon clinical and economic standards that disfavor new products when more established or lower cost therapeutic alternatives are already available or subsequently become available. Unless our product demonstrates superior efficacy profiles, it may not qualify for coverage and reimbursement. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate or may require co-payments, deductibles or co-insurance payments that patients find unacceptably high.

Not only are third-party payors, whether governmental or commercial, developing increasingly sophisticated methods of controlling healthcare costs, in addition, no uniform policy of coverage and reimbursement for medical products, including V-Go, exists among third-party payors. Therefore, coverage and reimbursement for our product can and does differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that requires us to provide economic, scientific and clinical support for the use of our product to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained. Even where favorable coverage and reimbursement status has been attained for V-Go, less favorable coverage policies and reimbursement rates may be implemented in the future. Moreover, a third-party payor’s decision to provide coverage does not imply that an adequate reimbursement rate will be paid. There can be no assurance that our clinical data will allow for satisfactory pricing of V-Go at current levels, and the failure to obtain and maintain coverage and adequate reimbursement for V-Go would materially and adversely affect our business.

V-Go currently is covered and reimbursed under the policies of a number of third-party payors. The Medicare program recognizes V-Go under the Medicare Part D prescription drug benefit, and a number of Part D drug plans have placed our product on their pharmacy formularies or otherwise allow for individual consideration. Although V-Go is not covered under Medicare Part B, an outpatient medical benefit, that does not recognize disposable insulin delivery devices, other third-party payors may have adopted different coverage policies, classifying a disposable insulin delivery device as a coverable device. Some commercial payors, however, have declined to offer any coverage for V-Go, whether on a pharmacy formulary or as a medical benefit, concluding that the delivery system is experimental or investigational, or that the current evidence is insufficient. In addition, coverage policies developed by third-party payors generally can be modified or terminated by the third-party payor without cause and with little or no notice to us.

We believe that future coverage and reimbursement will likely be subject to increased restrictions both in the United States and in international markets. Healthcare cost containment initiatives that limit or deny reimbursement for V-Go would also materially and adversely affect our business. If reimbursement is not available or is available only to limited levels, we may not be able to commercialize our product profitably.

We are subject to additional federal, state and foreign laws and regulations relating to our healthcare business; our failure to comply with those laws could have a material adverse effect on our results of operations and financial condition.

Although we do not provide healthcare services, submit claims for third-party reimbursement, or receive payments directly from Medicare, Medicaid or other third-party payors for our product, we are subject to healthcare fraud and abuse regulation and enforcement by federal and state governments, which could significantly impact our business. Healthcare fraud and abuse laws potentially applicable to our operations include:

•	the federal Anti-Kickback Statute, which applies to our marketing practices, educational programs, pricing policies and relationships with healthcare providers, by prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare or Medicaid programs;

•	federal civil and criminal false claims laws and civil monetary penalty laws, including civil whistleblower or qui tam actions, that prohibit, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making, or causing to be made, a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay or transmit money or property to the federal government;

•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and its implementing regulations, which created federal criminal laws that prohibit, among other things, executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•	federal “sunshine” requirements imposed by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the ACA, on device manufacturers regarding any “transfer of value” made or distributed to physicians and teaching hospitals. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (or up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests that are not timely, accurately, and completely reported in an annual submission. The period between August 1, 2013 and December 31, 2013 was the first reporting period, and manufacturers were required to report aggregate payment data by March 31, 2014, and to report detailed payment data and submit legal attestation to the accuracy of such data by June 30, 2014. Thereafter, manufacturers must submit reports by the 90th day of each subsequent calendar year;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require device and pharmaceutical companies to comply with the industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; and state laws that require drug and device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures.

The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Moreover, recent health care reform legislation has strengthened these laws. For example, the ACA, among other things, amended the intent requirement of the federal anti-kickback and criminal health care fraud statutes; a person or entity no longer needs to have actual knowledge of these statutes or specific intent to violate them. In addition, the ACA provided that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the false claims statutes. We are unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding our business or the healthcare industry in general, or what effect such legislation or regulations may have on us. Federal or state governments may impose additional restrictions or adopt interpretations of existing laws that could have a material adverse effect on us.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under such laws, it is possible that some of our business activities, including without limitation certain of the marketing and distribution programs for V-Go, as well as our relationships with physicians and other health care providers, some of whom recommend, purchase and/or prescribe our product, could be subject to challenge under one or more of such laws. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from governmental health care programs, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, suspension or revocation of certifications or licenses that are required to operate our business, injunctions and other associated remedies, denial or withdrawal of product clearances, private “qui tam” actions brought by individual whistleblowers in the name of the government, and the curtailment or restructuring of our operations, any of which could impair our ability to operate our business and our financial results.

We may be liable if the FDA or other U.S. enforcement agencies determine we have engaged in the off-label promotion of our product or have disseminated false or misleading labeling or promotional materials.

Our promotional materials and training methods must comply with FDA and other applicable laws and regulations, including laws and regulations prohibiting marketing claims that promote the off-label use of our product or that make false or misleading statements. Healthcare providers may use our product off-label, as the FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine. For example, although V-Go is only cleared for insulin delivery in adult patients, a physician might independently choose to use it for insulin delivery in children. FDA also could conclude that a performance claim is misleading if it determines that there are inadequate non-clinical and/or clinical data supporting the claim. If the FDA determines that our promotional materials or training promote of an off-label use or make false or misleading claims, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they determine that our promotional or training materials promote an unapproved use or make false or misleading claims, which could result in significant fines or penalties. Although our policy is to refrain from statements that could be considered off-label promotion of our product or false or misleading, the FDA or another regulatory agency could disagree. Violations of the FDCA may also lead to investigations alleging violations of federal and state health care fraud and abuse laws, as well as state consumer protection laws, which may lead to costly penalties and may adversely impact our business. In addition, the off-label use of our product may increase the risk of product liability claims. Product liability claims are expensive to defend and could result in substantial damage awards against us and harm our reputation.

Legislative or regulatory healthcare reforms may make it more difficult and costly for us to obtain reimbursement for our product or regulatory clearance or approval of our future products, and to produce, market and distribute those products after clearance or approval is obtained.

Recent political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation and regulations designed to contain or reduce the cost of healthcare. Such legislation and regulations may result in decreased reimbursement for our product, which may further exacerbate industry-wide pressure to reduce the prices charged for our product. This could harm our ability to market our product and generate sales. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our current product and future products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our products. Delays in receipt of or failure to receive regulatory clearances or approvals for any future products would negatively impact our long-term business strategy.

In the U.S., there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that restrict or regulate post-approval activities, which may affect our ability to profitably sell V-Go or any other product candidates for which we obtain marketing approval. Such government-adopted reform measures may adversely impact the pricing of healthcare products and services in the United States or internationally and the amount of reimbursement available from third-party payors.

For example, in March 2010, the ACA was signed into law. While the goal of healthcare reform is to expand coverage to more individuals, it also involves increased government price controls, additional regulatory mandates and other measures designed to constrain medical costs. The ACA substantially changes the way healthcare is financed by both governmental and commercial insurers, encourages improvements in the quality of healthcare items and services and significantly impacts the medical device industries. The ACA, among other things, established annual fees and taxes on manufacturers of certain branded prescription drugs and medical devices (discussed in more detail below), requires manufacturers to participate in a discount program for certain outpatient drugs under Medicare Part D, and promotes programs that increase the federal government’s comparative effectiveness research. As the healthcare financing system continues to evolve in response to the ACA, it could have a material adverse impact on numerous aspects of our business.

In the future there may continue to be additional proposals relating to the reform of the U.S. healthcare system generally, or operation of the Medicare Part D program specifically. Certain of these proposals could limit the prices we are able to charge for our product, or the amount of reimbursement available for our product, and could limit the acceptance and availability of our product.

Our financial performance may be adversely affected by medical device tax provisions in the ACA.

Beginning in 2013 through the end of 2015, the ACA imposed, among other things, an annual excise tax of 2.3% on any entity that manufactures or imports medical devices offered for sale in the United States beginning in 2013. Congress suspended this tax on December 18, 2015 for two years, for sales of devices during the period January 1, 2016 through December 31, 2017. We do not believe that V-Go was subject to this tax based on the retail exemption under applicable Treasury Regulations. However, the guidance regarding this exemption as applied to V-Go is not clear, and the availability of this exemption is subject to interpretation by the IRS, and the IRS may disagree with our analysis. We do not know if there will be changes to the retail exemption when the suspension of the device tax ends at the end of 2017. The financial impact this tax may have on our business is unclear and there can be no assurance that our business and financial results will not be negatively impacted.

Risks Related to Ownership of Our Common Stock

You could lose all of your investment.

An investment in our securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.

Our stock price is likely to be volatile. The stock market in general and the market for smaller medical device and pharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:

•	the success of competitive products or technologies;

•	developments related to our existing or any future collaborations;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	the level of expenses related to any of our product candidates;

•	the results of our efforts to discover, develop, acquire or in-license additional product candidates or products;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	general economic, industry and market conditions; and

•	the other factors described in this “Risk Factors” section.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management and board of directors will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. We intend to use the net proceeds of this offering for working capital and general corporate purposes, including to expand and support our sales and marketing infrastructure and activities for V-Go, and fund research, development and engineering activities and manufacturing capabilities. However, our use of these proceeds may differ substantially from our current plans. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and the purchasers of our Common Stock offered hereby. The Company is authorized to issue an aggregate of 300,000,000 shares of Common Stock and 10,000,000 shares of “blank check” preferred stock. We may issue additional shares of our Common Stock or other securities that are convertible into or exercisable for our Common Stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our Common Stock may create downward pressure on the trading price of the Common Stock. We will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

Our Board of Directors will be authorized to issue up to 10,000,000 shares of preferred stock with powers, rights and preferences designated by it. See “Preferred Stock” in the section of this Report titled “Description of Securities.” Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of the Board to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

There currently is only a very limited public market for our Common Stock and there can be no assurance that a public market will ever develop. Failure to develop or maintain a trading market could negatively affect the value of our Common Stock and make it difficult or impossible for you to sell your shares.

There is currently only a very limited public market for shares of our Common Stock and one may never develop. Our Common Stock is quoted on the OTC Markets. The OTC Markets is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our Common Stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our Common Stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our Common Stock may not be sufficiently widely held; we may not be able to secure market makers for our Common Stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our Common Stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our Common Stock is otherwise rejected for listing, and remains listed on the OTC Markets or is suspended from the OTC Markets, the trading price of our Common Stock could suffer and the trading market for our Common Stock may be less liquid and our Common Stock price may be subject to increased volatility.

We are an “emerging growth company,” and we cannot be certain whether the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or the Sarbanes-Oxley Act’s reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act, which occurred in May 2015 (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a “large accelerated filer,” which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may suffer or be more volatile.

Section 102 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

As an emerging growth company, we may delay adoption of new or revised accounting standards, which may make our stock less attractive and our trading price more volatile.

Pursuant to the JOBS Act, as an emerging growth company, we have elected to take advantage of an extended transition period for any new or revised accounting standards that may be issued by the Financial Accounting Standards Board (FASB) or the SEC, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can delay adoption of the standard until it applies to private companies. This may make a comparison of our financial statements with any other public company that is either not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult, as different or revised standards may be used. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and could decline.

We are a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a non-affiliated public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” we will be required to provide additional disclosure in our SEC filings. However, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports and in a registration statement under the Exchange Act on Form 10. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

We do not have a class of our securities registered under Section 12 of the Exchange Act. Until we do or we become subject to Section 15(d) of the Exchange Act, we will be a “voluntary filer.”

We are not currently required under Section 13 or Section 15(d) of the Exchange Act to file periodic reports with the SEC. We have in the past voluntarily elected to file some or all of these reports to ensure that sufficient information about us and our operations is publicly available to our stockholders and potential investors. Because we are a voluntary filer, we are considered a non-reporting issuer under the Exchange Act. Until we become subject to the reporting rules under the Exchange Act, we are not required to file annual, quarterly or current reports and could cease doing so at any time. Additionally, until we register a class of our securities under Section 12 of the Exchange Act, we are not subject to the SEC’s proxy rules, and large holders of our capital stock will not be subject to beneficial ownership reporting requirements under Sections 13 or 16 of the Exchange Act and their related rules. As a result, our stockholders and potential investors may not have available to them as much or as robust information as they may have if and when we become subject to those requirements.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our Common Stock may be subject to the “penny stock” rules of the SEC, and the trading market in the securities may be limited, which may make transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our Common Stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

Until our Common Stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq Stock Market, we expect our Common Stock to remain eligible for quotation on the OTC Markets, or on another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, the shares of our Common Stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of our Common Stock or to sell his or her shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect the liquidity of our Common Stock. This would also make it more difficult for us to raise capital.

Our principal stockholders own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Upon completion of the Offering, our 5% stockholders and their affiliates will beneficially own an aggregate of 10,467,763 shares of our outstanding common stock, excluding any shares of common stock that may be purchased in the Offering. As a result, these stockholders will have significant influence and may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transactions. This concentration of ownership could delay or prevent any acquisition of our company on terms that other stockholders may desire, and may adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise adequate capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. Upon completion of the Merger and the Offering, we will have outstanding 12,638,991 shares of common stock. Subject to the conditions and limitations of Rule 144, all of these shares will be available for sale in the public market. Sales of stock by these stockholders could have a material adverse effect on the market price of our common stock.

We may be exposed to additional risks as a result of “going public” by means of a reverse acquisition transaction.

We may be exposed to additional risks because the business of Valeritas has become a public company through a “reverse merger” transaction. There has been increased focus by government agencies on transactions such as the Merger in recent years, and we may be subject to increased scrutiny by the SEC and other government agencies and holders of our securities as a result of the completion of the Merger. We do not consider the public company to have been a “shell company” under applicable rules of the SEC prior to the closing of the Merger. However, the SEC may disagree with our analysis and, if so, we may become subject to certain restrictions and limitations for certain specified periods of time relating to potential future issuances of our securities and compliance with applicable SEC rules and regulations. Additionally, our “going public” by means of a reverse merger transaction may make it more difficult for us to obtain coverage from securities analysts of major brokerage firms following the Merger because there may be little incentive to those brokerage firms to recommend the purchase of our common stock. Further, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an initial public offering because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock. The occurrence of any such event could cause our business or stock price to suffer.

We do not anticipate paying dividends on our Common Stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our Common Stock, and we do not anticipate such a declaration or payment for the foreseeable future.

We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of Common Stock. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Being a public company is expensive and administratively burdensome.

As a public reporting company, and particularly if and after we cease to be a “voluntary filer,” an “emerging growth company” or a “smaller reporting company,” we will incur significant legal, accounting and other expenses that Valeritas did not incur as a private company. We may be subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Complying with these laws and regulations will require the time and attention of our Board of Directors and management, and increases our expenses. Among other things, we may be required to:

•	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	maintain policies relating to disclosure controls and procedures;

•	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

•	institute a more comprehensive compliance function, including with respect to corporate governance; and

•	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our Board of Directors, particularly directors willing to serve on an audit committee which we expect to establish.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until we are no longer an “emerging growth company” as defined in the JOBS Act and we are not an “accelerated filer” or a “large accelerated filer.” If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, which could harm our business.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include in our annual reports on Form 10-K an assessment by management of the effectiveness of our internal control over financial reporting. In addition, at such time, if any, as we are an “accelerated filer” or a “large accelerated filer,” and no longer an “emerging growth company,” our independent registered public accounting firm will have to attest to and report on management’s assessment of the effectiveness of such internal control over financial reporting. Based upon the last evaluation conducted as of December 31, 2015, our management at the time concluded that our disclosure controls and procedures were effective as of such date to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. However, as a result of the consummation of the Merger, we will have implemented a new management team. Our new management has not yet conducted a formal evaluation of our internal control over financial reporting and has not been able to make an assessment on whether the internal controls are effective.

While we intend to diligently and thoroughly document, review, test and improve our internal control over financial reporting in order to ensure compliance with Section 404, management may not be able to conclude that our internal control over financial reporting is effective. Furthermore, even if management were to reach such a conclusion, if at that time an attestation report of our independent registered public accounting firm is required and such firm is not satisfied with the adequacy of our internal control over financial reporting, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then they may decline to attest to management’s assessment or may issue a report that is qualified. Any of these events could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively affect the price of our Common Stock.

In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and (if required in future) our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404. Our compliance with Section 404 may require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404. We intend to review the effectiveness of our internal controls and procedures and make any changes management determines appropriate, including to achieve compliance with Section 404 by the date on which we are required to so comply.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

***

The risks above do not necessarily comprise all of those associated with an investment in the Company. This Report contains forward looking statements that involve unknown risks, uncertainties and other factors that may cause the actual results, financial condition, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with the historical financial statements and the related notes thereto contained in this report. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” in this Report, that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report.

On May 3, 2016, our wholly-owned subsidiary, Valeritas Acquisition Corp., a corporation formed in the State of Delaware on April 27, 2016 (“Acquisition Sub”), merged with and into Valeritas, Inc., a corporation incorporated on August 26, 2008 in the state of Delaware (“Valeritas”). Pursuant to this transaction, Valeritas was the surviving corporation and became our wholly-owned subsidiary. All of the outstanding stock of Valeritas was converted into shares of our Common Stock.

In connection with the Merger and pursuant to the Split-Off Agreement, we transferred our pre-Merger assets and liabilities to our pre-Merger majority stockholder, in exchange for the surrender by her and cancellation of 41,486,004 shares of our Common Stock.

As a result of the Merger and Split-Off, we discontinued our pre-Merger business and acquired the business of Valeritas and will continue the existing business operations of Valeritas as a publicly-traded company under the name Valeritas Holdings, Inc. Following the Merger and Split-Off, the shareholders of Valeritas effectively control the combined companies, and as such, Valeritas is deemed to be the accounting acquirer in the merger.

As the result of the Merger and the change in business and operations of the Company, a discussion of the past financial results of the Company is not pertinent, and under applicable accounting principles the historical financial results of Valeritas, the accounting acquirer, prior to the Merger are considered the historical financial results of the Company.

The following discussion highlights Valeritas’s results of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. The following discussion and analysis are based on Valeritas’s audited and unaudited financial statements contained in this Report, which we have prepared in accordance with United States generally accepted accounting principles. You should read the discussion and analysis together with such financial statements and the related notes thereto.

Basis of Presentation

The audited financial statements of Valeritas for the fiscal years ended December 31, 2015 and 2014 contained herein include a summary of our significant accounting policies and should be read in conjunction with the discussion below. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in these audited financial statements. All such adjustments are of a normal recurring nature.

Overview

We are a commercial-stage medical technology company focused on developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes. We designed our first commercialized product, the V-Go Disposable Insulin Delivery Device, or V-Go, to help patients with Type 2 diabetes who require insulin to achieve and maintain their target blood glucose goals. V-Go is a small, discreet and easy-to-use disposable insulin delivery device that a patient adheres to his or her skin every 24 hours. V-Go enables patients to closely mimic the body’s normal physiologic pattern of insulin delivery throughout the day and to manage their diabetes with insulin without the need to plan a daily routine around multiple daily injections.

We currently focus on the treatment of patients with Type 2 diabetes—a pervasive and costly disease that, according to the 2014 National Diabetes Statistics Report released by the U.S. Centers for Disease Control and Prevention, or CDC, currently affects between 90% to 95% of the approximately 22 million U.S. adults diagnosed with diabetes. The CDC estimates that the combined direct medical and drug costs and indirect lost productivity costs of diabetes in the United States are approximately $245 billion annually. We believe the majority of the 12.8 million U.S. adults treating their Type 2 diabetes with more than one daily oral anti-diabetic drug, or OAD, or an injectable diabetes medicine can benefit from V-Go’s innovative approach to Type 2 diabetes management. Our near-term market consists of the approximately 5.8 million of these patients who currently take insulin, which includes 4.6 million patients who have not been able to achieve their target blood glucose goal.

We commenced commercial sales of V-Go in the United States during 2012. In the second half of 2012, we began hiring sales representatives in selected U.S. markets. At the end of 2015, our sales team covered 63 territories primarily within the East, South, Midwest and Southwest regions of the United States.

Since launching V-Go, the total number of prescriptions for, and the number of patients using, V-Go have increased each year. Based on prescription data, we estimate there were approximately 92,000 V-Go prescriptions filled during the year ended December 31, 2015, and we estimate that approximately 11,500 patients with Type 2 diabetes were using V-Go during 2015.

2014 Reorganization

During the second quarter of 2014, Valeritas consummated a series of transactions designed to facilitate future capital raising by simplifying its capitalization, or the 2014 Reorganization. On June 19, 2014, Valeritas Merger Sub, Inc. and Valeritas Holdings, LLC, or Holdings LLC, merged with and into us. Prior to the 2014 Reorganization, Holdings LLC was Valeritas’s direct wholly owned subsidiary. Valeritas survived the 2014 Reorganization as a direct, wholly owned subsidiary of Holdings LLC. In connection with the 2014 Reorganization, all of the pre-merger holders of Valeritas’s Series A, B, C, C-1 and C-2 preferred stock, common stock, options to purchase common stock and preferred stock warrants converted these securities into preferentially equivalent units in Holdings LLC, and Valeritas issued 6,923,076 shares of its common stock to Holdings LLC, which represented Holdings LLC’s sole asset. These shares of common stock were distributed to unit holders of Holdings LLC upon the cancellation of Holdings LLC and the liquidation of its assets in March 2016 in accordance with the liquidation preferences applicable to Holdings LLC’s units.

Financial Overview

Results of Operations for the Years Ended December 31, 2014 and 2015

The following is a comparison of revenue and expense categories for the years ended December 31, 2014 and 2015:

	Year Ended December 31,		Change
	2014	2015	$	%
(in thousands except percentages)
Revenue	$13,493	$18,097	$4,604	34
Costs of goods sold	17,773	14,237	(3,536)	(20)

Gross Margin	(4,280)	3,860	8,140	190

Operating expense:
Research and development	6,265	6,523	(258)	(4)
Selling, general and administrative	48,488	44,680	3,808	8

Total operating expense	54,753	51,203	3,550	6

Operating loss	(59,033)	(47,343)	11,690	20
Other income (expense), net:
Interest income	3	1	(2)	(67)
Interest expense	(7,545)	(16,318)	(8,773)	(116)
Change in fair value of prepayment features	802	443	(359)	(45)
Other income (expense)	201	—	(201)	(100)
Offering Costs (including 2014 capitalized IPO Costs)	—	(3,978)	(3,978)	(100)

Total other income (expense), net	(6,539)	(19,852)	(13,313)	(204)

Net Loss	$(65,572)	$(67,195)	$(1,623)	(2)

Revenue

We generate revenue from sales of V-Go to third-party wholesalers and medical supply distributors that take delivery and ownership of V-Go and, in turn, sell it to retail pharmacies or directly to patients with Type 2 diabetes. Our revenue is generated in the United States, and we view our operations as one operating segment. Financial information is reviewed on a consolidated basis to allow management to make decisions regarding resource allocations and assess performance. V-Go’s 30-day packages are sold to wholesalers at wholesale acquisition cost, which was $263 and $284 as of December 31, 2014 and December 31, 2015, respectively. The increase in V-Go prescribed to patients and, to a lesser extent price increases, contributed to a revenue increase of 34% on a period over period, comparative basis.

Our revenue increased from $13.5 million in 2014 to $18.1 million in 2015, as a result of our territorial expansion. We commenced commercial sales of V-Go in the United States during the first half of 2012 and hired sales representatives to cover selected U.S. markets.

Cost of Goods Sold

Cost of goods sold includes raw materials, labor costs, manufacturing overhead expenses and reserves for anticipated scrap and inventory obsolescence. Due to our relatively low production volumes of V-Go and the accompanying filling accessory known as EZ Fill, compared to our potential capacity for those products, the majority of our per-unit costs are manufacturing overhead expenses. These expenses include quality assurance, manufacturing engineering, material procurement, inventory control, facilities, equipment and operations supervision and management.

Our cost of goods sold for 2015 was approximately $14.2 million on revenue of approximately $18.1 million, compared to approximately $17.8 million in cost of goods sold on revenue of approximately $13.5 million during 2014. As a percentage of revenue, cost of goods sold decreased from approximately 132% during 2014 to approximately 79% during 2015.

We currently manufacture V-Go and the EZ Fill accessory in cleanrooms at a contract manufacturing organization, or CMO, in Southern China. We also have a relationship with a separate CMO that performs our final inspection and packaging functions. Any single-source components and suppliers are managed through our global supply chain operation. During 2015, we worked with our manufacturing CMO to refine our manufacturing processes and production lines to improve efficiencies and reduce labor cost. These improvements, combined with production volume growth from 3.7 million units in 2014 to 4.7 million units in 2015, were the primary drivers in the reduction in cost of goods sold per unit.

We expect our overall gross margin, which is calculated as revenue less cost of goods sold for a given period, to fluctuate in future periods as a result of increased manufacturing output as well as changes in and improvements to our manufacturing processes and expenses. We expect that improvements in manufacturing efficiencies and increases in volume up to our current capacity will generally improve our gross margins.

Research and Development

Our research and development activities primarily consist of engineering and research programs associated with products under development as well as activities associated with our core technologies and processes. They are primarily related to employee compensation, including salary, fringe benefits, share-based compensation and contract employee expenses.

Total research and development expenses increased by 4.1% during the year ended December 31, 2015 compared to the prior year. The unfavorable variance of $0.3 million was comprised of increased employee related costs and contract labor.

We expect our research, development and engineering expenses to increase from current levels as we initiate and advance our development projects, including the prefill V-Go.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of salary, fringe benefits and share-based compensation for our executive, financial, marketing, sales, business development, regulatory affairs and administrative functions. Other significant expenses include product demonstration samples, trade show expenses, professional fees for our contracted customer support center, external legal counsel, independent auditors and other consultants, insurance, facilities and information technologies expenses. We expect our selling, general and administrative expenses to increase as our business expands.

Our selling, general and administrative expenses decreased in the year ended December 31, 2015 as compared to 2014 by $3.8 million. Our net cost of V-Gos made up $3.1 million of this reduction. This was driven by a significant drop in the production volume of these V-Gos during 2015, as we had built an adequate supply from which to distribute to physicians. These sample V-Gos are expensed when produced. The remaining savings of $0.7 million was attributed to a combination of reduced headcount and related expenses, and our reduced reliance on external consulting services used to assist with our marketing initiatives and other professional services.

Other Income (Expense), Net

Other income (expense), net primarily consists of interest expense and amortization of debt discount associated with our term loan agreements with Capital Royalty Partners and WCAS Capital Partners IV, L.P. See “—Indebtedness” below for more information.

The increase in interest expense during the year ended December 31, 2015 as compared to the prior year was attributable to borrowings under our senior secured debt and our senior subordinated note payable, both of which bear compounded, payment-in-kind, or PIK, interest. In May, 2015 we entered into a forbearance agreement with the senior secured debt holder, at which time the interest rate rose from 11% to 15%. In addition, a 4% prepayment premium was established and charged to interest expense. The increased interest resulting from the forbearance agreement, and associated troubled debt restructuring, or TDR, which included the acceleration of all debt discounts and fees from the exercise of the prepayment provision over the restructuring period, combined to drive the $8.8 million expense increase.

The year over year variances of other income and changes in prepayment features are primarily caused by fluctuations in period end valuations of derivative liabilities associated with our debt. In addition, 2015 results included $3.9 million of direct legal and accounting fees associated with our attempted initial public offering in the first quarter of 2015.

Liquidity and Capital Resources

We are subject to a number of risks similar to those of early stage companies, including dependence on key individuals, the difficulties inherent in the development of a commercial market, the potential need to obtain additional capital necessary to fund the development of our products, and competition from larger companies. These factors along with our cash position prior to the consummation of the Offering and debt restructuring in connection with the Merger raised substantial doubt regarding our ability to continue as a going concern. Our consolidated financial statements in 2015 highlight this uncertainty but were prepared with the assumption that we will continue as a going concern and will be able to realize our assets and discharge our liabilities in the normal course of business.

At December 31, 2015, we had $2.8 million in cash and cash equivalents, and we received an additional $13.2 million in net proceeds from our Series AB financing conducted in 2016 which, together with the expected cash used in operations and debt service requirements, raised substantial doubt about our ability to continue as a going concern. We believe that our cash on hand in the amount of approximately $1.8 million as of May 3, 2016, prior to the Offering, together with the net proceeds of approximately $23.7 million received from the Offering and the restructuring of our term loan agreement, or Term Loan, with Capital Royalty Partners, or CRG, both in connection with the Merger, will be sufficient to satisfy our liquidity requirements for at least the next 12 months. We expect that our sales performance and the resulting operating income or loss, as well as the status of each of our new product development programs, will significantly impact our cash management decisions. We have utilized, and may continue to utilize, debt arrangements with debt providers and financial institutions to finance our operations. Factors such as interest rates and available cash will impact our decision to continue to utilize debt arrangements as a source of cash. In the event we do not consummate the Offering or we are not able to restructure our debt, we will need to seek alternative financing sources, including from debt issuance or private equity, in order to execute our business strategies and continue as a going concern. See “—Indebtedness—Debt Restructuring” below for more information regarding the restructuring of the Term Loan.

Historically, our sources of cash have included private placements of equity securities, debt arrangements, and cash generated from operations, primarily from the collection of accounts receivable resulting from sales. Our historical cash outflows have primarily been associated with cash used for operating activities such as the purchase and growth of inventory, expansion of our sales and marketing and research and development activities and other working capital needs; the acquisition of intellectual property; and expenditures related to equipment and improvements used to increase our manufacturing capacity and improve our manufacturing efficiency and for overall facility expansion.

The following table shows a summary of our cash flows for the years ended December 31, 2014 and 2015:

	Year Ended December 31,
	2014	2015
(in thousands)
Net cash provided by (used in):
Operating activities	$(48,015)	$(40,884)
Investing activities	(2,495)	(987)
Financing activities	40,440	23,716

Total	$(10,070)	$(18,155)

Operating Activities

The decrease in net cash used in operating activities for the year ended December 31, 2015 as compared to the year ended December 31, 2014 was primarily associated with increased product revenue and lower cost of goods sold as a result of manufacturing efficiencies. In addition, 2015 operating expense benefited from internal efforts and improvements in managing cash flows.

Investing Activities

Net cash used in investing activities for the years ended December 31, 2014 and 2015 was primarily related to purchases of capital equipment for our production lines. The use of cash in both 2014 and 2015 was related to augmenting the already existing production lines and corresponding capacity with our CMO built during prior years.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2015 was the result of gross proceeds from our Series D, AA, and AB financing rounds of $2.8 million, $15.2 million, and $8.5 million respectively. These were partially offset by issuance costs of $0.2 million, capital lease repayments of $0.2 million, and the remaining deferred costs from our attempted initial public offering, or IPO, in the first quarter of 2015 of $2.0 million. Net cash provided by financing activities for the year ended December 31, 2014 was primarily the result of gross proceeds from the Series D Financing of $43.0 million, partially offset by issuance costs of $0.7 million and debt and capital lease repayments of $0.4 million. In addition, 2014 cash expenditures of $1.6 million included deferred costs related to our attempted IPO conducted in the first quarter of 2015.

Indebtedness

Capital Royalty Partners Term Loan

On May 23, 2013, we entered into the Term Loan, which provides for total potential borrowings of up to $100 million, structured as a senior secured loan with a six-year term. The Term Loan is secured by substantially all of our assets, including our material intellectual property. The agreement provides for the issuance of notes in three separate tranches. The Term Loan bears interest at 11% per annum and compounds annually. Until the third anniversary of the Term Loan, we have the option to pay quarterly interest of 7.5% in cash and 3.5% paid-in-kind, or PIK, interest which is added to the aggregate principal amount of the Term Loan on the last day of each quarter. Thereafter, interest on the Term Loan is payable only in cash. The first tranche of the Term Loan was $50 million, and was drawn on August 15, 2013. The potential second and third tranches of the Term Loan were $25 million each and could have been drawn if we had achieved specified revenue milestones for the three months ended March 31, 2014 and September 30, 2014. We did not meet the respective revenue thresholds for the second and third tranches on those dates and therefore only drew down a total of $50.0 million under the Term Loan. The Term Loan contains a minimum revenue covenant, which was $25.0 million for 2014 and originally $50.0 million for 2015.

In connection with entering into the Term Loan in May 2013, we issued warrants to CRG, or the Original CRG Warrants, to purchase 3,588,870 shares of our common stock at an exercise price of $0.013. The Original CRG Warrants were deemed to be permanent equity. We recorded the loan net of an original issuance discount of $3.3 million, relating to the issuance of the Original CRG Warrants and net of deferred financing costs paid directly to CRG of $0.5 million. During June 2014, and in connection with the 2014 Reorganization, the Original CRG Warrants cancelled and on August 5, 2014, December 8, 2014 and February 28, 2015, we issued CRG new warrants to purchase 152,821, 24,526 and 1,802 shares of our common stock, respectively, in each case exercisable at $0.013 per share, or the New CRG Warrants issued in 2014. The incremental fair value of the New CRG Warrants issued in 2015 in relation to the Original CRG Warrants was $1.7 million and was treated as an additional debt discount during 2014. The fair value of the New CRG Warrants was less than $0.1 million and has been treated as an additional debt discount. The total debt discount associated with the New CRG Warrants is being amortized over the term of the Term Loan using the effective interest method and was $3.9 million and $0.3 million at December 31, 2014 and 2015, respectively. The amortization in 2015 was impacted by the Forbearance Agreement, as discussed in more detail below.

Upon a change in control or certain asset sales, the Term Loan must be prepaid in an amount equal to the outstanding principal balance plus accrued and unpaid interest, taking into account a prepayment premium that starts at 5% of the balance and decreases to 0% over time. We determined that the prepayment feature qualified as an embedded derivative requiring bifurcation from the debt. The derivative was initially valued at $0.6 million and recorded as a long-term liability within derivative liabilities on our consolidated balance sheet, with a corresponding discount on the note. The fair value of the derivative liability was $0.4 million at December 31, 2014. The change in fair value of $0.2 million for the years ended December 31, 2014, was recorded to “change in fair value of prepayment features” in our consolidated statement of operations. The original issue discount related to the prepayment feature is being amortized using the effective interest method over the term of the Term Loan and was $0.5 million and less than $0.1 million as of December 31, 2014 and 2015, respectively. The amortization in 2015 was impacted by the Forbearance Agreement, as discussed in more detail below.

Forbearance Agreement

On or around March 31, 2015, certain events of default occurred under the Term Loan, including our:

•	failure to pay interest when due;

•	failure to conduct an anticipated IPO;

•	failure to generate revenue of $25 million during the 12 month period ended December 31, 2014;

•	failure to procure a strategic investment from a public company;

•	failure to maintain reasonably adequate operating cash and working capital;

•	failure to raise additional capital from our existing shareholders; and

•	failure to provide adequate assurance of (i) making interest payment under the Term Loan due on March 31, 2015, (ii) maintaining a minimum daily balance of cash and cash equivalents required under the Term Loan, and (iii) remaining solvent.

On May 18, 2015 we entered into a limited forbearance agreement with CRG pursuant to which CRG agreed to forbear in pursuing its remedies under the Term Loan. The forbearance agreement has subsequently been amended five times and was last amended on March 25, 2016. The forbearance agreement, as amended, contains a number of terms and conditions in exchange for CRG’s agreement to forbear. The forbearance agreement requires us to pay interest under the Term Loan at the default interest rate of 15% per annum. The agreement implements heightened reporting requirements and requires the company to operate within a projected 13-week budgeted cash flow which has been updated pursuant to the amendments to the forbearance agreement. The forbearance agreement has required us to obtain three rounds of bridge financing, the first for which we effected the Series AA Preferred Stock financing on May 18, 2015 for aggregate consideration of $15.2 million, the second for which we effected the first closing of the Series AB Preferred Stock financing on September 28, 2015 for aggregate consideration of $3.3 million, and the third for which we effected the fourth closing of the Series AB Preferred Stock financing on January 29, 2016 for aggregate consideration of $5.3 million. The forbearance agreement also required us to issue warrants to purchase up to $20 million of Series AB preferred stock with a strike price of $1.25 per share. Under the terms of the forbearance agreement the proceeds of the bridge equity financings and the Series AB preferred stock warrants are to be used to meet the projections set out in the budgeted cash flow and we are not permitted to use cash held in the Valeritas Security Control Account until we have first used all of the bridge equity and Series AB preferred stock proceeds.

The forbearance agreement initially provided for a forbearance period that would end on September 29, 2015, however, the forbearance period was subsequently lengthened pursuant to the amendments. The forbearance agreement as amended provides for a forbearance period terminating on the earlier to occur of April 30, 2016 or upon the occurrence of certain other specified events, such as: (i) the occurrence of a material adverse effect under the Term Loan; (ii) the bridge equity financings; (iii) the preferred Series AB stock warrants; (iv) termination of any placement agent under the Placement Agent Agreement, dated as of March 17, 2016, or the Placement Agent

Agreement; (v) failure of the Merger to occur; (vi) failure of certain specified events under the Placement Agent Agreement to occur by May 3, 2016; and (vii) any shareholder asserting dissenters’ rights to the Merger or any person challenging the legality of the Merger.

For financial reporting purposes, the forbearance agreements signed during 2015 accelerated the timing of repayment of the Term Loan to January 22, 2016. We accelerated the amortization of the debt discounts to coincide with the forbearance period which triggered a troubled debt restructuring and, as such, $3.6 million was amortized in 2015. Further, the prepayment feature was extinguished with the accrual of the full prepayment penalty. The change in fair value of $0.4 million of the prepayment derivative for the year ended December 31, 2015, was recorded to other income in our consolidated statement of operations. In addition, we are obligated to pay a prepayment premium of $2.4 million which represents 4% of the aggregate outstanding amount of the Term Loan at the agreed repayment date (i.e. at the expiration date of forbearance agreement) which was recognized at December 31, 2015.

WCAS Capital Partners Note Payable

In 2011, concurrently with the issuance of Series C Preferred Stock, we issued a $5.0 million senior subordinated note, or the WCAS Note, to WCAS Capital Partners IV, L.P., or WCAS. Amounts due under the WCAS Note originally bore interest at 10% per annum, payable semi-annually, and the full principal amount is due in September 2021. We may pay off the WCAS Note at any time without penalty.

On May 23, 2013, in connection with the entry into the Term Loan, the WCAS Note was amended such that the note now bears interest at 12% per annum, and all interest accrues as compounded PIK interest and is added to the aggregate principal amount of the loan semi-annually. The then outstanding principal amount of the note, including accrued PIK interest, is due in full in September 2021.

Upon a change in control, the WCAS Note must be prepaid in an amount equal to the outstanding principal balance, plus accrued and unpaid interest. We determined that the prepayment feature qualified as an embedded derivative requiring bifurcation from the debt. On May 18, 2015, WCAS and CRG entered into a Subordination Agreement, referred to as the Subordination Agreement, to subordinate in right and time of payment of the WCAS Note to payment in full of the Term Loan and prohibit WCAS from obtaining any security interests in the collateral to secure the WCAS Note. The derivative was initially valued at $0.7 million and recorded as a long-term liability within derivative liabilities on our consolidated balance sheets, with a corresponding discount on the WCAS Note. We determined that the fair value of WCAS’ put option derivative was de-minimus as of December 31, 2015. The change in fair value for the years ended December 31, 2014 and 2015 of $0.6 million and $0.1 million, respectively was recorded to “change in fair value of prepayment features” on our consolidated statement of operations. The original issue discount for the prepayment feature is being amortized over the term of the loan using the effective interest method and was $0.5 million and $0.3 million as of December 31, 2014 and 2015, respectively.

2016 Debt Restructuring

We restructured our outstanding debt in connection with the Merger. As part of this restructuring, we renegotiated our Term Loan with CRG, with such amended and restated term loan referred to as the Revised Term Loan, and the WCAS Note, with such amended and restated note referred to as the Revised WCAS Note. Pursuant to such negotiations, of the total amount of interest, fees, and expenses accrued as of immediately prior to the Merger equal to $18,650,266.84, $5,812,323.91 was converted into shares of Valeritas’s common stock and $12,837,942.93 was converted into shares of Valeritas’s Series AB Preferred Stock, each at a conversion price equal to $1.25 per share. These shares of Series AB Preferred Stock issued to CRG and WCAS as a result of such conversion were subsequently exchanged for shares of our common stock as part of the Merger. For further information regarding the shares of our common stock received in the Merger, see “Item 2.01–Completion of Acquisition or Disposition–The Merger and Related Transactions–Merger Agreement”.

Revised Term Loan

The material aspects of the Revised Term Loan are as follows:

•	The Revised Term Loan will mature and the principal and all accrued paid-in-kind interest will amortize in a single bullet payment, on the twentieth quarterly payment date following the consummation of the Merger.

•	Interest on the Revised Term Loan will accrue at a rate of 11% per annum paid quarterly. Interest is payable, in our discretion, as eight percent cash interest and three percent paid-in-kind interest; provided, however, that before the eighth quarterly payment date, interest will be payable, in our discretion, in its entirety as paid-in-kind interest. All cash interest will otherwise be paid quarterly. During any period in which an event of default has occurred and is continuing, the interest rate will increase by four percent, per annum, and payable entirely in cash.

•	The Revised Term Loan is secured by a first priority security interest and right of payment in all of our current global assets, accounts and proceeds, or those to be acquired.

•	All existing defaults under the Term Loan have been permanently waived.

•	We may, in our discretion, repay the Revised Term Loan in whole or in part without any penalty or prepayment fees.

•	The Revised Term Loan includes only one financial liquidity operating covenant, which requires that we maintain an end-of-day cash balance greater than $5 million.

Revised WCAS Note

The material aspects of the Revised WCAS Note are as follows:

•	The Revised WCAS Note will mature and the principal and all accrued paid-in-kind interest will amortize in a single bullet payment, on September 8, 2021.

•	The Revised WCAS Note will accrue interest at a rate of ten percent per annum payable entirely as paid-in-kind interest.

•	Pursuant to the Subordination Agreement, WCAS’s right to payment under the Revised WCAS Note is subject to CRG’s payment of the Revised Term Loan.

•	All existing defaults under the WCAS Note have been permanently waived.

Contractual Obligations

The following summarizes our significant contractual obligations as of December 31, 2015:

	Payment Due by Period
		Less than	1 to 3	3 to 5	More than
(in thousands)	Total	1 Year	Years	Years	5 Years
Purchase commitments(1)	$3,959	$3,959	$—	$—	$—
Operating lease obligations(2)	2,302	1,161	1,141	—	—
Capital lease obligations(3)	26	26	—	—	—
Senior secured debt(4)	60,956	60,956	—	—	—
Other note payable(5)	6,804	6,804	—	—	—
Interest payments on debt(6)	9,548	9,548	—	—	—

Total	$83,595	$82,454	$1,141	$0	$0

(1)	Represents purchase commitments with suppliers for raw materials and finished goods.
(2)	Represents operating lease commitments for office and manufacturing space in Shrewsbury, Massachusetts and Bridgewater, New Jersey and small office equipment.
(3)	Represents capital lease commitments for manufacturing equipment that expire in March 2016.
(4)	Represents a term loan agreement with Capital Royalty Partners for $50.0 million, including accrued interest through December 31, 2015. As part of the Merger, outstanding accrued interest and fees in the amount of $5,812,323.91 were converted into shares of Valeritas’s common stock and outstanding accrued interest and fees in the amount of $10,762,280.21 were converted into shares of Valeritas’s Series AB Preferred Stock.

(5)	Represents a $5.0 million Senior Subordinated Note Payable to WCAS Capital Partners IV, L.P., including accrued interest through December 31, 2015.
(6)	Represents interest expense as well as the 4% prepayment premium on senior secured debt and future interest owed on the other note payable. As of December 31, 2015, the other note payable was considered in cross default, and under the terms of the Forbearance Agreement, the balance on the senior secured debt was considered due on January 22, 2016. Accordingly, all interest due has been presented as short term. As part of the Merger, outstanding accrued interest and fees in the amount of $5,812,323.91 were converted into shares of Valeritas’s common stock and outstanding accrued interest and fees in the amount of $10,762,280.21 were converted into shares of Valeritas’s Series AB Preferred Stock.

Related Party Transactions

We transact business with certain parties related to the Company, primarily with key stakeholders with the intent of managing working capital through additional debt or equity financing. See “Certain Relationships and Related Transactions.”

Internal Control over Financial Reporting

We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Further, our independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. In connection with our becoming a public company, we intend to focus on implementing appropriate internal controls and other procedures. Beginning with the year ending December 31, 2016, pursuant to Section 404 of the Sarbanes-Oxley Act, management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting. Under Section 103 of the Jumpstart Our Business Startups Act (“JOBS Act”), as an Emerging Growth Company (“EGC”), we will not be required to receive an auditor’s attestation report on the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act for as long as we qualify as an EGC.

Critical Accounting Policies and Use of Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported revenue and expenses during the reporting periods. These items are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the notes to our consolidated financial statements included elsewhere in this filing, we believe that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements and understanding and evaluating our reported financial results.

Revenue Recognition

Our revenue is primarily generated from the sales in the United States of V-Go to third-party wholesalers and medical supply distributors that, in turn, sell it to retail pharmacies or directly to patients.

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred and title passed, the price is fixed or determinable, and collectability is reasonably assured. These criteria are applied as follows:

•	The evidence of an arrangement generally consists of contractual arrangements with our third-party wholesalers and medical supply distributor customers.

•	Transfer of title and risk and rewards of ownership are passed upon shipment of product to distributors or upon delivery to patients. However, due to uncertainty of customer returns and insufficient historical data that would enable us to estimate returns, we do not consider this element to have been achieved until the prescription has been dispensed to the patient.

•	The selling prices are fixed and agreed upon based on the contracts with distributors, the customer and contracted insurance payors, if applicable. For sales to customers associated with insurance providers with whom we do not have a contract, we recognize revenue upon collection of cash at which time the price is determinable. Provisions for discounts and rebates to customers are established as a reduction to revenue in the same period the related sales are recorded.

•	We consider the overall creditworthiness and payment history of the distributor, customer or the contracted payor in concluding whether collectability is reasonably assured.

We have entered into agreements with wholesalers, distributors and third-party payors throughout the United States. These agreements may include product discounts and rebates payable by us to third-party payors upon dispensing V-Go to patients. Additionally, these agreements customarily provide such wholesalers and distributors with rights to return purchased products within a specific timeframe, as well as prior to such timeframe if the product is damaged in the normal course of business. Our wholesaler and medical supply distributor customers can generally return purchased product during a period that begins six months prior to the purchased V-Go’s expiration date and ends one year after the expiration date. V-Go’s expiration date is determined by adding 36 months to the date of manufacture. Returns are no longer honored after delivery to the patient. Therefore, with respect to each unit of V-Go sold, we record revenue when a patient takes possession of the product.

Revenue from product sales is recorded net of adjustments for managed care rebates, wholesale distributions fees, cash discounts, and prompt pay discounts, all of which are established at the time of sale. In order to prepare our consolidated financial statements, we are required to make estimates regarding the amounts earned or to be claimed on the related product sales, including the following:

•	managed care rebates, which are based on the estimated end user payor mix and related contractual rebates; and

•	prompt pay discounts, which are recorded based on specified payment terms, and which vary by customer.

We believe our estimates related to managed care rebates and prompt pay discounts do not have a higher degree of estimation complexity or uncertainty as the related amounts are settled within a relatively short period of time.

We are currently unable to reasonably estimate future returns due to lack of sufficient historical return data for V-Go. Accordingly, we invoice our customers, record deferred revenue equal to the gross invoice sales price less estimated cash discounts and distribution fees, and record a related deferred cost of goods sold. We defer recognition of revenue and the related cost of goods sold on shipments of V-Go until a customer’s right of return no longer exists, which is once we receive evidence that the product has been distributed to patients based on our analysis of third-party information. When we believe we have sufficient historical data to develop reasonable estimates of expected returns based upon historical returns, we plan to recognize product sales upon shipment to our customers.

Inventories

Inventories consists of raw materials, work in process and finished goods, which are valued at the lower of cost or market. Cost is determined on a first in, first out, or FIFO, basis and includes material costs, labor and applicable overhead. We perform a review regarding our excess or obsolete inventory and write down any inventory that has no alternative uses to its net realizable value. Economic conditions, customer demand and changes in purchasing and distribution can affect the carrying value of inventory. As circumstances warrant, we record lower of cost or market inventory adjustments. In some instances, these adjustments can have a material effect on the financial results of an annual or interim period. In order to determine such adjustments, we evaluate the age, inventory turns and estimated fair value of product inventory by stage of completion and record an adjustment if estimated market value is below cost.

Income Taxes

We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established to reduce net deferred tax assets to the amount expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being recognized. Changes in recognition and measurement are reflected in the period in which the change in judgment occurs.

At December 31, 2015, we had net operating loss carryforwards for federal income tax purposes of $302.7 million that were available to offset future federal taxable income, if any. The federal net operating losses begin to expire in 2028. We also had net operating loss carryforwards for state income tax purposes of $46.2 million that are available to offset future state taxable income, if any. The state net operating loss carryforwards begin to expire in 2027.

The valuation allowance for deferred tax assets as of December 31, 2014 and 2015 was $102.7 million and $125.2 million, respectively. The valuation allowance is primarily related to net operating loss carryforwards that, in the judgment of our management, are not more likely than not to be realized. In making this assessment, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believed that a full valuation allowance was necessary at December 31, 2015. Utilization of the net operating loss carryforwards and research and development tax credit carryforwards may be subject to substantial annual limitation under Section 382 of the Internal Revenue Code of 1986, or the Code, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. In general, an ownership change, as defined by Section 382 of the Code, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. We have not conducted a study after December 31, 2014 to determine whether a change of control has occurred or whether there have been multiple changes of control since December 31, 2014 due to the significant complexity and cost associated with such a study. If we experience a change of control, as defined by Section 382 of the Code, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryfowards or research and development tax credit carryforwards before utilization. Further, until a study is completed and any limitation is known, no amounts are being presented as an uncertain tax position.

Impairment of Long-Lived Assets

We assess the impairment of long-lived assets, on an ongoing basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Our impairment review process is based upon an estimate of future undiscounted cash flow. Factors we consider that could trigger an impairment review include the following:

•	significant underperformance relative to expected historical or projected future operating results,

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business

•	significant negative industry or economic trends

•	significant technological changes, which would render equipment and manufacturing processes obsolete

Recoverability of assets that will continue to be used in our operations is measured by comparing the carrying value to the future net undiscounted cash flows expected to be generated by the asset or asset group. Future undiscounted cash flows include estimates of future revenues, driven by market growth rates, and estimated future costs. There were no impairment charges recorded during the years ended December 31, 2015 and 2014.

Share-Based Compensation and Common Stock Valuation

Share-Based Compensation

We measure the cost of awards of equity instruments based on the grant date fair value of the awards. That cost is recognized on a straight-line basis over the period during which the employee is required to provide service in exchange for the entire award.

The fair value of stock options on the date of grant is calculated using the Black-Scholes option pricing model, based on key assumptions such as the fair value of common stock, expected volatility and expected term. Our estimates of these important assumptions are primarily based on third-party valuations, historical data, peer company data and our judgment regarding future trends and other factors. Through May 2014, our board of directors used the purchase price of the Series C Preferred Stock of $1.866 as the exercise price on issuances of options to purchase our common stock. This exercise price for grants made during this period was, in all instances, above the fair value of the common stock. After the 2014 Recapitalization, our board of directors took into account a contemporaneous valuation as of June 1, 2014, but which gave effect to the 2014 Recapitalization, to establish the exercise price of option grants issued during July and September of 2014. These option grants were issued with an exercise price of $11.14, which our board determined to be the fair market value of our common stock at each grant date. We granted stock options on December 11, 2014 with an exercise price of $11.60 and January 5, 2015 with an exercise price of $12.78, which our board determined to be the fair market value of our common stock on those respective dates. There were no other options granted in 2015.

Common Stock Valuation

We have historically granted stock options at exercise prices not less than the fair value of our common stock. As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors. Prior to this offering, we have been a private company with no active public market for our common stock. Therefore, we have periodically determined for financial reporting purposes the estimated per share fair value of our common stock at various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, also known as the Practice Aid. We performed these contemporaneous valuations on an as-needed basis. In conducting the contemporaneous valuations, we considered all objective and subjective factors that we believed to be relevant for each valuation conducted, including our best estimate of our business condition, prospects and operating performance at each valuation date. Within the contemporaneous valuations performed, a range of factors, assumptions and methodologies were used. The significant factors included:

•	the prices of our preferred stock sold to or exchanged between outside investors in arm’s length transactions, and the rights, preferences and privileges of our preferred stock as compared to those of our common stock, including the liquidation preferences of our preferred stock;

•	our results of operations, financial position and the status of research and development efforts;

•	the composition of, and changes to, our management team and board of directors;

•	the lack of liquidity of our common stock as a private company;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	the achievement of enterprise milestones, including entering into collaboration and license agreements;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	any external market conditions affecting the life sciences, biopharmaceutical or medical technology industry sectors;

•	the likelihood of achieving a liquidity event for the holders of our common stock and stock options, such as an initial public offering, or IPO, or a sale of our company, given prevailing market conditions;

•	the state of the IPO market for similarly situated privately held medical technology companies; and

•	any recent contemporaneous valuations prepared by an independent valuation specialist in accordance with methodologies outlined in the Practice Aid.

Common Stock Valuation Methodologies

The contemporaneous valuations discussed below were prepared in accordance with the guidelines in the Practice Aid, which prescribes several valuation approaches for setting the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to its common stock. The dates of our contemporaneous valuations have not always coincided with the dates of our stock-based compensation grants. In determining the fair value of our common shares, our board of directors considered, among other things, the most recent valuations of our common stock and our assessment of additional objective and subjective factors we believed were relevant as of the grant date. The additional factors considered when determining any changes in fair value between the most recent contemporaneous valuation and the grant dates included, when available, the prices paid in recent transactions involving our equity securities, as well as our stage of development, our operating and financial performance and current business conditions.

We generally used the income and market approaches in our contemporaneous valuations, and then allocate our enterprise value using a hybrid approach, as discussed below. The income approach utilizes a discounted cash flow, or DCF, analysis, to determine the enterprise value of the company. The DCF analysis involves applying appropriate discount rates to estimated cash flows that were based on forecasts of revenue, costs and capital requirements. Our assumptions underlying the estimates were consistent with the plans and estimates that we use to manage the business. The risks associated with achievement of our forecasts were assessed in selecting the appropriate discount rates and selecting probability weightings for forecasted cash flows. The market approach utilizes the public company method to determine the enterprise value of the company. Under the public company method, the business is valued by comparing it with publicly-held companies engaged in reasonably similar lines of business. Market multiples based on current market prices are utilized together with historical and forecasted financial data of the publicly-traded guideline companies. These derived market multiples are then applied to the company’s historical or projected results to arrive at indications of enterprise value.

Methods Used to Allocate Our Enterprise Value to Classes of Securities

In accordance with the Practice Aid, we considered the various methods for allocating the enterprise value across our classes and series of capital stock to determine the fair value of our common stock at each valuation date. The methods we considered consisted of the following:

•	Current Value Method. Under the current value method, once the fair value of the enterprise is established, the value is allocated to the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion values, whichever is greatest.

•	Option Pricing Method, or OPM. Under the option pricing method, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The values of the preferred and common stock are inferred by analyzing these options.

•	Probability-Weighted Expected Return Method, or PWERM. The probability-weighted expected return method, or PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.

•	Hybrid Method. The hybrid method is a PWERM where the equity value in one of the scenarios is calculated using an OPM. In the hybrid method used by us, two types of future-event scenarios were considered: an IPO and an unspecified liquidity event. The enterprise value for the IPO scenario was determined using a market approach. The enterprise value for the unspecified liquidity event scenario was determined using the OPM approach. The relative probability of each type of future-event scenario was determined by our board of directors based on an analysis of market conditions at the time, including then-current IPO valuations of similarly situated companies, and expectations as to the timing and likely prospects of the future-event scenarios.

Private Placement Offering

Concurrently with the closing of the Merger, and as a condition to the Merger, we held a closing of our Offering in which we sold 5,039,000 shares of Valeritas common stock at a purchase price of $5.00 per share. In comparison, our estimate of the fair value of our common stock was $12.78 per share as of the January 5, 2015 stock option grants. We note that, as is typical in private placement offerings, the estimated price for the Offering was not derived using a formal determination of fair value, but was determined by negotiation between us and the placement agents. Among the factors that were considered in establishing the offering price of the Offering were the following:

•	the general condition of the securities markets and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

•	an assumption that there would be a receptive public trading market for biotechnology and medical device companies such as us; and

•	an assumption that there would be sufficient demand for our common stock to support an offering of the size contemplated by this filing.

Changes in Accountants on Accounting and Financial Disclosure

Valeritas elected to change accounting firms during the year ended December 31, 2015 to Friedman LLP. Year ended December 31, 2014 results were audited by KPMG LLP.

B F Borgers CPA PC, or B F Borgers, audited the financial results of Cleaner Yoga Mat, Inc. during the years ended December 31, 2014 and 2015. In connection with the Merger, B F Borgers was dismissed and Friedman LLP will continue as our independent registered public accounting firm. See Item 4.01, “Changes in Registrant’s Certifying Accountant” for further information.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are exposed to financial market risks in the ordinary course of our business. Our cash and cash equivalents include cash in readily available checking and money market accounts, as well as certificates of deposit. These securities are not dependent on interest rate fluctuations that may cause the principal amount of these assets to fluctuate. Additionally, the interest rate on our outstanding indebtedness is fixed and is therefore not subject to changes in market interest rates.

Inflation Risk

Inflation generally affects us by increasing our cost of labor and pricing of contracts. We do not believe that inflation has had a material effect on our business, financial condition, or results of operations during the years ended December 31, 2014 and December 31, 2015.

Recently Adopted Accounting Standards

In July 2013, FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, or ASU 2013-11. ASU 2013-11 clarifies guidance and eliminates diversity in practice on the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The amendments to ASU 2013-11 are effective for interim and annual fiscal periods beginning after December 15, 2013, with early adoption permitted. We adopted ASU 2013-11 on January 1, 2014. Its adoption did not have a material impact on our results of operations, financial position or cash flows.

On May 28, 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of the new standard from January 1, 2017 to January 1, 2018. The FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. This ASU permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40)—Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is a substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 defines the term substantial doubt, requires an evaluation of every reporting period including interim periods, provides principles for considering the mitigating effect of management’s plan, requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, requires an express statement and other disclosures when substantial doubt is not alleviated, and requires an assessment for a period of one year after the date that the financial statements are issued or available to be issued. The amendments in ASU 2014-15 are effective for annual periods ending after December 15, 2016 and interim periods thereafter. Earlier adoption is permitted. We are currently evaluating the impact this guidance may have on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The new standard applies only to inventory for which cost is determined by methods other than last-in, first-out and the retail inventory method, which includes inventory that is measured using first-in, first-out or average cost. Inventory within the scope of this standard is required to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The adoption of this standard is not expected to have a material effect on our consolidated financial position and results of operations and statements of cash flows.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in ASU 2016-01, among other things, requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income Requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables); Eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The amendments in this ASU are effective for non-public companies for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning December 15, 2019. Early adoption of the amendments in the ASU is permitted as early as the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this standard is not expected to have a material effect on our consolidated financial position and results of operations and statements of cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new guidance relates to how an entity should recognize lease assets and lease liabilities. The guidance specifies that an entity who is a lessee under lease agreements should recognize lease assets and lease liabilities for those leases classified as operating leases under previous FASB guidance. The guidance is effective for us beginning in the first quarter of 2019. Early adoption is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. We are currently evaluating the impact of adopting this guidance on our consolidated financial condition, results of operations and cash flows.

In March 2016, the FASB issued ASU 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments. The amendments in this Update clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts, which is one of the criteria for bifurcating an embedded derivative. An entity performing the assessment under the amendments in this Update is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence. The guidance is effective for us beginning in the first quarter of 2018. Early adoption is permitted. We are currently evaluating the impact of adopting this guidance on our consolidated financial condition, results of operations and cash flows.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The new guidance includes the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the new standard, income tax benefits and deficiencies are to be recognized as income tax expense or benefit in the income statement and the tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity should also recognize excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. Excess tax benefits should be classified along with other income tax cash flows as an operating activity. In regards to forfeitures, the entity may make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. This ASU is effective for fiscal years beginning after December 15, 2016 including interim periods within that reporting period, however early adoption is permitted. We are currently evaluating the guidance to determine our adoption method and the effect it will have on our Consolidated Financial Statements.

Off-Balance Sheet Arrangements

We did not engage in any “off-balance sheet arrangements” (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) as of December 31, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the applicable table below are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of May 3, 2016 (the “Determination Date”) following the consummation of the Merger and the initial closing of the Offering, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock (our only classes of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. Other than the Merger, to our knowledge, there is no arrangement, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Unless otherwise indicated in the following table, the address for each person named in the table is c/o Valeritas Holdings, Inc., 750 Route 202 South, Suite 600, Bridgewater, NJ 08807.

Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Percent of class (2)
Common Stock	Capital Royalty L.P.(3) 1000 Main St. Suite 2500 Houston, TX 77002	9,487,763	75.06%

Common Stock	Mark Tompkins APP 1 Via Giudino 23 6900 Lugano-Paradiso Switzerland	980,000	7.7%

(1)	No director or executive officer of the Company beneficially owns any shares of our Common Stock.
(2)	Applicable percentage ownership is based on 12,638,991 shares of Common Stock outstanding as of the Determination Date, together with securities exercisable or convertible into shares of Common Stock within 60 days after the Determination Date, for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(3)	Includes (a) 1,138,315 shares of common stock held by Capital Royalty Partners II L.P. (“Capital Royalty Partners II”), (b) 479,196 shares of common stock held by Capital Royalty Partners II (Cayman) L.P. (“Capital Royalty Partners Cayman”), (c) 1,268,654 shares of common stock held by Capital Royalty Partners II Parallel Fund “A” L.P. (“Capital Royalty Partners A”), (d) 4,351,402 shares of common stock held by Capital Royalty Partners II Parallel Fund “B” (Cayman) L.P. (“Capital Royalty Partners B”), and (e) 1,301,525 shares of common stock held by Parallel Investment Opportunities Partners II, L.P. (“Parallel Partners”). Capital Royalty Partners II, Capital Royalty Partners Cayman, Capital Royalty Partners A, Capital Royalty Partners B, and Parallel Partners are indirectly wholly-owned by Capital Royalty L.P. (“Capital Royalty”). As the sole and managing member of Capital Royalty, Charles Tate may be deemed to beneficially own such shares of common stock held by Capital Royalty Partners II, Capital Royalty Partners Cayman, Capital Royalty Partners A, Capital Royalty Partners B, and Parallel Partners.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Below are the names of and certain information regarding the Company’s current executive officers and directors who were appointed effective as of the closing of the Merger:

Name	Age	Position
John Timberlake	51	Chief Executive Officer, Chief Commercial Officer, President and Director
Mark Conley	54	Vice President, Corporate Controller and Treasurer
Geoffrey Jenkins	64	Executive Vice President, Manufacturing, Operations and Research & Development
Matthew Nguyen	46	Senior Vice-President Commercial
Nathan D. Hukill	44	Director
Luke Düster	41	Director
Cameron Hui	27	Director
Rodney Altman, M.D.	53	Director
Peter Devlin	48	Director

Executive officers are appointed by the Board of Directors and serve at its pleasure.

The principal occupation and business experience during the past five years for our executive officers and directors is as follows:

John Timberlake has served as our Chief Executive Officer, President and Chief Commercial Officer and a member of our Board of Directors since February 2016, prior to which he served as President and Chief Commercial Officer since August 2008. Before becoming Chief Executive Officer, President and Chief Commercial Officer, Mr. Timberlake was a General Manager with our company from September 2006 to August 2008. Prior to joining Valeritas, Mr. Timberlake held positions of increasing responsibility from 1991 to 2006 at Sanofi-Aventis (now Sanofi), with his last role as Vice President of Diabetes Marketing, where he was responsible for the diabetes franchise, including the brands Lantus, Apidra and Amaryl. Prior to Sanofi, Mr. Timberlake had extensive experience and commercial responsibilities for new products in development across multiple therapeutic areas, including inhaled insulin and other metabolic products. Prior to working in the healthcare industry, Mr. Timberlake was a manager with Deloitte & Touche LLP, from 1986 to 1991, and was both a Certified Management Accountant and a Certified Public Accountant. He earned a B.S. in Accounting at Northwest Missouri State University, an M.S. in Management from Purdue University and an M.B.A. from E.S.C. Rouen in France. Mr. Timberlake is qualified to serve as a director because of his role with us, and her extensive operational knowledge of, and executive level management experience in, the biopharmaceutical and medical technology industries.

Mark Conley has served as Vice President, Corporate Controller and Treasurer since February 2016, prior to which he served as our Director of Financial Planning & Analysis since joining Valeritas in August 2012. Prior to joining Valeritas, Mark was Global Finance Director of the radiation instrumentation business at Thermo Fisher Scientific from 2007 to 2012. In addition, he served at Iron Mountain, Inc. as Vice President, Financial Planning & Analysis from 2005 to 2007 and Division Controller from 1998 to 2004, as Chief Financial Officer & Controller at HoltraChem Group from 1996 to 1998 and in successive financial leadership roles including Operations Controller at Haemonetics Corporation from 1991 to 1996. Mr. Conley earned a BS in Accounting from Oklahoma State University, a MBA from Bryant College, and is a Certified Public Accountant.

Geoffrey Jenkins has served as our Executive Vice President, Manufacturing, Operations and Research & Development since he joined Valeritas in April 2009. Prior to joining Valeritas, Mr. Jenkins was Vice President of Worldwide Operations for Inverness Medical, a healthcare technology company, from 2005 to 2009. From 2000 to 2005, he was President and Founding Partner of UV-Solutions, LLC, a healthcare technology company, and from 1997 to 1999 he was Chief Operating Officer of MDI Instruments, Inc., a healthcare technology company. Mr. Jenkins was also Corporate Vice President of Operations of MediSense, Inc. from 1991 to 1997. Prior to becoming Corporate Vice President of Operations, he held various other positions in Operations and Engineering Management with MediSense from 1984 to 1991. Mr. Jenkins earned a B.A. and a B.S. from Clarkson University.

Matthew Nguyen served as Sr. Vice President, Commercial since February 2016, prior to which he served as Vice President for Integrated Healthcare Management since joining Valeritas in September 2006. Prior to joining Valeritas, Mr. Nguyen was a New Business Development Director for Janssen, LP, a division of Johnson & Johnson, from 2005 to 2006. Prior to joining Janssen, LP, he served as head of health economics research for metabolism, new product marketing, and head of analytics and commercial effectiveness for the CNS business unit at Sanofi from 2000 to 2005. Mr. Nguyen earned a B.S. in Pharmacy and a Doctor of Pharmacy from the Philadelphia College of Pharmacy and Science. He also completed a Fellowship in Health Economics and Outcomes Research in conjunction with Thomas Jefferson University Hospital and Janssen Pharmaceutical, Inc. and earned an M.B.A. from Rutgers University in New Jersey.

Nate Hukill has served as a member of our board of directors since January 2016. Mr. Hukill is the current President of Capital Royalty Group and Chairman of Capital Royalty Group’s investment committee and serves as a member of the board of directors of AFT Pharmaceuticals. Prior to joining Capital Royalty Group in 2009, Mr. Hukill was a Portfolio Manager at Highland Capital from 2005 to 2009, where he invested and managed approximately $4.5 billion in the healthcare, consumer products, and technology sectors. Prior to joining Highland Capital, Mr. Hukill co-founded a pharmaceutical-focused enterprise software company called OpenQ, Inc., which he served in an executive position from 2004 to 2005. In addition, Mr. Hukill has served on the board of directors of Epocal, Inc. and Complete Genomics from 2007 to 2009 and OpenQ from 2003 to 2005. Mr. Hukill received his B.S. in Business Administration Phi Beta Kappa, summa cum laude from the University of Colorado at Boulder and an M.B.A. from the Darden Graduate School of Business at the University of Virginia. Mr. Hukill is qualified to serve as a director because of his extensive financial background and experience with working with growth-stage healthcare companies.

Luke Düster has served as a member of our board of directors since January 2016. Since 2009, Mr. Düster has worked for Capital Royalty Group investing in healthcare companies across a wide range of product technologies and therapeutic areas. Prior to joining Capital Royalty Group, Mr. Düster was at Harris Williams & Co. from 2004 to 2009, where he served as Vice President and advised private equity and corporate clients across a broad range of M&A assignments. Mr. Düster also held investment banking roles at the Wallach Company a regional investment banking boutique, from 2000 to 2002, and at the Nord Companies, a healthcare advisory firm, from 1998 to 2000. Mr. Düster received his B.S. summa cum laude from the University of Colorado at Boulder and an M.B.A. with honors from the Wharton School at the University of Pennsylvania. Mr. Düster is qualified to serve as a director because of his significant experience working with companies backed by private equity investors, particularly in the healthcare industry, as well as his experience with healthcare investing.

Cameron Hui has served as a member of our board of directors since January 2016. Mr. Hui is currently an associate with the investment management firm of Capital Royalty Group. Prior to joining Capital Royalty Group in 2012, Mr. Hui was an analyst with Stifel’s Healthcare Investment Banking Group from 2010 to 2012, where he focused on capital markets and M&A transactions primarily in the life sciences and medical technology sectors. Mr. Hui received his B.S. in Business Administration cum laude from the University of Southern California. Mr. Hui is qualified to serve as a director because of his experience working with healthcare companies in both corporate finance and M&A capacities.

Rodney Altman, M.D. has served as a member of our board of directors since April 2016. Dr. Altman is currently the regional medical director for TeamHealth. Dr. Altman also currently serves in advisory roles for Carrum Health, Business Development Bank of Canada Healthcare Fund, and Spindletop Capital. Prior to joining TeamHealth in 2013, Dr. Altman was a senior partner at the venture capital firm, CMEA Capital, LLC from 2006 to 2011, where he built and managed the firm’s medical device practice. Dr. Altman has also held managing roles at other venture funds including Aphelion Capital, LLC, Piper Jaffray Ventures, and TVM Techno Venture Management since 2000. Dr. Altman received his undergraduate and medical degree from McGill University and an M.B.A. with honors from the University of Chicago, Graduate School of Business. Dr. Altman is qualified to serve as a director because of his extensive clinical and venture capital experience.

Peter Devlin has served as a member of our board of directors since April 2016. From August 2009 to September 2014, Mr. Devlin was the Chief Commercial Officer at Insulet Corporation, a manufacturer of diabetes insulin device products, where he was responsible for the company’s worldwide commercial operations. Prior to joining Insulet, Mr. Devlin held several leadership roles at Abbott Laboratories, Inc. From February 2008 to July 2009, he served as Divisional Vice President of Abbott’s Global Strategic Marketing in the diabetes care unit, prior to which he served as General Manager, Hospital & Government in the diabetes care unit from December 2006 to February 2008, and prior to which he served as Director of Abbott’s Canadian diabetes unit from September 2003 to December 2006. Mr. Devlin received his Bachelor of Science degree from the University of Massachusetts. Mr. Devlin is qualified to serve as a director because of his extensive business experience in the field of diabetes.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of 6 members. The primary responsibility of our board of directors is to provide oversight, strategic guidance, counseling, and direction to our management team. Our board of directors meets on a regular basis and additionally as required. Three of our directors were elected to serve on our board of directors pursuant to the Third Amended and Restated voting Agreement, dated as of January 29, 2016, by and among Valeritas and certain of Valeritas’s stockholders. Pursuant to the voting agreement, Messrs. Düster, Hukill, and Hui were selected to serve on our board of directors as designated by Capital Royalty Partners II L.P. or its affiliates.

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

Director Independence

We are not currently subject to listing requirements of any national securities exchange that has requirements that a majority of the board of directors be “independent.” Accordingly, our board of directors has determined that none of our directors, other than Peter Devlin and Rodney Altman, M.D. qualify as “independent” in accordance with listing requirements of The Nasdaq Stock Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Family Relationships

There are no family relationships among our directors or executive officers.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Within a reasonable time after the closing of the Merger, we intend to establish an audit committee, compensation committee, and nominating and corporate governance committee. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation that will go into effect upon the closing of the Merger, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the closing of this offering, our directors will be divided among the three classes as follows:

•	the Class I directors will be Nathan D. Hukill and Cameron Hui, and their terms will expire at our first annual meeting of stockholders following the Offering;

•	the Class II directors will be Peter Devlin and Rodney Altman, M.D., and their terms will expire at our second annual meeting of stockholders following the Offering; and

•	the Class III directors will be Luke Düster and John Timberlake, and their terms will expire at the third annual meeting of stockholders following the Offering.

Our amended and restated certificate of incorporation that will go into effect upon the closing of the Merger will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past ten years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

•	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board Committees

Audit Committee

Within a reasonable time after the closing of the Merger, we intend to establish an audit committee to oversee our corporate accounting and financial reporting process. Among other matters, the audit committee will be responsible for:

•	appointing our independent registered public accounting firm;

•	evaluating our independent registered public accounting firm’s qualifications, independence and performance;

•	determining the engagement of our independent registered public accounting firm;

•	reviewing and approving the scope of the annual audit and the audit fee;

•	discussing with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approving the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviewing our critical accounting policies and estimates; and

•	annually reviewing the audit committee charter and the committee’s performance.

The audit committee will operate under a written charter, to be established within a reasonable time by the board of directors after the closing of the Merger, that will satisfy the applicable standards of the SEC and Nasdaq.

Compensation Committee

Within a reasonable time after the closing of the Merger, we intend to establish a compensation committee that will review and recommend policies relating to the compensation and benefits of our officers and employees. The compensation committee will review and recommend corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluate the performance of these officers in light of those goals and objectives and recommend to our board of directors the compensation of these officers based on such evaluations. The compensation committee will also recommend to our board of directors the issuance of stock options and other awards under our stock plans. The compensation committee will be expected to review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter, to be established by the board of directors within a reasonable time after the closing of the Merger.

Nominating and Corporate Governance Committee

Within a reasonable time after the closing of the Merger, we intend to establish a nominating and corporate governance committee that will be responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The nominating and corporate governance committee will operate under a written charter to be established by the board of directors within a reasonable time after the closing of the Merger.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon completion of the Merger, our code of business conduct and ethics will be available under the Corporate Governance section of our website at www.valeritas.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of The NASDAQ Global Market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this filing.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his, her or its actions in that capacity regardless of whether we would otherwise be permitted to indemnify him, her or it under Delaware law.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered or intend to enter into indemnification agreements with each of our directors, officers and certain other employees prior to the consummation of the Merger. These agreements will provide for the indemnification of our directors, officers and certain other employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these provisions in our certificate of incorporation, bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. This description of the limitation of liability and indemnification provisions of our certificate of incorporation, of our bylaws and of our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to this Report.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors, officers or employees as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer or employee.

EXECUTIVE COMPENSATION

From our inception to the date of this Report, no compensation was paid to our sole named executive officer, Leisa Swanson, who served as our principal executive officer. All salary payments earned by Ms. Swanson prior to the consummation of the Merger were waived and, as such, we will have no liability for such payments subsequent to the Merger. Ms. Swanson resigned as our sole officer and director effective as of May 3, 2016 in connection with the Merger.

Valeritas became our wholly owned subsidiary upon the closing of the Merger on May 3, 2016. The following summarizes the compensation earned in each of Valeritas’s fiscal years ended December 31, 2015 and 2014 and includes a discussion of compensation arrangements by the individuals who would have been deemed its named executive officers, or NEOs, had Valeritas been a reporting company on December 31, 2015, which would have been as follows:

•	Kristine Peterson, Chief Executive Officer;

•	John Timberlake, President and Chief Commercial Officer; and

•	Geoffrey Jenkins, Executive Vice President, Manufacturing Operations & R&D.

Summary Compensation Table

The following table sets forth information concerning the compensation of the NEOs for the years ended December 31, 2015 and 2014. All amounts reflect compensation received from Valeritas. No figures referenced in this section have been adjusted to reflect the exchange ratio after consummation of the Merger.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Leisa Swanson(1)	2015 2014	60,000 35,000	— —	— —	— —	60,000 35,000

Kristine Peterson(2)	2015	448,619	—	112,659	5,200	561,278
Chief Executive Officer	2014	437,514	2,982,949	153,130	5,200	3,578,793

John Timberlake(3)	2015	371,794	—	65,356	5,200	437,150
Chief Commercial Officer	2014	361,406	1,055,950	88,500	5,200	1,511,056

Geoffrey Jenkins	2015	357,221	—	62,795	5,200	420,016
Executive Vice President,	2014	346,687	1,303,905	90,937	5,200	1,746,729
Manufacturing Operations and R&D

(1)	Resigned as our sole executive officer effective as of May 3, 2016 in connection with the Merger. All salary payments earned prior to the consummation of the Merger have been waived by Ms. Swanson and we will have no liability for such payments subsequent to the Merger.
(2)	Resigned as Chief Executive Officer on February 22, 2016.
(3)	Appointed as Chief Executive Officer on February 22, 2016. Mr. Timberlake retained his title as President and Chief Commercial Officer.
(4)	Represents the aggregate grant-date fair value of stock options granted during the indicated year computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see Note 9 to the Valeritas audited consolidated financial statements included elsewhere in this filing.
(5)	Represents amounts earned for the indicated year under our annual performance bonus program. For additional information, see “Annual Performance Bonuses” below.
(6)	Represents company matching contributions to 401(k) plan accounts.

Narrative Disclosure to Summary Compensation Table

The primary elements of compensation for the NEOs are base salary, cash bonuses and long-term equity-based compensation awards. The NEOs also participate in employee benefit plans and programs that are offered to other full-time employees on the same basis.

Base Salaries

The NEOs receive a base salary to compensate them for the satisfactory performance of services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries for the NEOs have generally been set at levels deemed necessary to attract and retain individuals with superior talent and were originally established in each NEO’s employment agreement, described in more detail below in the section titled “Employment Agreements.”

In February 2014, the compensation committee of Valeritas’s board of directors, or Valeritas’s Compensation Committee, reviewed the annual salaries of the NEOs and approved a 2% increase for Ms. Peterson and Mr. Timberlake and a 3% increase for Mr. Jenkins from their respective base salaries, effective March 2014. Following the increases, the new base salary for Mr. Timberlake was $362,591 and for Mr. Jenkins was $348,378. Ms. Peterson did not receive a base salary increase in 2014.

In February 2015, Valeritas’s Compensation Committee reviewed the annual salaries of the NEOs and approved a 3% increase for Ms. Peterson, Mr. Timberlake and Mr. Jenkins of their respective base salaries, effective March 2015. Following the increases, the new base salary for Ms. Peterson was $450,639, for Mr. Timberlake is $373,468 and for Mr. Jenkins is $358,829.

The 2014 and 2015 increases in base salary were made in recognition of our NEOs’ individual performance and contributions to company performance in those years.

Annual Performance Bonuses

We offer our NEOs the opportunity to earn annual cash bonuses that are intended to compensate them for achieving short-term company and individual performance goals. Valeritas’s Compensation Committee establishes the target bonuses of our NEOs, which are evaluated from time to time.

Each NEO’s target annual bonus is typically expressed as a percentage of base salary. For 2015, Ms. Peterson’s target bonus was 50% of her base salary and Messrs. Timberlake’s and Jenkins’s target bonuses were 35% of their respective base salaries.

For 2015, annual cash bonuses were based on achievement of a combination of individual and corporate objectives. The 2015 corporate objectives related to revenue, manufacturing efficiency and quality, financial management and fundraising. The 2015 individual objectives for each NEO related to each NEO’s areas of responsibility within Valeritas and the NEO’s ability to influence the success of those areas.

Actual payouts of Valeritas’s 2015 cash bonuses were determined by multiplying each NEO’s respective target amount by their base pay earnings for the fiscal year, multiplied by an individual bonus multiplier (0-150%), which was then multiplied by the company bonus multiplier (0-150%). The bonus multipliers represent Valeritas’s Compensation Committee’s evaluation of company performance and each NEO’s individual performance against the established targets.

Notwithstanding the establishment of the performance components and the formula for determining the cash bonus payment amounts as described above, Valeritas’s Compensation Committee may exercise positive or negative discretion in determining the levels of achievement of performance goals or elect to award a greater or lesser amount to the NEOs than the amount determined by the annual cash bonus formula if, in the exercise of its business judgment, Valeritas’s Compensation Committee determines that adjustments are warranted under the circumstances.

The actual cash bonuses earned by our NEOs for 2015 and 2014 are reported under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Equity Compensation

We offer stock options to our key employees, including our NEOs, as the long-term incentive component of our compensation program, which we consider necessary to enable us and certain of our affiliates to obtain and retain services of these individuals, which we believe is essential to our long-term success. We typically grant stock options to key employees when they commence employment with us and may thereafter grant additional awards in the discretion of our board of directors. Our stock options generally allow key employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant, as determined by the board of directors, and may be intended to qualify as incentive stock options under the Internal Revenue Code.

On June 20, 2014, Valeritas adopted the Valeritas, Inc. 2014 Incentive Compensation Plan, or the 2014 Plan, to facilitate the grant of cash and equity incentives to directors, employees (including NEOs) and consultants of Valeritas and certain of its affiliates. Prior to the adoption of the 2014 Plan, Valeritas granted stock options under the 2008 Plan.

Stock options under the 2014 Plan and the 2008 Plan typically vested as to 25% of the shares subject to the option on the initial vesting date and in equal monthly installments over the following 36 months, subject to the holder’s continued employment with Valeritas.

In connection with the 2014 Reorganization, each outstanding option to purchase shares of Valeritas’s common stock was converted into an option to purchase one common unit of Valeritas Holdings, LLC, a wholly-owned subsidiary of Valeritas), or Holdings LLC. In March 2016, Holdings LLC was dissolved and all options to purchase common units of Holdings LLC were cancelled.

In connection with the Merger, the 2014 Plan was terminated and we adopted the Valeritas Holdings, Inc. 2016 Incentive Compensation Plan (the “2016 Plan”), and options to purchase 992,663 shares of Valeritas common stock under the 2014 Plan were cancelled. For additional information about the 2016 Plan, see the section titled “2016 Incentive Compensation Plan” below.

From time to time, our board of directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees. Stock options granted to our key employees may be subject to accelerated vesting in certain circumstances, including as described below for the NEOs in the section titled “Potential Payments Upon a Change in Control.”

No stock options were granted to our NEOs during 2015 under the 2014 Plan.

The following table sets forth the stock options granted to the NEOs during 2014 under the 2014 Plan.

	2014 Options Granted
Named Executive Officer	(#)(1)
Kristine Peterson	393,308	(2)
John Timberlake	139,231	(3)
Geoffrey Jenkins	171,923	(4)

(1)	These options were granted under the 2014 Plan with exercise prices equal to the fair market value of Valeritas common stock as of the latest contemporaneous valuation available at the date of grant.
(2)	The options vest as to (i) 171,538 shares subject to the option on January 8, 2015 and an additional 171,538 shares subject to the option in equal monthly installments over the ensuing 24 months; and (ii) 25,115 shares subject to the option on June 11, 2015 and an additional 25,115 shares subject to the option in equal monthly installments over the ensuing 24 months.
(3)	The options vest as to (i) 60,769 shares subject to the option on January 8, 2015 and an additional 60,769 shares subject to the option in equal monthly installments over the ensuing 24 months; and (ii) 8,846 shares subject to the option on June 11, 2015 and an additional 8,846 shares subject to the option in equal monthly installments over the ensuing 24 months.

(4)	The options vest as to (1) 60,000 shares subject to the option on January 8, 2015 and an additional 90,000 shares subject to the option in equal monthly installments over the ensuing 24 months; and (ii) 8,769 shares subject to the option on June 11, 2015 and an additional 13,154 shares subject to the option in equal monthly installments over the ensuing 24 months.

Retirement, Health, Welfare and Additional Benefits

The NEOs are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts and short- and long-term disability and life insurance, to the same extent as other full-time employees, subject to the terms and eligibility requirements of those plans. The NEOs are also eligible to participate in a tax qualified 401(k) defined contribution plan to the same extent as other full-time employees. Currently, we match contributions made by participants in the 401(k) plan up to 2% of the employee contributions, and these matching contributions fully vest on the fifth anniversary of the date on which the contribution is made.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by the NEOs as of December 31, 2015.

		Option Awards(1)
Name	Initial Vesting Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Kristine Peterson	6/11/2015	31,396	18,835	(2)	11.60	12/11/2024
	1/8/2015	250,162	92,915	(2)	11.15	7/8/2024
	3/1/2014	2,191,208	996,004	(3)	1.67	3/1/2023
	9/8/2012	2,662,595	—		1.435	2/13/2022
	8/30/2012	545,000	—		0.52	8/30/2021
	6/1/2010	3,500,000	—		0.25	8/5/2019
John Timberlake	6/11/2015	11,057	6,636	(2)	11.60	12/11/2024
	1/8/2015	88,623	32,915	(2)	11.14	7/8/2024
	3/1/2014	899,066	408,667	(3)	1.43	3/1/2023
	9/8/2012	873,983	—		1.43	2/13/2022
	8/30/2012	152,750	—		0.52	8/30/2021
	7/15/2011	125,000	—		0.31	7/15/2020
	8/26/2009	875,000	—		0.25	8/5/2019
	5/1/2008	175,000	—		0.32	5/1/2018
Geoffrey Jenkins	6/11/2015	12,059	9,864	(4)	11.60	12/11/2024
	1/8/2015	101,250	48,750	(4)	11.14	7/8/2024
	10/31/2014	650,000	550,000	(3)	1.43	10/31/2023
	3/1/2014	799,019	363,190	(3)	1.43	3/1/2023
	9/8/2012	776,721	—		1.43	2/13/2022
	8/30/2012	180,000	—		0.52	8/30/2021
	7/15/2011	135,000	—		0.31	7/15/2020
	4/16/2010	865,000	—		0.25	8/5/2019

(l)	In connection with the 2014 Reorganization, each outstanding option to purchase shares of Valeritas common stock was converted into an option to purchase one common unit of Valeritas Holdings, LLC (a wholly owned subsidiary of Valeritas that was liquidated in March 2016), or Holdings LLC. As a result, the options shown in this table that were granted prior to July 2014 represent options to purchase common units in Holdings LLC. Each common unit of Holdings LLC represented an indirect interest in the 6,923,076 shares of Valeritas common stock held by Holdings LLC. These shares of common stock were distributed to unitholders of Holdings LLC upon the cancellation of Holdings LLC and the liquidation of its assets in March 2016 in accordance with the liquidation preferences applicable to Holdings LLC’s units. At such time, each option to purchase common units in Holdings LLC was also cancelled.
(2)	Represents an option to purchase shares of Valeritas common stock granted under the 2014 Plan. Unvested options vest as to 50% of the total shares subject to the option on the initial vesting date and in equal monthly installments over the ensuing 24 months, subject to the holder’s continued employment with Valeritas through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments Upon a Change in Control” below.

(3)	Represents an option to purchase common units in Holdings LLC. The award was granted under the 2008 Plan and assumed by Holdings LLC in connection with the 2014 Reorganization. Each option to purchase common units in Holdings LLC was cancelled upon the cancellation of Holdings LLC and the liquidation of its assets in March 2016.
(4)	Represents an option to purchase shares of Valeritas common stock granted under the 2014 Plan. Unvested options vest as to 40% of the total shares subject to the option on the initial vesting date and in equal monthly installments over the ensuing 24 months, subject to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments Upon a Change in Control” below.

Employment Agreements

In March 2015, we entered into new employment agreements with each of the NEOs, These employment agreements supersede the employments agreements with the NEOs existing prior to March 2015. Certain key terms of those prior employment agreements are described below. Each of the NEOs also signed agreements pursuant to which they agreed to refrain from disclosing our confidential information indefinitely.

Ms. Peterson

The prior employment agreement with Ms. Peterson, who resigned as the Chief Executive Officer of Valeritas on February 22, 2016, was entered into on April 22, 2009. This agreement entitled Ms. Peterson to receive an initial annual base salary of $400,000, subject to adjustment pursuant to Valeritas employee compensation policies in effect from time to time, and an annual target bonus opportunity of 50% of her annual salary, with the amount of any such bonus based on individual and company performance, measured against objectives mutually established by Ms. Peterson and Valeritas’s Compensation Committee annually.

If Ms. Peterson’s employment had been terminated without cause (other than in connection with a change in control), she would have been entitled to receive 12 months of base salary continuation and 12 months of health and dental insurance benefit continuation. If Ms. Peterson’s employment had been terminated by us without cause or if she had resigned her employment for good reason, in either case, within one year following a change in control, Ms. Peterson would have been entitled to receive an amount equal to her target bonus.

Cause was defined in Ms. Peterson’s prior employment agreement as (i) unauthorized use or disclosure of the company’s confidential information or trade secrets, which causes material harm to the company, (ii) material breach of any agreement between the company and Ms. Peterson, (iii) material failure to comply with the company’s written policies or rules, (iv) conviction of, or plea of guilty or no contest to, a felony, (v) gross negligence or willful misconduct, (vi) continuing failure to perform assigned duties after receiving written notification of such failure, or (vii) failure to cooperate in good faith with a governmental or internal investigation of the company, if requested. A condition was not considered “cause” under (ii), (iii), (vi) and (vii) unless the company had provided written notice of the condition within 90 days of its existence and Ms. Peterson had failed to remedy such condition within 30 days of receiving such notice.

Good reason was defined in Ms. Peterson’s prior employment agreement as her resignation within 6 months after the occurrence of (i) a material reduction in base salary or bonus, unless such reduction applies to all members of executive management, (ii) a material diminution in her authority, duties or responsibilities, or (iii) relocation of her principal workplace resulting in an increase in distance from her residence to her workplace of more than 30 miles. A condition was not considered “good reason” unless Ms. Peterson had given written notice of the condition within 90 days of its existence and the company had failed to remedy such condition within 30 days of receiving such notice.

Mr. Timberlake

The prior employment agreement with Mr. Timberlake was entered into on August 20, 2008. The agreement provided an annual initial base salary of $325,000, subject to adjustment pursuant to Valeritas’s employee compensation policies in effect from time to time, and an annual target bonus opportunity of 30% of Mr. Timberlake’s base salary based upon achievement of mutually agreed goals for each year.

If Mr. Timberlake had been terminated without cause or had resigned for good reason, provided that he timely executed a release of claims, he would have been entitled to receive 6 months of base salary continuation, an amount equal to 6 months of his equivalent target bonus and payment of a portion of COBRA premiums for up to 6 months of continued health insurance coverage, based on active employee cost-sharing rates. In addition, in such an event, Mr. Timberlake would have also been entitled to 6 months of vesting acceleration of his unvested stock option awards and would have had 6 months following his termination to exercise his vested stock options.

Cause and good reason were defined for purposes of Mr. Timberlake’s prior employment agreement in substantially the same manner as described above for Ms. Peterson’s prior employment agreement.

Mr. Timberlake was appointed as Chief Executive Officer and entered into an employment agreement with the Company effective as of February 22, 2016 and retained his title as President and Chief Commercial Officer at such time.

Mr. Jenkins

The prior employment agreement with Mr. Jenkins was entered into on April 2, 2009. The agreement provided an initial annual base salary of $300,000, subject to adjustment pursuant to Valeritas’s employee compensation policies in effect from time to time, and an annual target bonus opportunity of 30% of Mr. Jenkins’s base salary based upon achievement of mutually agreed goals for each year.

If Mr. Jenkins had been terminated without cause or had resigned for good reason, provided that he had timely executed a release of claims, he would have been entitled to receive 9 months of base salary continuation and payment of a portion of COBRA premiums for up to 6 months of continued health insurance coverage, based on active employee cost-sharing rates.

Cause and good reason were defined for purposes of Mr. Jenkins’s prior employment agreement in substantially the same manner as described above for Ms. Peterson’s prior employment agreement.

March 2015 Employment Agreements

Valeritas entered into a new employment agreement with each of the NEOs on March 4, 2015, which are still in effective after the Merger. The agreements have initial terms of three years and automatically renew for successive one-year periods following the initial term unless either party gives at least 30 days advance written notice of non-renewal prior to the end of the applicable term.

The agreements entitled Ms. Peterson prior to her resignation and entitle Mr. Timberlake and Mr. Jenkins to initial annual base salaries of $450,639, $373,468 and $358,829, respectively, and annual target bonus opportunities of 50%, 35% and 35%, respectively, of their annual base salaries, with the amount of any such bonus based on the level of attainment of performance goals established by our board of directors.

In the event we terminate an NEO’s employment without cause or the NEO resigns for good reason (other than in connection with a change in control or due to death or disability), the NEO is entitled to receive (i) 9 months of base salary continuation (12 months for Ms. Peterson); (ii) a prorated portion of the annual bonus the NEO would otherwise have earned for the year of termination, based on actual performance for the full year and payable when such bonus would have otherwise been paid; (iii) any annual bonus earned but not yet paid for the completed fiscal year immediately prior to the termination date; and (iv) reimbursement for the our cost of providing continued health coverage for a period of 9 months (12 months for Ms. Peterson) or until the NEO is offered benefits from a subsequent employer, if earlier.

In the event we terminate an NEO’s employment without cause or the NEO resigns for good reason (other than due to death or disability), in either case, within 3 months prior to a change in control (but within the “pre-closing period” described below) or within 12 months following a change in control, the NEO is entitled to receive (i) 12 months of base salary continuation (18 months for Ms. Peterson); (ii) a pro-rated portion of the NEO’s target annual bonus for the year of termination; (iii) any annual bonus earned but not yet paid for the completed fiscal year immediately prior to the termination date; and (iv) reimbursement for the our cost of providing continued health coverage for a period of 12 months (18 months for Ms. Peterson) or until the NEO is offered benefits from a subsequent employer, if earlier. “Pre-closing period” means the period commencing with our execution of a definitive agreement for a change in control transaction and ending on the earlier to occur of the closing of the change in control or the termination of such definitive agreement without the consummation of the change in control.

In the event an NEO’s employment terminates on account of death or disability, the NEO (or the NEO’s estate in the case of death) is entitled to receive 3 months of base salary continuation.

The severance payments and benefits described above are subject to the NEO timely executing a release of claims in our favor (except in the event of the NEO’s death) and to reduction in the event that the payments and benefits received in connection with a change in control would result in the imposition of excise taxes under Section 4999 of the Code and such reduction results in the NEO retaining a greater after-tax amount.

“Cause” is generally defined in the employment agreements as the NEO’s (i) misappropriation of funds with respect to our company or affiliates; (ii) material violation of the employment agreement or the company’s employment policies; (iii) breach of any written confidentiality, nonsolicitation or noncompetition covenant with our company or affiliates; (iv) conviction of a felony; or (v) misconduct that has a material adverse effect on the business, operations, assets, properties, or financial condition of our company or affiliates.

“Good reason” is generally defined in the employment agreements as the occurrence of any of the following, subject to notice requirements and cure rights, without the NEO’s written consent (i) a material diminution in duties, authority or responsibilities; (ii) relocation of the NEO’s principal office location to a location more than 50 miles from the NEO’s principal office location immediately before the change; (iii) a material diminution by the company of the NEO’s base salary or target annual bonus; or (iv) any material breach by the company of the employment agreement.

The employment agreements contain restrictive covenants pursuant to which each NEO has agreed to refrain from competing with us or soliciting our clients, customers or employees, in each case, while employed and following the NEO’s termination of employment for a period of 9 months (12 months for Ms. Peterson) or 12 months (18 months for Ms. Peterson) if such termination is in connection with a change in control.

Potential Payments Upon a Change in Control

As described above, under the terms of their employment agreements, Ms. Peterson, may have become prior to her resignation and Mr. Jenkins and Mr. Timberlake may become entitled to certain payments or benefits for certain terminations of employment that occur in connection with a change in control. In addition, the agreements governing the NEOs’ unvested stock options provide for full accelerated vesting upon a change in control. For these purposes, change in control has the same meaning as in the 2014 Plan.

Long-term Incentive Plans

The following summarizes the material terms of the long-term incentive plans in which our employees, including the NEOs, participate. The summaries below are not intended to be a complete description of the long-term incentive plans and are qualified in their entirety by the actual text of the plans to which reference is made.

2014 Incentive Compensation Plan and 2008 Equity Compensation Plan

Valeritas had previously adopted the 2014 Incentive Compensation Plan and the 2008 Equity Compensation Plan, collectively referred to as, the Previous Plans. All outstanding options issued under the Previous Plans were cancelled as of the consummation of the Merger. Following the Merger, we expect to grant equity awards under our 2016 Incentive Compensation Plan from time to time, as described more fully below.

2016 Incentive Compensation Plan

The company adopted the 2016 Plan on the Closing Date. The 2016 Plan permits the company to grant cash, stock and stock-based awards to eligible service providers. The 2016 Plan is intended to promote the interests of the company by providing eligible service providers with the opportunity to participate in incentive compensation programs designed to encourage their continued service to the company.

Eligibility and Administration

Company employees, consultants and directors, and employees, consultants and directors of our parent or subsidiaries are eligible to receive awards under the 2016 Plan. The 2016 Plan will be administered by a committee of two or more non-employee directors who qualify as independent under applicable stock exchange rules, 162(m) of the Internal Revenue Code and the Securities Exchange Act of 1934, except that the board of directors will administer the 2016 Plan with respect to awards made to non-employee directors. The committee may delegate authority to one or more subcommittees. The particular entity administering the plan is referred to in this summary as the plan administrator.

The plan administrator will have the authority (subject to the provisions of the 2016 Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the 2016 Plan and to make such determinations under, and issue such interpretations of, the provisions of the 2016 Plan and any outstanding awards thereunder as it may deem necessary or advisable. The plan administrator will also set the terms and conditions of all awards under the 2016 Plan, including any vesting and vesting acceleration conditions. Decisions of the plan administrator are final and binding on all parties having an interest under the 2016 Plan or any award thereunder.

Nothing in the 2016 Plan confers on the participant any right to continue in service for any period of time, or restricts our right, or the right of the participant, to terminate such person’s service at any time for any reason.

Limitation on Awards and Shares Available

An aggregate of 3,000,000 shares of our common stock are currently available for issuance under awards granted pursuant to the 2016 Plan. The number of shares available for issuance will be automatically increased on the first trading day in January of each calendar year during the term of the 2016 Plan, beginning in the first calendar year following the consummation of this offering, by an amount equal to 4% of the shares of common stock outstanding on the final trading day of the immediately preceding calendar year, subject to an annual increase limit of 1,500,000 shares. No more than 3,000,000 shares of common stock may be issued upon the exercise of incentive stock options, which amount will automatically be increased on the first trading day in January each calendar year by the number of shares of our common stock added to the share reserve on that day pursuant to automatic share increase feature of the 2016 Plan. Shares issued under the 2016 Plan may be authorized but unissued or reacquired shares, or shares purchased in the open market.

If an award under the 2016 Plan expires, terminates or is forfeited or cancelled, any shares subject to such award may, to the extent of such expiration, termination, forfeiture or cancellation, be used again for new grants under the 2016 Plan. If the exercise price of an option granted under the 2016 Plan is paid with shares of common stock, then the number of shares available for issuance under the 2016 Plan will be reduced by the net number of shares issued under the exercised option and not by the gross number of shares for which the option was exercised. Upon the exercise of a stock appreciation right under the 2016 Plan, the number of shares available for issuance under the 2016 Plan will be reduced by the net number of shares issued under the stock appreciation right and not by the gross number of shares for which the stock appreciation right was exercised. If shares of common stock are withheld in satisfaction of withholding taxes incurred in connection with the issuance, exercise or vesting of an award, then the authorized number of shares available for issuance under the 2016 Plan will be reduced by the net number of shares issued, exercised or vested under such award.

The 2016 Plan imposes the following limitations on the size of the awards which may be made on a per participant basis:

•	No one person may receive stock options and stand-alone stock appreciation rights for more than 1,500,000 shares of our common stock in the aggregate per calendar year.

•	No one person may receive direct stock issuances or stock-based awards (other than stock options and stand-alone stock appreciation rights) for more than 1,500,000 shares of our common stock in the aggregate per calendar year.

•	The maximum dollar amount for which a participant may receive awards denominated in dollars and subject to one or more performance measures will be limited to $3,000,000 in the aggregate per calendar year within the applicable performance measurement period.

Awards

The 2016 Plan is divided into three incentive programs, which include (i) the discretionary grant program under which eligible persons may be granted options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, or stock appreciation rights, or SARs; (ii) the stock issuance program under which eligible persons may be issued direct stock, restricted stock awards, restricted stock units, performance shares or other stock-based awards; and (iii) the incentive bonus program under which eligible persons may be issued performance unit awards, dividend equivalent rights or cash incentive awards.

Certain awards under the 2016 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code, which may impose additional requirements on the terms and conditions of such awards. Awards under the 2016 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type available for issuance under each of the discretionary grant program, stock issuance program and incentive bonus program follows.

Discretionary Grant Program

•	Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Internal Revenue Code are satisfied. ISOs may only be granted to our employees. Anyone eligible to participate in the 2016 Plan may receive an award of NSOs. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by an option holder during any calendar year exceeds $100,000, such ISOs will be treated as NSOs. The plan administrator may determine the time or times when a stock option is to become exercisable, the vesting schedule (if any) applicable to a stock option and whether a granted stock option is an ISO or NSO. In general, an option may only be exercised while an option holder is employed by, or providing service to, us or our subsidiaries, unless provided otherwise in the option holder’s award agreement. An option holder may exercise an option by delivering notice of exercise to us. The option holder will pay the exercise price (in the form as provided in the 2016 Plan and the award agreement) and any withholding taxes for the option. The Plan Administrator will have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the 2016 Plan and to grant in substitution therefore new options covering the same or different number of shares with an exercise price per share based on the fair market value per share on the new option grant date.

•	SARs. Two types of SARs are authorized for issuance under the 2016 Plan, tandem SARs and stand-alone SARs. Tandem SARs entitle their holder to elect to exercise the underlying option in exchange for shares of common stock or, with the consent of the plan administrator, to surrender the option in exchange for an amount equal to the excess of the fair market value of the shares on the date of surrender over the aggregate exercise price of such shares. Stand-alone SARs entitle their holder, upon exercise, to receive from us an amount equal to the excess of the fair market value of the shares on the date of exercise over the aggregate base price of such shares. The base price of a stand-alone SAR will not be less than 100% of the fair market value of the underlying share on the date of grant and the term may not be longer than ten years. The plan administrator may determine the time or times when a SAR is to become exercisable and the vesting schedule (if any) applicable to a SAR. SARs may be settled in cash, shares of common stock or a combination of the two, as determined by the plan administrator.

•	Rights as a Stockholder. Participants will not have any stockholder rights with respect to the shares subject to options or SARs until the award vests and the shares are actually issued.

Stock Issuance Program

•	Restricted Stock, RSUs, Performance Shares and Stock Payments. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. Stock payments are awards of fully vested shares of our common stock that may be issued for any of the following items of consideration: cash or check, past services rendered to the company or any other valid consideration.

•	Rights as a Stockholder. Participants will have full stockholder rights with respect to any shares of stock issued under the stock issuance program, whether or not the participant’s interest in those shares is vested. Accordingly, participants will have the right to vote such shares and to receive any regular cash dividends paid on such shares, subject to any applicable vesting requirements, including (without limitation) the requirement that any dividends paid on shares subject to performance vesting conditions will be held in escrow by us and will not vest or be paid prior to the time those shares vest. Participants will not have any stockholder rights with respect to the shares subject to restricted stock units or share right awards until that award vests and the shares are actually issued. However, dividend equivalents (as described below) may be paid or credited, either in cash or in actual or phantom shares of stock, on outstanding restricted stock unit or share right awards, subject to terms and conditions the plan administrator deems appropriate. No dividend equivalents relating to restricted stock units or share right awards subject to performance vesting conditions will vest or otherwise become payable prior to the time the underlying award (or portion thereof to which the dividend equivalents units relate) vests.

Incentive Bonus Program

•	Cash Awards and Performance Unit Awards. Cash awards are cash incentive bonuses subject to vesting conditions or performance goals as determined by the plan administrator. Performance unit awards represent the holder’s right to receive cash or participate in a bonus pool, the value of which is tied to the attainment of pre-established corporate objectives and receipt of which may be based on continuing service as determined by the plan administrator.

•	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Performance Awards

Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance objectives that may include but are not limited to: (i) revenue, organic revenue, net sales, or new-product revenue or net sales, (ii) achievement of specified milestones in the discovery and development of the company’s technology or of one or more of the company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the company’s products, (v) expense targets, (vi) share price, (vii) total shareholder return, (viii) earnings per share, (ix) operating margin, (x) gross margin, (xi) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xii) productivity ratios, (xiii) operating income, (xiv) net operating profit, (xv) net earnings or net income (before or after taxes), (xvi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), (xvii) earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xviii) economic value added, (xix) market share, (xx) working capital targets, (xxi) achievement of specified milestones relating to corporate partnerships, collaborations, license transactions, distribution arrangements, mergers, acquisitions, dispositions or similar business transactions, and (xxii) employee retention and recruiting and human resources management. Performance goals may be based upon the attainment of specified levels of performance under one or more of these measures relative to the performance of other entities and may also be based on the performance of any of our business units or divisions or any of our affiliates. Each applicable performance goal may be structured at the time of grant to provide for appropriate adjustments or exclusions for unusual or infrequently occurring items or events, and such other events as set forth in the 2016 Plan.

The plan administrator has the authority, consistent with section 162(m) of the Internal Revenue Code, to structure awards under the stock issuance program so that the awards vest upon the achievement of certain pre-established corporate performance objectives based on one or more of the performance goals described above and measured over the performance period specified by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to take action under the 2016 Plan, as well as to make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders, the plan administrator will make equitable adjustments to the 2016 Plan and outstanding awards. In the event of a change in control of our company (as defined in the 2016 Plan), each outstanding award under the discretionary grant program and stock issuance program may, as determined by the plan administrator, be continued or assumed by the successor entity, be replaced with a cash incentive program of the successor entity or be subject to other limitations as imposed by the plan administrator at the time of grant. However, if the plan administrator determines that any outstanding award is not to be continued, assumed or replaced, such award shall become fully vested and exercisable. Awards under the incentive bonus program may be structured by the plan administrator such that those awards automatically vest upon a change in control of our company or upon the holder’s subsequent termination within a specified period following a change in control and any performance-based vesting conditions may be converted into service-based vesting conditions that will vest upon the completion of a service period coterminous with the portion of the performance period remaining at the time of the change in control. Individual award agreements may provide for additional accelerated vesting and payment provisions as determined by the plan administrator.

No award under the 2016 Plan affects the right of the company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Foreign Participants, Clawback Provisions, Transferability, and Participant Payments

The plan administrator has authority to adopt and implement from time to time such addenda or subplans to the 2016 Plan as it deems necessary in order to bring the 2016 Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which grants or awards are to be made under the Plan or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the grants or awards are made. All awards will be subject to the provisions of any clawback, recoupment or similar policy implemented by our company to the extent set forth in such policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2016 Plan are generally non-transferable prior to vesting, and are exercisable only by the participant.

With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2016 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a market sell order or such other consideration as it deems suitable.

Plan Expiration, Amendment and Termination

The board of directors may amend or terminate the 2016 Plan at any time; however, stockholder approval will be required for any amendment that increases the number of shares available under the 2016 Plan or to the extent such approval is required under applicable law, regulation or stock exchange listing rule. No amendment of the 2016 Plan may adversely affect the rights and obligations of outstanding awards without the award holder’s consent. The 2016 Plan will expire on the first to occur of (i) May 2, 2026, (ii) the date on which all shares available for issuance under the 2016 Plan shall have been issued as fully vested shares or (iii) the termination of all outstanding awards in connection with a change in control. Should the 2016 Plan terminate on May 2, 2026, then all awards outstanding at that time will continue to have force and effect in accordance with the provisions of the documents evidencing the awards.

Director Compensation

Directors who are employees of us or our principal stockholders have not historically received compensation for their services on our board of directors. During 2015, certain of our non-employee directors who were not employees of our principal stockholders received annual cash retainers of $30,000 as compensation for their services on our board as indicated in the table below. In addition, we have from time to time granted stock option awards to certain non-employee directors as compensation for their service on our board.

The following table provides information regarding the compensation earned by our non-employee directors during the year ended December 31, 2015:

Name	Fee Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Daniel Pelak	—	—	—
John Barr	—	—	—
Ittai Harel	—	—	—
Vaughn Kailian	—		—
Steven LaPorte	30,000	—	30,000
Paul Queally	—	—	—
John Ryan	—	—	—
Sean Traynor	—	—	—
Todd Foley	—	—	—

(1)	Represents the aggregate grant-date fair value of stock options granted during 2015 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see Note 9 to the Valeritas audited financial statements included elsewhere in this filing.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2015 by each non-employee director who served on our board of directors during 2015.

Name	Options Outstanding at Fiscal Year End(1)
Daniel Pelak	—
John Barr	303,462(2)
Ittai Harel	—
Vaughn Kailian	150,837(3)
Steven LaPorte	303,462(2)
Paul Queally	—
John Ryan	—
Sean Traynor	—
Todd Foley	—

(1)	In connection with the 2014 Reorganization, each outstanding option to purchase shares of Valeritas common stock was converted into an option to purchase one common unit of Holdings. As a result, some of the options shown in this table represent options to purchase common units in Holdings. Each common unit of Holdings represents an indirect interest in the 6,923,076 shares of our common stock held by Holdings. These shares of common stock were distributed to unitholders of Holdings upon the cancellation of Holdings and the liquidation of its assets in March 2016 in accordance with the liquidation preferences applicable to Holdings’ units. At such time, each option to purchase common units in Holdings was also cancelled.
(2)	Represents options to purchase 288,462 common units in Holdings and options to purchase 15,000 shares of our common stock.
(3)	Represents options to purchase common units in Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SEC rules require us to disclose any transaction or currently proposed transaction in which the Company is a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or 1% of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons. The descriptions set forth above under the captions “The Merger and Related Transactions—Merger Agreement,” “—Split-Off,” “—the Offering,” “—Registration Rights,” “—2016 Equity Incentive Plan,” “—Lock-up Agreements and Other Restrictions” and “Executive Compensation—Employment Agreements” and “—Director Compensation” and below under “Description of Securities—Options” are incorporated herein by reference.

2014 Reorganization

During the second quarter of 2014, we consummated a series of transactions designed to facilitate future capital raising by simplifying our capitalization. See “Management Discussion and Analysis – 2014 Reorganization.”

Preferred Stock Financings

Series D Preferred Stock Financing

In June 2014, in connection with the 2014 Recapitalization, we issued and sold to investors in private placements an aggregate of 2,195,122 shares of our Series D Preferred Stock at a purchase price of $10.00 per share, for aggregate consideration of $22.0 million. In July 2014, we issued and sold to investors in private placements an aggregate of 548,780 shares of our Series D Preferred Stock at a purchase price of $10.00 per share, for aggregate consideration of $5.4 million. In addition, the second Series D closing, the third Series D closing and the fourth Series D closing occurred in December 2014, January 2015 and February 2015, respectively.

Series AA Financing

On May 18, 2015, we issued and sold to investors in private placements an aggregate of 12,145,168 shares of Series AA Preferred Stock for aggregate consideration of $15.2 million.

Series AB Financing

On September 28, 2015, we issued and sold to investors in private placements an aggregate of 2,614,767 shares of Series AB Preferred Stock for aggregate consideration of $3.3 million. On November 13, 2015, we sold an additional 2,215,462 shares of Series AB Preferred Stock for aggregate consideration of $2.8 million. On December 24, 2015, we sold an additional 2,009,631 shares of Series AB Preferred Stock for aggregate consideration of $2.5 million. In addition, on January 29, 2016, we closed the sale of an additional 4,400,000 shares of Series AB Preferred Stock and warrants to purchase an additional 16,000,000 shares of Series AB Preferred Stock for aggregate consideration of $5.8 million, and on February 29, 2016, the sale of an additional 255,430 shares of Series AB Preferred Stock and warrants to purchase an additional 928,838 shares of Series AB Preferred Stock for aggregate consideration of $319,287. During February, March and April of 2016, Capital Royalty Partners exercised warrants with respect to 5,900,000 Series AB Preferred Stock for aggregate consideration of $7,375,000.

The following table sets forth the aggregate number of shares of Series D Preferred Stock, Series AA Preferred Stock and Series AB Preferred Stock acquired by entities affiliated with certain of our directors and the listed holders of more than 5% of our capital stock at the time of acquisition.

Participants	Series D Preferred Stock(1) (2)	Series AA Preferred Stock(2)	Series AB Preferred Stock(2)
5% or Greater Stockholders and Entities Affiliated with Certain of our Directors
Entities affiliated with Capital Royalty Group	—	4,000,000	14,393,596
Entities affiliated with of Welsh, Carson, Anderson & Stowe	1,738,412	2,400,000	—
Entities affiliated with Pitango Venture Capital(3)	936,828	1,200,000	1,011,492
Entities affiliated with MPM Capital(4)	455,509	820,088	411,662
Entities affiliated with ONSET Ventures(5)	182,203	492,048	334,113
Entities affiliated with Auda Capital	413,202	948,592	—
Abingworth Ventures V, L.P.	303,326	819,136	—
Full Succeed International Limited	553,347	—	—

(1)	These shares of Series D Preferred Stock include accrued dividends as of December 31, 2015.
(2)	Upon the consummation of the Merger, all shares of Series AA Preferred Stock and Series D Preferred Stock were cancelled and all shares of Series AB Preferred Stock were converted into shares of our common stock.
(3)	Former director Ittai Harel, who resigned from the Board on January 29, 2016, is a General Partner of Pitango Venture Capital.
(4)	Former director Todd Foley, who resigned from the Board on January 4, 2016, is as a Managing Partner of MPM Capital.
(5)	Former director John Ryan, who resigned from the Board on January 29, 2016, is a Managing Partner of ONSET Ventures, and former director Steven LaPorte, who resigned from the Board on January 29, 2016, is a Venture Partner of ONSET Ventures.

Investors’ Rights Agreement

We entered into an Investors’ Rights Agreement on June 19, 2014, with Holdings LLC and the other holders of our preferred stock, including entities with which certain of our former directors are affiliated, and the holders of units of Holdings LLC, including entities with which certain of our former directors are affiliated. This agreement was terminated upon the cancellation of Holdings LLC in March 2016. This agreement provided for certain rights relating to the registration of the shares of common stock held by Holdings, the common stock distributable to holders of units of Holdings LLC upon liquidation of Holdings LLC and common stock issuable upon conversion of the preferred stock, and a right of first offer to our preferred shareholders and the holders of units of Holdings LLC to purchase future securities sold by us.

Capital Royalty Partners Term Loan

On May 23, 2013, we entered into a term loan agreement with one of our investors, Capital Royalty Partners, which provides for total potential borrowings of up to $100 million. Subsequently, on May 18, 2015, we entered into a limited forbearance agreement with Capital Royalty Partners pursuant to which Capital Royalty Partners agreed to forbear pursuing any remedies it may have had against us in connection with certain events of default that occurred. The forbearance agreement has since been amended six times with the last amendment occurring on April 30, 2016. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Indebtedness.”

Management Services Agreement with Welsh, Carson, Anderson & Stowe XI, L.P

On September 8, 2011, we entered into a Management Services Agreement with Welsh, Carson, Anderson & Stowe XI, L.P., a Series D Preferred shareholder. Certain affiliates of Welsh Carson, Anderson & Stowe XI, L.P. are also Series D Preferred shareholders. Under the terms of this agreement, we received strategic, managerial and operational advice in exchange for an annual fee of $0.5 million. We paid cash and incurred an expense of $0.5 million and $0.1 million related to this management fee for years ended December 31, 2014 and 2015, respectively. On May 15, 2015, both parties terminated the Management Services Agreement.

WCAS Capital Partners Note Payable

In 2011, concurrently with the issuance of Series C Preferred Stock, we issued a $5.0 million senior subordinated note to one of our investors, WCAS Capital Partners IV, L.P. On May 23, 2013, in connection with our entering into a term loan agreement with Capital Royalty Partners, our note with WCAS Capital Partners IV, L.P. was amended in connection with the interest rate. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Indebtedness”.

Employment Agreements

We have entered into employment agreements with our named executive officers. For more information regarding the agreements with our named executive officers, see “Executive Compensation—Employment Agreements.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. For further information, see “Description of Capital Stock—Limitations on Liability and Indemnification of Officers and Directors.”

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and certain of our directors as more fully described in the section entitled “Executive Compensation.”

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND

RELATED STOCKHOLDER MATTERS

Our Common Stock is quoted on the OTC Markets under the symbol “CYGMD” and is expected to change to the symbol “VLRX” on May 27, 2016.

Our Common Stock began trading on February 9, 2015; however, there has been very limited trading to date, and an active trading market may never develop.

As of the date of this Report, we have 12,638,991 shares of Common Stock outstanding held by 83 stockholders of record.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Securities Authorized for Issuance under Equity Compensation Plans

On the Closing Date, our Board of Directors adopted, and on the same date our stockholders approved, the Valeritas, Inc. 2016 Incentive Compensation Plan, or the 2016 Plan which reserves a total of 3,000,000 shares (subject to a 4% per annum evergreen provision) of our Common Stock for issuances of incentive awards. If an incentive award granted under the 2016 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2016 Plan.

In addition, the number of shares of our Common Stock subject to the 2016 Plan, any number of shares subject to any numerical limit in the 2016 Plan, and the number of shares and terms of any incentive award are expected to be adjusted in the event of any change in our outstanding our Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 300,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of the date of this Report, we had 12,638,991 shares of Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of Common Stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of the Company without further action by the stockholders.

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by us, we do not believe that any provision of our charter or By-Laws would delay, defer or prevent a change in control.

Warrants

As of the date hereof:

•	the Placement Agent Warrants entitle their holders to purchase 83,120 shares of Common Stock, with a term of five years and an exercise price of $5.00 per share; and

The Placement Agent Warrants contain “weighted average” anti-dilution protection in the event that we issue Common Stock or securities convertible into or exercisable for shares of Common Stock at a price lower than the subject warrant’s exercise price, subject to certain customary exceptions, as well as customary provisions for adjustment in the event of stock splits, subdivision or combination, mergers, etc. In lieu of making a cash payment otherwise contemplated to be made upon such exercise of such warrant, the holders of the Placement Agent Warrants may elect instead to receive (either in whole or in part) the number of shares of common stock determined according to a formula set forth in the Placement Agent Warrants.

See Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions—Registration Rights” for a description of the registration rights granted to (among others) the holders of the Placement Agent Warrants, which description is incorporated herein by reference.

This summary descriptions of the warrants described above is qualified in their entirety by reference to the forms of such warrants filed as an exhibit to this Current Report.

Options

No Options to purchase shares of our Common Stock have been granted under our 2016 Plan as of the Closing Date.

Other Convertible Securities

As of the date hereof, other than the securities described above, the Company does not have any outstanding convertible securities.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law

Some provisions of Delaware law, our certificate of incorporation and our bylaws that will be in effect immediately prior to the consummation of the Merger contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the price of our Common Stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate takeovers. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our Common Stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the company.

Special Stockholder Meetings

Our bylaws provide that a special meeting of stockholders may be called only by our board of directors, chairperson of the board, our chief executive officer, or in the absence of a chief executive officer, the president.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our Common Stock outstanding will be able to elect all of our directors. In addition, our directors may not be removed without cause, and removal of our directors for cause will require a majority stockholder vote. For more information on the classified board of directors, see the section titled “Management—Board Composition.” This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

The provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, please see the section titled “Directors, Executive Officers, Promoters and Control Persons—Limitation on Liability and Indemnification Matters.”

Transfer Agent

The transfer agent and registrar for our Common Stock is West Coast Stock Transfer, Inc.. The transfer agent and registrar’s address is 721 N. Vulcan Ave., Ste. 205, Encinitas, California 92024 and its telephone number is (619) 664-4780.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

We are currently not aware of any pending legal proceedings to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information regarding our direct financial obligations in connection with the Merger set forth under Item 2.01 “Completion of Acquisition or Disposition of Assets” is incorporated in this Item 2.03 by reference.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

All share and per share stock numbers in this section are after giving effect to the 4.0486 conversion of our Common Stock in connection with the Re-Domicile of the Company on April 14, 2016, and the Merger on May 3, 2016, in which each share of Valeritas stock outstanding at the time of the Merger was automatically converted into shares of our Common Stock at the conversion ratio described above.

The Offering

The information regarding the Offering and the Placement Agent Warrants set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions—The Offering” and “Description of Securities” is incorporated herein by reference.

Shares Issued in Connection with the Merger

On May 3, 2016, pursuant to the terms of the Merger Agreement, all of the shares of stock of Valeritas, were exchanged for approximately 6,600,000 restricted shares of our Common Stock. This transaction was exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Shares Issued to Pre-Merger Majority Stockholder

On May 9, 2014, we issued 41,486,004 shares of our Common Stock, to Leisa Swanson, our initial sole officer and director, for $15,000. The sale of these shares was exempt from registrations pursuant to Section 4(a)(2) of the Securities Act as not involving any public offering.

Sales of Unregistered Securities of Valeritas

Set forth below is information regarding shares of capital stock issued by Valeritas since January 1, 2014. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a) Issuance of Capital Stock.

•	On June 19, 2014, in connection with the 2014 Reorganization, we issued 6,923,076 shares of our common stock to Valeritas Holdings, LLC, which is owned by the pre-2014 Reorganization holders of our Series A, B, C, C-1 and C-2 Preferred Stock, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On June 23, 2014, we issued 2,195,122 shares of Series D Preferred Stock for aggregate consideration of $22.0 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On July 9, 2014, we issued 548,780 shares of Series D Preferred Stock for aggregate consideration of $5.4 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On August 5 and December 8, 2014, we issued warrants to purchase 152,821 shares and 24,526 shares, respectively, of our common stock at an exercise price of $0.013 per share to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On December 8, 2014, we issued 1,560,976 shares of Series D Preferred Stock for aggregate consideration of $15.6 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On January 2, 2015, we issued 195,122 shares of Series D Preferred Stock for aggregate consideration of $2.0 million to an accredited investor pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On February 27, 2015, we issued 85,000 shares of Series D Preferred Stock for aggregate consideration of $0.9 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On February 27, 2015, we issued warrants to purchase 1,802 shares of our common stock at an exercise price of $0.013 per share to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On February 28, 2015, we issued warrants to purchase 3,750 shares of our Series D Preferred Stock at an exercise price of $13.00 per share to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On May 18, 2015, we issued 12,145,168 shares of Series AA Preferred Stock for aggregate consideration of $15.1 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On September 28, 2015, we issued 2,614,767 shares of Series AB Preferred Stock for aggregate consideration of $3.3 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On November 13, 2015, we issued 2,215,462 shares of Series AB Preferred Stock for aggregate consideration of $2.8 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On December 24, 2015, we issued 2,009,631 shares of Series AB Preferred Stock for aggregate consideration of $2.5 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On January 29, 2016, we issued 4,400,000 shares of Series AB Preferred Stock for aggregate consideration of $5.5 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On January 29, 2016, we issued warrants to purchase 16,000,000 shares of our Series AB Preferred Stock at an exercise price of $1.25 per share to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On February 29, 2016, we issued 255,430 shares of Series AB Preferred Stock for aggregate consideration of $319,287 to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On February 29, 2016, we issued warrants to purchase 928,838 shares of our Series AB Preferred Stock at an exercise price of $1.25 per share to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On March 30, 2016, we issued 1,320,600 shares of Series AB Preferred Stock for aggregate consideration of $1.7 million resulting from the exercise of warrants at a price of $1.25 per share to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

•	On May 3, 2016, in connection with the Merger, we issued approximately 6,600,000 restricted shares of our Common Stock to the holders of shares of Valeritas’s Series AB Preferred Stock. This transaction was exempt from registration under Section 4(a)(2) of the Securities Act as it did not involve a public offering.

•	On April 15, 2016, we issued 279,400 shares of Series AB Preferred Stock for aggregate consideration of $1.25 million resulting from the exercise of warrants at a price of $1.25 per share to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

(b) Stock Option Grants.

From January 1, 2013 through June 19, 2014, we granted stock options to purchase an aggregate of 16,224,482 shares of our common stock at a weighted-average exercise price of $2.43 per share, to certain of our employees, directors and consultants in connection with services provided to us by such persons. Of these, 20,798 options to purchase shares of common stock have been exercised through December 31, 2015, at a weighted-average exercise price of $0.38 per share.

In connection with the 2014 Reorganization, all of the outstanding options to purchase our common stock granted prior to June 19, 2014 were converted into options to purchase limited liability company units of Valeritas Holdings, LLC, or Holdings. Each common unit of Holdings represents an indirect interest in the 6,923,076 shares of our common stock held by Holdings. These shares of common stock were distributed to unitholders of Holdings upon the cancellation of Holdings and the liquidation of its assets in March 2016 in accordance with the liquidation preferences applicable to Holdings’ units. At such time, each option to purchase common units in Holdings was also cancelled.

From June 19, 2014 through December 31, 2015, we granted options to purchase an aggregate of 1,174,231 shares of our common stock at a weighted-average exercise price of $11.22 per share, to certain of our employees and directors in connection with services provided to us by such persons. At the time of the Merger, none of these options had been exercised. On the Closing Date, each outstanding option for Valeritas common stock was cancelled.

The issuances of stock options and the shares of common stock issuable upon the exercise of the options were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

ITEM 3.03	MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

Effective as of May 3, 2016, prior to the Merger, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws became effective. The Amended and Restated Certificate of Incorporation were previously approved by the sole director of the Company and by written consent of majority of the stockholders of the Company on May 3, 2016. The Amended and Restated Bylaws were previously approved by the sole director of the Company and by written consent of majority of the stockholders of the Company on May 3, 2016.

Although the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws contain some similar provisions to the Company’s prior Certificate of Incorporation and Bylaws, they also include certain different provisions. The following discussion briefly summarizes the significant differences between our prior Bylaws and the Amended and Restated Bylaws.

Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation, among other things:

•	specifies certain voting rights of holders of shares of Common Stock;

•	provides parameters relating to the Company’s issuance of shares of preferred stock;

•	states that the business and affairs of the Company shall be managed by or under the direction of the Board of Directors;

•	states that, subject to certain exceptions, the number of authorized shares of the Company’s preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Company entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware;

•	states that the number of directors constituting the Board of Directors shall be established from time to time by the Board of Directors;

•	states that the number of directors constituting the Board of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors, subject to certain exceptions;

•	states that, subject to certain exceptions, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors shall be filled only by a majority vote of the directors then in office or by a sole remaining director and not by stockholders;

•	establishes three classes of directors, with each class serving a staggered three-year term, except that (i) the initial Class I Directors will serve for a term expiring at the first annual meeting of stockholders following the filing of the Amended and Restated Certificate of Incorporation, (ii) the initial Class II Directors will serve for a term expiring at the second annual meeting of stockholders following the filing of the Amended and Restated Certificate of Incorporation and (iii) the initial Class III Directors will serve for a term expiring at the third annual meeting of stockholders following the filing of the Amended and Restated Certificate of Incorporation;

•	provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the issued and outstanding shares of capital stock of the Company entitled to vote in the election of directors;

•	specifies that stockholders are not entitled to cumulative voting in the election of directors;

•	limits directors’ liability to the Company;

•	specifies that the Company is authorized to indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law, the Company’s directors and officers under certain circumstances;

•	provides that stockholders may take action only at a duly called annual or special meeting of stockholders of the Company and may not take action by consent in writing;

•	provides that, subject to certain exceptions, special meetings of stockholders of the Company may be called only by (a) the Board of Directors, (b) the chairperson of the Board of Directors, (c) the chief executive officer or, in the absence of a chief executive officer, the president, of the Company;

•	states that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for certain actions brought against the Company or any of its Directors;

•	provides that the Company may, from time to time, alter, amend or repeal any provision of the Amended and Restated Certificate of Incorporation as provided by the laws of the State of Delaware;

•	provides that the Board of Directors may, but the stockholders may not, alter, amend or repeal any provision of the bylaws of the Company; and

•	provides that certain provisions of the Amended and Restated Certificate of Incorporation may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise) only if such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least in voting power of the outstanding shares of capital stock of the Company entitled to vote thereon.

Amended and Restated Bylaws

The Amended and Restated Bylaws, among other things, provides that:

•	each annual meeting of stockholders of the Company may be held at any place designated by the Board of Directors;

•	only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the advance notice procedures set forth in Section 2.4 of the Amended and Restated Bylaws;

•	nominations of persons for election to the Board of Directors must follow the advance notice procedures set forth in Section 2.4 of the Amended and Restated Bylaws;

•	special meetings of the stockholders may be called at any time by the Board, chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer), (the previous provision of the bylaws provided that special meetings of stockholders may be called by the President, any two Directors, or the holders of more than sixty percent (60%) of the shares of the capital stock of the Company);

•	at all duly called or convened meetings of stockholders, at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director, and subject to certain exceptions, all other elections and questions presented to the stockholders at a duly called or convened meeting, at which a quorum is present, shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the meeting by the holders entitled to vote thereon;

•	special meetings of the Board of Directors may be called by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the authorized number of directors (the previous provision of the bylaws provided that special meetings of the Board of Directors may be called by two directors);

•	at any meeting of the Board of Directors, all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided in the Amended and Restated Bylaws or required by law;

•	the Board of Directors may take action without a meeting if all members thereof consent thereto in writing or by electronic transmission;

•	the Board shall have the authority to fix the compensation of directors (the previous provision of the bylaws required unanimous consent of the Board of Directors to provide compensation to directors);

•	the Board of Directors may from time to time designate committees of the Board of Directors, which, to the extent provided in the resolution of the Board or in the Amended and Restated bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company;

•	the Company will indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law, the Company’s directors and officers under certain circumstances;

•	the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss;

•	the Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Company, and. the stockholders also shall have power to adopt, amend or repeal the bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the certificate of incorporation, such action by stockholders shall require the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon (the previous provision of the bylaws provided that the bylaws could be amended by the affirmative vote of the holders of a majority of the Company’s capital stock).

Unlike the prior version of the Company’s bylaws, the Amended and Restated Bylaws do not provide that:

•	the vote on any matter, including the election of directors, shall be by written ballot;

•	action may be taken by stockholders telephonically; or

•	vacancies in the Board of Directors due to death, resignation or other causes shall be filled by the remaining directors choosing from among the stockholders.

The foregoing description of our Amended and Restated Bylaws does not purport to be complete and is qualified in their entirety by reference to the full text of our Amended and Restated Bylaws, a copy of which are filed as an exhibit hereto and incorporated herein by reference.

ITEM 4.01	CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On May 3, 2016, B F Borgers CPA PC (“B F Borgers”), was dismissed as our independent registered public accounting firm. On the same date, Friedman LLP was engaged as our new independent registered public accounting firm. The Board of Directors of the Company approved the dismissal of B F Borgers and approved the engagement of Friedman LLP as our independent registered public accounting firm.

None of the reports of B F Borgers on our financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that our audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC, included a going concern qualification in the report of B F Borgers.

During the Company’s most recent fiscal year ended December 31, 2015 and for the period from May 9, 2014 (inception) through December 31, 2014, and the subsequent interim periods preceding their dismissal, there were no disagreements with B F Borgers, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of B F Borgers, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the Company’s financial statements.

The Company provided B F Borgers with a copy of the disclosures it is making in this Report and has requested that B F Borgers furnish it with a letter addressed to the SEC stating whether they agree with the above statements. The letter is filed as an exhibit to this Form 8-K.

During the two most recent fiscal years and the interim periods preceding the engagement, and through the date of this Report, neither the Company nor anyone on its behalf has previously consulted with Friedman LLP regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided nor oral advice was provided to the Company that Friedman LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph 304(a)(1)(v)) of Regulation S-K).

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT.

The information regarding change of control of the Company in connection with the Merger set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions” is incorporated herein by reference.

The information regarding departure and election of directors and departure and appointment of principal officers of the Company in connection with the Merger set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions” is incorporated herein by reference.

The information regarding amendments to the Company’s certificate of incorporation, bylaws in connection with the Merger set forth in Item 3.03 “Material Modification to Rights of Security Holders is incorporated herein by reference.

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On May 3, 2016, the Merger Agreement, the Split-Off Agreement, the General Release Agreement and our 2016 Plan were approved by written consent of a majority of our stockholders holding 41,486,004 shares of our Common Stock.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of business acquired.

In accordance with Item 9.01(a), Valeritas’s audited consolidated financial statements as of, and for the fiscal years ended, December 31, 2015 and 2014, and the accompanying notes, are included in this Report beginning on Page F-1.

(b)	Pro forma financial information.

In accordance with Item 9.01(b), unaudited pro forma condensed combined financial statements as of, and for the fiscal years ended, December 31, 2015 and 2014, and the accompanying notes, are included in this Report beginning on Page F-37.

(d)	Exhibits

In reviewing the agreements included or incorporated by reference as exhibits to this Current Report on Form 8-K, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this Current Report on Form 8-K and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger and Reorganization, dated as of May 3, 2016, by and among the Registrant, Acquisition Sub and Valeritas, Inc.

3.1	Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Periodic Report on Form 8-K filed with the SEC on May 3, 2016)

3.2*	Amended and Restated Articles of Incorporation of the Registrant

3.3*	Certificate of Merger of Acquisition Sub with and into Valeritas, Inc., filed May 3, 2016

3.4*	Amended and Restated Bylaws of the Registrant

10.1*	Split-Off Agreement, dated as of May 3, 2016, by and among the Registrant, CYGM Operating Corp. and Leisa Swanson

10.2*	General Release Agreement, dated as of May 3, 2016, by and among the Registrant, CYGM Operating Corp. and Leisa Swanson

10.3*	Form of Lock-Up and No Short Selling Agreement between the Registrant and the officers, directors and shareholders party thereto

10.4*	Form of Subscription Agreement between the Registrant and the investors party thereto

10.5*	Form of Placement Agent Warrant for Common Stock of the Registrant

10.6*	Form of Registration Rights Agreement

10.7*†	The Registrant’s 2016 Equity Incentive Plan

10.8*†	Form of Stock Option Agreement under 2016 Equity Incentive Plan

10.9*	Term Loan Agreement, dated May 24, 2013, by and between Valeritas, Inc., Capital Royalty Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., as lenders, and the guarantors party thereto

10.10*	Amended and Restated Term Loan Agreement, dated August 5, 2014, among Valeritas, Inc., as borrower, Capital Royalty Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., as lenders, and the guarantors party thereto

Exhibit Number	Description

10.11*	Second Amended and Restated Term Loan Agreement, dated as of May 3, 2016, by and between Valeritas, Inc., a borrower, Valeritas Holdings, Inc., as Guarantor, Capital Royalty Partners II L.P., Capital Royalty Partners II – Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II – Parallel Fund “B” (Cayman) L.P., Capital Royalty Partners II (Cayman) L.P., as lenders, and the guarantors party thereto

10.12*	Joinder Agreement to Second Amended and Restated Term Loan Agreement, dated as of May 3, 2016, in favor of Capital Royalty Partners II L.P., Capital Royalty Partners II – Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II (Cayman) L.P., and Capital Royalty Partners II – Parallel Fund “B” (Cayman) L.P., as the Secured Parties, and Capital Royalty Partners II L.P., as Control Agent

10.13*	Limited Forbearance Agreement, dated May 18, 2015, by and between the Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P

10.14*	Amendment No. 1 to Limited Forbearance Agreement, dated September 28, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.

10.15*	Amendment No. 2 to Limited Forbearance Agreement, dated November 13, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.

10.16*	Amendment No. 3 to Limited Forbearance Agreement, dated December 21, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.

10.17*	Amendment No. 4 to Limited Forbearance Agreement, dated January 29, 2016, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.

10.18*	Amendment No. 5 to Limited Forbearance Agreement, dated March 25, 2016, by and among Valeritas, Inc., Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.

10.19*	Amendment No. 6 to Limited Forbearance Agreement, dated April 30, 2016, by and among Valeritas, Inc. and Valeritas Security Corporation, as Guarantor and the undersigned Lenders.

Exhibit Number	Description

10.20*	Termination of Forbearance Agreement, dated May 3, 2016, by and among Valeritas, Inc., Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.

10.21*	Lease, dated October 20, 2009, by and between the Company and BTCT Associates, L.L.C., as amended on January 17, 2013, in respect of the building located at 750 Route 202, Bridgewater, New Jersey 08807

10.22*	Lease, dated December 22, 2006, by and among Valeritas, LLC, The Taming of the Shrewsbury, LLC, O’Neill Partners, LLC and Chanski, LLC, as amended on April 24, 2009, in respect of the building located at 800 Boston Turnpike, Shrewsbury, Massachusetts 01545

10.23*	Promissory Note, dated September 8, 2011, issued by the Company to WCAS Capital Partners IV, L.P., in the original principal amount of $5,000,000, by Amendment No. 1 to Note, dated May 24, 2013

10.24*†	Employment Agreement, dated February 18, 2016, by and between Valeritas, Inc. and John Timberlake

10.25*†	Employment Agreement, dated March 23, 2015, by and between Valeritas, Inc. and Matthew Nguyen

10.26*†	Employment Agreement, dated March 4, 2015, by and between Valeritas, Inc. and Geoffrey Jenkins

10.27*†	Employment Agreement, dated February 19, 2016, by and between Valeritas, Inc. and Mark Conley

16.1*	Letter from BF Borgers CPA PC to the Securities and Exchange Commission dated May 9, 2016.

*	Filed herewith
†	Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERITAS HOLDINGS INC.

Dated: May 9, 2016	By:	/s/ John Timberlake
	Name:	John Timberlake
	Title:	Chief Executive Officer

VALERITAS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders’ of Valeritas, Inc.

We have audited the accompanying consolidated balance sheet of Valeritas, Inc. and subsidiaries (the “Company”) as of December 31, 2015, and the related consolidated statement of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2015. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015, and the results of its operations, and its cash flows for the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recurring losses, a working capital deficiency and is in default of its senior secured debt with forbearance only until April 30, 2016. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to obtain financing and restructure its default debt, there could be a material adverse effect on the Company.

/s/ Friedman LLP

East Hanover, New Jersey

April 11, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Valeritas, Inc.:

We have audited the accompanying consolidated balance sheet of Valeritas, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity/(deficit), and cash flows for the year ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valeritas, Inc. and subsidiaries as of December 31, 2014, and the results of its operations and its cash flows for the year ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations, and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts

February 23, 2015

VALERITAS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2014	2015
Assets
Current assets:
Cash and cash equivalents	$20,944	$2,789
Accounts receivable, net	2,677	3,142
Other receivables	310	493
Inventories, net (note 5)	8,705	10,784
Deferred cost of goods sold	813	863
Deferred initial public offering costs	1,965	—
Prepaid expense and other current assets	833	735

Total current assets	36,247	18,806
Property and equipment, net (note 6)	12,784	12,091
Other assets	324	279

Total assets	$49,355	$31,176

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt, related parties (note 4)	$52,845	$69,107
Current portion of capital lease obligation (note 13)	153	26
Accounts payable	4,076	7,419
Accrued expense and other current liabilities (note 7)	7,701	5,931
Deferred revenue	1,632	1,895

Total current liabilities	66,407	84,378
Capital lease obligation, less current portion (note 13)	26	—
Deferred rent liability	198	143
Derivative liabilities (note 12)	443	—

Total liabilities	67,074	84,521

Commitments and contingencies (note 13)
Stockholders’ deficit
Convertible preferred stock:
Series AB preferred stock, $0.00001 par value per share, 0 shares authorized at December 31, 2014 and 9,600,000 shares authorized at December 31, 2015; no shares issued and outstanding at December 31, 2014. 6,839,860 shares issued and outstanding at December 31, 2015; (aggregate liquidation value of $0 and $17,100 at December 31, 2014 and 2015, respectively)	—	8,549
Series AA preferred stock, $0.00001 par value, 0 and 16,000,000 shares authorized at December 31, 2014 and 2015, respectively; 0 issued and outstanding at December 31, 2014 ; 12,145,268 shares issued and 6,529,536 were outstanding at December 31, 2015; (aggregate liquidation value of $0 and $16,324 at December 31, 2014 and 2015, respectively)	—	8,161
Series D preferred stock, $0.00001 par value, 6,000,000 shares were authorized; 4,304,878 issued and outstanding at December 31, 2014 and 4,585,000 issued and 1,340,865 outstanding at December 31, 2015; (aggregate liquidation value of $44,255 and $14,855 at December 31, 2014 and 2015, respectively)	43,049	13,409
Common stock, $0.00001 par value, 38,461,538 and 60,000,000 shares authorized at December 31, 2014 and 2015, respectively; 6,923,076 and 15,243,205 shares issued and outstanding at December 31, 2014 and 2015, respectively	—	—
Additional paid-in capital	249,909	294,408
Accumulated deficit	(310,677)	(377,872)

Total stockholders’ deficit	(17,719)	(53,345)

Total liabilities and stockholders’ deficit	$49,355	$31,176

See accompanying notes to consolidated financial statements.

VALERITAS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2014	2015
Revenue, net	$13,493	$18,097
Cost of goods sold	17,773	14,237

Gross margin	(4,280)	3,860

Operating expense:
Research and development	6,265	6,523
Selling, general and administrative	48,488	44,680

Total operating expense	54,753	51,203

Operating loss	(59,033)	(47,343)

Other income (expense), net:
Interest income	3	1
Interest expense	(7,545)	(16,318)
Change in fair value of prepayment features	802	443
Other income	201	—
Offering costs (including 2014 capitalized IPO costs)	—	(3,978)

Total other income (expense), net	(6,539)	(19,852)

Net loss	$(65,572)	$(67,195)

See accompanying notes to consolidated financial statements.

VALERITAS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in capital	Accumulated Deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance—December 31, 2013	183,422,465	$245,533	635,374	$—	$(1,441)	$(245,105)	$(1,013)
Exercise of common stock options	—	—	98,089	—	38	—	38
Share-based compensation expense	—	—	—	—	4,786	—	4,786
Warrants issued in connection with senior secured debt	—	—	—	—	1,728	—	1,728
Retirement of preferred and common stock in connection with Valeritas Holdings merger (note 1)	(183,422,465)	(245,533)	(733,463)	—	245,533	—	—
Issuance of common stock in connection with Valeritas Holdings merger (note 1)	—	—	6,923,076	—	—	—	—
Sales of Series D Preferred Stock in June 2014, net of expense (note 9)	2,195,122	21,951	—	—	(475)	—	21,476
Sales of Series D Preferred Stock in July 2014, net of expense (note 9)	548,780	5,488	—	—	(222)	—	5,266
Sales of Series D Preferred Stock in December 2014, net of expense (note 9)	1,560,976	15,610	—	—	(38)	—	15,572
Net loss	—	—	—	—	—	(65,572)	(65,572)

Balance—December 31, 2014	4,304,878	$43,049	6,923,076	$—	$249,909	$(310,677)	$(17,719)
Share-based compensation expense	—	—	—	—	5,425	—	5,425
Sales of Series D Preferred Stock in January 2015 (note 9)	195,122	1,951	—	—	(116)	—	1,835
Sales of Series D Preferred Stock in February 2015 (note 9)	85,000	850	—	—	(50)	—	800
Warrants issued in connection with senior secured debt	—	—	—	—	17	—	17
Sales of Series AA Preferred Stock in May 2015 (note 9)	12,145,168	15,181	—	—	(3)	—	15,178
Sales of Series AB Preferred Stock in September 2015, net of expense (note 9)	2,614,767	3,268	—	—	(90)	—	3,178
Sales of Series AB Preferred Stock in November 2015, net of expense (note 9)	2,215,462	2,769	—	—	(76)	—	2,693
Sales of Series AB Preferred Stock in December 2015, net of expense (note 9)	2,009,631	2,512	—	—	(69)	—	2,443
Conversion of Series D and Series AA Preferred Stock to Common Stock, net of Series D PIK shares of 271,712 issued prior to conversion	(8,859,767)	(39,461)	8,320,129	—	39,461	—	—
Net loss	—	—	—	—	—	(67,195)	(67,195)

Balance—December 31, 2015	14,710,261	$30,119	15,243,205	$—	$294,408	$(377,872)	$(53,345)

See accompanying notes to consolidated financial statements.

VALERITAS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2014	2015
Operating activities
Net loss	$(65,572)	$(67,195)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	1,422	1,680
Amortization of financing costs	1,149	4,632
Noncash interest expense	2,491	11,647
Obsolete inventory reserve	(1,357)	(883)
Share-based compensation expense	4,786	5,425
Offering costs (including 2014 capitalized IPO costs)	—	3,978
Decrease in fair value of mandatory prepayment features	(802)	(443)
Other noncash	(17)	—
Changes in:
Accounts receivable	(866)	(465)
Other receivables	(152)	(184)
Inventories	8,210	(1,196)
Deferred cost of goods sold	457	(50)
Prepaid expense and other current assets	(243)	99
Other assets	27	45
Accounts payable	1,084	3,343
Accrued expense	1,047	(1,525)
Deferred revenue	363	263
Deferred rent liability	(42)	(55)

Net cash used in operating activities	(48,015)	(40,884)

Investing activities
Acquisition of property and equipment	(2,495)	(987)

Net cash used in investing activities	(2,495)	(987)

Financing activities
Repayment of debt	(199)	—
Repayment of capital lease	(153)	(153)
Proceeds from issuance of Series D Preferred Stock ($15,643 from related party WCAS in 2014. See note 8)	43,049	2,801
Proceeds from issuance of Series AA Preferred Stock ($3,000 and $5,000 from related parties WCAS and CRG respectively in 2015. See note 8)	—	15,181
Proceeds from issuance of Series AB Preferred Stock ($5,117 from related party CRG in 2015)	—	8,549
Preferred stock issuance costs	(735)	(244)
Offering costs	(1,560)	(2,418)
Proceeds from exercise of stock options and stock warrants	38	—

Net cash provided by financing activities	40,440	23,716

Net decrease in cash and cash equivalents	(10,070)	(18,155)
Cash and cash equivalents—beginning of period	31,014	20,944

Cash and cash equivalents—end of period	$20,944	$2,789

Supplemental disclosures of cash flow information
Interest paid	$3,898	$—

Noncash investing and financing transactions
Accrued property and equipment additions	$71	$—
Accrued offering costs	405	(405)
Accrued issuance costs	—	160
Conversion of Series D preferred stock to common stock	—	32,441
Conversion of Series D preferred stock to common stock	—	7,020

See accompanying notes to consolidated financial statements.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

1.	NATURE OF OPERATIONS AND ORGANIZATION

Organization and Nature of Operations

Valeritas, Inc. (Valeritas or the Company), was incorporated in the state of Delaware on December 27, 2007 when it changed its organization form and name from Valeritas, LLC, which was formed on August 2, 2006. The Company is engaged in developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes. In December 2010, the FDA cleared the V-Go Disposable Insulin Delivery Device (V-Go) for certain uses.

During the second quarter of 2014, the Company consummated a series of transactions designed to facilitate future capital raising by simplifying its capitalization. On June 19, 2014, Valeritas Merger Sub, Inc., a Delaware corporation, and a direct, wholly owned subsidiary of Valeritas Holdings, LLC, a Delaware limited liability company, or Holdings, merged with and into the Company (the 2014 Reorganization). Prior to the 2014 Reorganization, Holdings was the Company’s direct wholly owned subsidiary. Valeritas survived the 2014 Reorganization as a direct, wholly owned subsidiary of Holdings. In connection with the 2014 Reorganization, all of the pre-merger holders of the Company’s Series A, B, C, C-1 and C-2 preferred stock, common stock, options to purchase common stock and preferred stock warrants converted their securities into preferentially equivalent units in Holdings, and the Company issued 6,923,076 shares of common stock to Holdings. Additionally, in connection with the 2014 Reorganization, warrants to purchase 3,588,870 shares of the Company’s common stock held by Capital Royalty Partners were cancelled. As a result of the Series D Financing (see note 9), on August 5 and December 8, 2014 the Company issued Capital Royalty Partners warrants to purchase 152,821 and 24,526, respectively, shares of Valeritas, Inc. common stock exercisable at $0.013 per share. Immediately following the 2014 Reorganization, the Company’s issued and outstanding capital stock solely consisted of 6,923,076 shares of common stock held by Holdings.

Pursuant to Holdings’ Amended and Restated Limited Liability Company Agreement, upon liquidation of Holdings, holders of Holdings’ limited liability company units will be entitled to an allocable portion of Valeritas, Inc. common stock held by Holdings. The amount of Valeritas, Inc. common stock distributed to a particular unit holder upon a liquidation of Holdings will be determined based upon the aggregate liquidation preference of the units held by such unit holder and the market value of Valeritas, Inc. common stock at the time of liquidation. As a result, certain Holdings members may directly receive shares of Valeritas, Inc. common stock upon a liquidation of Holdings.

On March 7, 2016, the Company dissolved Holdings (Valeritas Holdings, LLC). Prior to the dissolution, Valeritas Holdings, LLC distributed all its assets, including 6,923,076 shares of Valeritas, Inc. common stock, pro-ratably to Series C holders, based on the aggregate liquidation preference of the units held by each holder as set out in the Amended and Restated Limited Liability Company Agreement. Based upon the aggregate liquidation preference of the units on March 7, 2016, the common stockholders as well as the Series A and Series B preferred stockholders did not receive common shares of Valeritas, Inc. upon dissolution. As a result of the dissolution, the 2008 Employee Equity Compensation Plan was terminated and all options outstanding thereunder were cancelled.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

2.	LIQUIDITY, UNCERTAINTIES AND GOING CONCERN

The Company is subject to a number of risks similar to those of early stage companies, including dependence on key individuals, the difficulties inherent in the development of a commercial market, the potential need to obtain additional capital necessary to fund the development of its products, and competition from larger companies.

The Company has incurred losses each year since inception and has experienced negative cash flows from operations in each year since inception. As of December 31, 2014 and 2015, the Company had an accumulated deficit of $310,677 and $377,872, respectively. In April 2015, the Company defaulted on its Senior Secured Debt resulting in its major lender calling the outstanding loan and accrued interest of $57,654 for immediate repayment. The Company entered into a series of forbearance agreements with the major lender which have deferred the repayment of the loan and accrued interest until April 30, 2016. As of December 31, 2015, the Company had $2,789 in cash and cash equivalents which will not be sufficient to fund the operations of the Company over the next twelve months from the balance sheet date. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company is actively pursuing additional sources of financing to fund its operations, including scheduled obligations, working capital and capital equipment requirements. These sources could include a private placement of the Company’s common stock, or additional issuances of debt or equity to new or existing investors. In addition, the Company is currently in negotiations with its major Senior Secured lender to restructure the debt. However, the Company can provide no assurances that these additional financings will be available on acceptable terms, or at all.

These consolidated financial statements have been prepared with the assumption that the Company will continue as a going concern and will be able to realize its assets and discharge its liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the inability of the Company to continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements reflect the operations of Valeritas, Inc. and its subsidiary, Valeritas Security Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP generally requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the period. Actual results could differ from those estimates.

Basis of presentation

The Company has reclassified certain prior-period amounts to conform to the current-period presentation.

Deferred offering costs

Deferred offering costs, which primarily consisted of direct incremental legal and accounting fees relating to the Initial Public Offering (IPO), were capitalized at December 31, 2014. In 2015 the offering was terminated and the previously capitalized deferred offering costs of $1,965 were expensed.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Segment and Geographic Information

Operating segments are defined as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (CODM) or decision-making group in making decisions regarding resource allocation and assessing performance. The Company generates its revenue and has employees only in the United States and views its operations as one operating segment as the CODM reviews financial information on a consolidated basis in making decisions regarding resource allocations and assessing performance. The Company owns assets in Asia that are utilized by its contract manufacturer (CMO) in the manufacture of the Company’s products.

Geographic information for property and equipment, net of accumulated depreciation at December 31, 2014 and 2015 is as follows:

	December 31,
	2014	2015
North America	$2,802	$2,067
Asia	9,982	10,024

Total property and equipment, net	$12,784	$12,091

Cash and cash equivalents

The Company considers investments and interest-bearing deposits with original maturities of three months or less to be cash equivalents. At December 31, 2014 and 2015, there was $1,092 and $2,309, respectively, on deposit at banks in excess of Federal Deposit Insurance Corporation (FDIC) insured limits and $19,075 and $2, respectively, in a U.S. Treasury money market fund and U.S. government Agency notes that are not federally insured. No losses have been experienced on such bank deposits, money market fund or notes. The Company does not believe that it is subject to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Restricted Cash

The Company held restricted cash of $554 and $209 as at December 31, 2014 and 2015, respectively as part of its lease and debt agreements. The amounts are included within Cash and cash equivalents balance.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Revenue recognition

The Company’s revenue is generated from V-Go sales in the United States to third-party wholesalers and medical supply distributors that, in turn, sell this product to retail pharmacies or directly to patients with diabetes.

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred and title passed, the price is fixed or determinable, and collectability is reasonably assured. These criteria are applied as follows:

•	The evidence of an arrangement generally consists of contractual arrangements with third-party wholesalers and medical supply distributor customers.

•	Transfer of title and risk and rewards of ownership are passed upon shipment of product to distributors or upon delivery to patients.

•	The selling prices are fixed and agreed upon based on the contracts with distributors, the customer and contracted insurance payors, if applicable. For sales to customers associated with insurance providers with whom the Company does not have a contract, the Company recognizes revenue upon collection of cash, at which time the price is determinable. Provisions for discounts and rebates to customers are established as a reduction to revenue in the same period the related sales are recorded.

•	The Company considers the overall creditworthiness and payment history of the distributor, customer and the contracted payor in concluding whether collectability is reasonably assured.

The Company has entered into agreements with wholesalers, distributors and third-party payors throughout the United States. These agreements may include provisions allowing for product discounts and rebates payable by us to third party payors upon dispensing V-Go to patients. Additionally, these agreements customarily provide such wholesalers and distributors with rights to return purchased products within a specific timeframe, as well as prior to such timeframe if the product is damaged in the normal course of business. Subject to certain restrictions, the Company’s wholesaler and distributor customers can return purchased product during a period that begins six months prior to V-Go’s expiration date and ends one year after the expiration date. The V-Go expiration date is determined by adding 36 months to the date of manufacture. Additionally, returns are no longer honored after delivery to the patient.

The Company is currently unable to reasonably estimate future returns due to lack of sufficient historical return data for V-Go. Accordingly, it invoices customers, records deferred revenue at gross invoice sales price less estimated cash discounts and distribution fees, and records a related deferred cost of goods sold. The Company defers recognition of revenue and the related cost of goods sold on shipments of V-Go until the product has been distributed to patients based on an analysis of third-party information. When the Company believes there is sufficient historical data to develop reasonable estimates of expected returns based upon historical returns, it plans to recognize product sales upon shipment to customers.

Major Customers and Concentration of Credit Risk

As discussed above, the Company ships product to third-party wholesalers and medical supply distributors that, in turn, sell this product to retail pharmacies or directly to patients with diabetes. Upon shipment, the Company records deferred revenue and a related receivable.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Estimated revenue from significant customers as a percentage of the Company’s consolidated gross revenue was as follows:

	Year Ended December 31,
	2014	2015
Customer 1	35.7%	37.8%
Customer 2	26.8%	26.7%
Customer 3	25.9%	25.5%

The Company’s three largest customers accounted for receivables in excess of ten percent of gross accounts receivable at December 31, 2014 and 2015:

	December 31,
	2014	2015
Customer 1	32.1%	35.5%
Customer 2	30.1%	31.2%
Customer 3	25.0%	21.5%

The Company believes that these customers are of high credit quality and that the Company is not subject to unusual risk with respect to such customers, and generally does not require collateral. The Company does not maintain an allowance for doubtful accounts based on its assessment of the collectability of accounts receivable as all receivables due are current and the Company has not had any instances of being unable to collect the accounts receivable.

Inventories

Inventories consists of raw materials, work in process and finished goods, which are valued at the lower of cost or market. Cost is determined on a first in, first out, or FIFO, basis and includes material costs, labor and applicable overhead. The Company reviews its inventory for excess or obsolescence and writes down inventory that has no alternative uses to its net realizable value.

Property and equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the respective assets. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the asset. Maintenance and repairs are expensed when incurred.

Construction-in-Progress

Assets under construction at manufacturing facilities are capitalized as construction-in-progress. The cost of construction-in-progress comprises its purchase price and any costs directly attributable to bringing it into working condition for its intended use. Construction-in-progress amounts incurred at manufacturing facilities are presented as a separate asset within PP&E. Construction-in-progress is not depreciated. Once the asset is complete and available for use, depreciation is commenced.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Impairment of Long-Lived Assets

Long-lived tangible assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived tangible assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount exceeds the undiscounted cash flows, the impairment to be recognized is measured by determining the amount by which the carrying amount exceeds the fair value of the asset. Fair value may be determined using appraisals, management estimates and discounted cash flow calculations.

Warrants

The Company has issued warrants in connection with financing arrangements. Warrants that do not qualify to be recorded as permanent equity are recorded as liabilities at their fair value using the Black- Scholes option pricing model. Warrants that do qualify to be recorded as permanent equity are recorded based on the relative fair value of the instrument using the Black-Scholes option-pricing model. The relative fair value of the warrants is recorded in additional paid-in capital and as a debt discount. The debt discount is amortized over the life of the loan.

Income taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established to reduce net deferred tax assets to the amount expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being recognized. Changes in recognition and measurement are reflected in the period in which the change in judgment occurs. Interest and penalties related to unrecognized tax benefits are included in income tax expense.

Research and development expenses

Research and development expenses are expensed as incurred and are primarily comprised of the following types of costs incurred in performing research and development activities:

•	contract services;

•	testing samples and supplies;

•	salaries and benefits; and

•	overhead and occupancy costs.

Advertising

Advertising costs, which include promotional expenses, are included in selling, general and administrative expenses in the consolidated statements of operations and are expensed as incurred. Advertising expenses were $11.6 million and $12.2 million for the years ended December 31, 2014 and 2015, respectively.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Share-based compensation

The Company measures the cost of awards of equity instruments based on the grant date fair value of the awards. That cost is recognized on a straight-line basis over the period during which the employee is required to provide service in exchange for the entire award.

The fair value of stock options on the date of grant is calculated using the Black-Scholes option pricing model, based on key assumptions such as the fair value of common stock, expected volatility and expected term. The Company’s estimates of these important assumptions are primarily based on third-party valuations, historical data, peer company data and the judgment of management regarding future trends and other factors.

Fair Value Measurements

The Company’s financial instruments consist primarily of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, debt instruments, derivative liabilities, and a warrant liability. The carrying amounts of these financial instruments excluding long-term debt, the current portion of long-term debt in short-term borrowings approximate fair value due to their short-term nature. The fair values of the rest are approximate fair value and are principally measured using quoted market prices or pricing models using current market rates for these securities.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value accounting guidance establishes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2— Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

•	Level 3— Inputs are unobservable and reflect the Company’s assumptions as to what market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available.

It is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, we use quoted market prices to measure fair value. If market prices are not available, the fair value measurement is based on models that use primarily market based parameters including interest rate yield curves, option volatilities and currency rates. In certain cases where market rate assumptions are not available, we are required to make judgments about assumptions market participants would use to estimate the fair value of a financial instrument. Changes in the underlying assumptions used, including discount rates and estimates of future cash flows could significantly affect the results of current or future values. The results may not be realized in an actual sale or immediate settlement of an asset or liability.

Please refer to note 12 Fair Value Measurements for further discussion of the fair value of financial instruments.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Recently Issued Accounting Standards

On May 28, 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of the new standard from January 1, 2017 to January 1, 2018. The FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. This ASU permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40)—Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is a substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 defines the term substantial doubt, requires an evaluation of every reporting period including interim periods, provides principles for considering the mitigating effect of management’s plan, requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, requires an express statement and other disclosures when substantial doubt is not alleviated, and requires an assessment for a period of one year after the date that the financial statements are issued or available to be issued. The amendments in ASU 2014-15 are effective for annual periods beginning after December 15, 2016 and interim periods within those reporting periods. Earlier adoption is permitted. The Company is currently evaluating the impact this guidance may have on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The new standard applies only to inventory for which cost is determined by methods other than last-in, first-out and the retail inventory method, which includes inventory that is measured using first-in, first-out or average cost. Inventory within the scope of this standard is required to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The adoption of this standard is not expected to have a material effect on the consolidated financial position and results of operations and statements of cash flows.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in ASU 2016-01, among other things, requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables); Eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities. The amendments in this ASU are effective for non-public companies for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning December 15, 2019. Early adoption of the amendments in the ASU is permitted as early as the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this standard is not expected to have a material effect on the consolidated financial position and results of operations and statements of cash flows.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Recently Issued Accounting Standards (continued)

In February 2016, the FASB issued new guidance related to how an entity should recognize lease assets and lease liabilities. The guidance specifies that an entity who is a lessee under lease agreements should recognize lease assets and lease liabilities for those leases classified as operating leases under previous FASB guidance. The guidance is effective for us beginning in the first quarter of 2019. Early adoption is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is evaluating the impact of adopting this guidance on our consolidated financial condition, results of operations and cash flows.

In March 2016, the FASB issued new guidance which involves several aspects of the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the new standard, income tax benefits and deficiencies are to be recognized as income tax expense or benefit in the income statement and the tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity should also recognize excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. Excess tax benefits should be classified along with other income tax cash flows as an operating activity. In regards to forfeitures, the entity may make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. This ASU is effective for fiscal years beginning after December 15, 2016 including interim periods within that reporting period, however early adoption is permitted. The Company is currently evaluating the guidance to determine the Company’s adoption method and the effect it will have on the Company’s Consolidated Financial Statements.

4.	DEBT

At December 31, 2014 and 2015, the Company had the following debt outstanding (in thousands):

	December 31,
	2014	2015
Senior secured debt, net	$45,209	$49,699
Prepayment fee	—	2,438
Payment-in-kind (PIK) interest	2,495	10,956

Total senior secured debt, net	47,704	63,093

Other note payable, net	4,095	4,210
Payment-in-kind (PIK) interest	1,046	1,804

Total other note payable, net	5,141	6,014

Total debt	$52,845	$69,107

Total debt, short-term	$52,845	$69,107
Total debt, long-term	$—	$—

Presentation

The Senior Secured Debt contains a minimum revenue covenant for 2014 of $25 million and 2015 of $50 million which the Company did not meet. The Company also did not to meet the capital financing targets and was not able to maintain adequate operating cash and working capital all of which triggered the occurrence of a Material Adverse Change as stipulated within the Senior Secured Debt Agreement. Due to the covenant failures and an associated cross-default covenant in the Other Note Payable that refers to defaults on other debt instruments held by the Company, both debt balances are being presented as short-term debt in the Company’s consolidated balance sheet at December 31, 2014 and 2015. The Company has entered into a series of forbearance agreements as described below, which extended the repayment terms through April 30, 2016.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Senior Secured Debt

On May 23, 2013, the Company entered into a term loan agreement with Capital Royalty Partners (“CRG”) (the “Term Loan” or “Senior Secured Debt”) for a total of up to $100 million in potential borrowings, structured as a senior secured loan with a six year term. The agreement provides for the issuance of notes in three separate tranches. The Term Loan bears interest at 11% per annum and compounds annually. Until the third anniversary of the Term Loan, the Company has the option to pay quarterly interest of 7.5% in cash and 3.5% paid-in-kind, or PIK, interest, which is added to the aggregate principal amount of the loan on the last day of each quarter. The first tranche was for $50 million and was drawn on August 15, 2013. The second and third tranches were for $25 million each and could be drawn after reaching revenue milestones of $6 million and $15 million over the three consecutive months prior to March 31, 2014 and September 30, 2014, respectively. The Company did not meet the revenue thresholds for the second and third tranches.

Absent a change in control (see discussion below), the outstanding principal and accrued PIK interest will be repaid in twelve quarterly installments during the final three years of the term. Additionally, the Term Loan contains a minimum cash balance covenant which requires the Company to maintain a balance of at least $2 million in cash and cash equivalents at all times.

In addition, the Term Loan contains a minimum revenue covenant for 2014 of $25 million which the Company did not meet. The agreement requires the Company to repay the Term Loan principal in an amount that is equal to two times the revenue shortfall, or $23 million, by April 30, 2015 using proceeds from either newly obtained subordinated debt or an equity financing. In conjunction with the 2014 Reorganization (see note 1), the Company and CRG entered into an agreement amending the Term Loan to provide for conditional waivers of the agreement’s financial covenants, including the minimum revenue covenant for 2014, which would be waived and a prior breach cured as well as lowering the 2015 minimum revenue covenant to $20 million if the Company consummates either an initial public offering (“IPO”) with net proceeds to the Company of at least $40 million by March 31, 2015; private financing of $35 million plus greater of zero or $35 million less aggregate proceeds received from Series D financing with an IPO of $40 million before June 30, 2015; or strategic investment by a publicly listed company of at least $20 million before December 2014 with an IPO of $40 million before June 30, 2015.

On April 3, 2015, it was determined that the Company would not be able to meet the abovementioned capital financing targets. As a result, the waiver to the minimum revenue covenant for 2014 and the reduction in the 2015 minimum revenue covenant were overridden and the Company was in default of the Term Loan. CRG called for an immediate repayment of Term Loan with an additional 4% of default interest rate applied to December 31, 2014 outstanding principal and accrued PIK interest, compounding through to the date of repayment. A 4% prepayment premium was also charged on the aggregate outstanding balance on the date of the repayment.

On May 18, 2015, the Company and CRG entered into a forbearance agreement whereby CRG agreed not to take any actions during the Forbearance Period, which expired on September 29, 2015. During this period, an aggregate interest rate of 15% was applied to aggregate outstanding loan amount, compounded quarterly and capitalized as PIK interest. In addition, a 4% prepayment premium will be charged at the date of repayment of the Term Loan.

On September 28, 2015, the Company and CRG amended the forbearance expiration date to October 30, 2015. On November 31, 2015, both parties amended the forbearance expiration date to December 18, 2015 and on December 21, 2015, the parties deferred the forbearance expiration date again to January 22, 2016. The terms on interest rate and prepayment premium remain the same in the subsequent amendments made to the forbearance agreement. The deferral of the loan repayment dates were considered to be a concession granted by the Lenders. As such, the Company has accounted for the forbearance agreements during 2015 as a troubled debt restructuring (TDR). There was no gain associated with the TDR, however the modified effective interest rate was applied prospectively.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

On January 29, 2016, both parties entered into the fourth amendment of the forbearance agreement which deferred the expiration date to March 31, 2016. This was followed by the fifth amendment of the forbearance agreement, dated March 25, 2016, that extended the expiration date of the forbearance period to April 30, 2016. The details of this subsequent event are discussed in note 14 below.

Warrant

On May 23, 2013, 3,588,870 warrants for the purchase of common stock were issued at an exercise price of $0.013. The warrants issued in conjunction with the drawdown of the Term Loan were deemed to be permanent equity. The Company recorded the loan net of an original issuance discount of $3,267, which was the calculated fair value of the issued warrants. During June 2014, and in connection with the 2014 Reorganization, these warrants were cancelled in conjunction with a pledge by the Company to issue new warrants in the Company’s common stock post 2014 Reorganization (see note 1). On August 5 and December 8, 2014, the Company issued Capital Royalty Partners new warrants to purchase 152,821 and 24,526 shares, respectively, of common stock exercisable at $0.013 per share. The incremental fair value of the new warrants in relation to the cancelled warrants was $1,729 and was treated as an additional debt discount during 2014. On February 27, 2015, the Company further issued warrants to purchase 1,802 shares of common stock with the same exercise price and terms to those issued in 2014. The fair value of the warrants issued during 2015 was $17 and has been treated as an additional debt discount.

The total debt discount associated with the warrants is being amortized over the term of the loan using the effective interest method and was $3,944 and $282 at December 31, 2014 and 2015, respectively. The forbearance agreements entered into during 2015 accelerated the timing of repayment of the Term Loan to January 22, 2016. The Company accelerated the amortization of the debt discount to coincide with the forbearance period which triggered a TDR and as such, $3,662 was amortized in 2015.

Financing costs

The Company recorded the Term Loan net of deferred financing costs paid directly to the creditor (and therefore treated as a discount to the debt) of $500 relating to the lender finance fee of 1%. The discount related to the issuance costs is being amortized over the term of the loan using the effective interest method. The forbearance agreements entered into during 2015 triggered a TDR and accelerated the timing of repayment of the Term Loan to January 22, 2016. The Company accelerated the amortization of the debt discount to coincide with the forbearance period. The carrying amount of the debt discount relating to deferred financing costs was $383 and $28 at December 31, 2014 and 2015, respectively.

Lenders Put Option

Upon a change in control or certain asset sales, the Capital Royalty Partners loan must be prepaid in an amount equal to the outstanding principal balance plus accrued and unpaid interest, taking into account a prepayment premium that starts at 5% of the balance and decreases to 0% over time. The Company determined that the prepayment feature qualified as an embedded derivative requiring bifurcation from the debt. The derivative was initially valued at $607 and recorded as a long term liability within “derivative liabilities” in the Company’s consolidated balance sheet with a corresponding discount on the Term Loan. The fair value of the derivative liability was $387 at December 31, 2014. The change in fair value of $208 for the year ended December 31, 2014, was recorded to other income in the Company’s consolidated statement of operations. Refer to Note 12 for further details on fair value measurements.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

As a result of the default of the Term Loan and the subsequent forbearance agreements entered, the Lenders Put Option was extinguished with the accrual of the full prepayment penalty. The change in fair value of $387 for the year ended December 31, 2015, was recorded to other income in the Company’s consolidated statement of operations. The Company is obligated to pay a prepayment premium of 4% of the aggregate outstanding amount of the Term Loan at the agreed repayment date (i.e. at the expiration date of forbearance agreement). At December 31, 2015, the prepayment premium obligation was $2,438 and recognized as part of the Senior Secured Debt balance as at December 31, 2015. The original issue discount for the prepayment feature is being amortized over the term of the loan using the effective interest method. The forbearance agreements entered into during 2015 accelerated the timing of repayment of the Term Loan to January 22, 2016. The Company accelerated the amortization of the debt discount to coincide with the forbearance period. The carrying value of the debt discount related to the prepayment feature was $464 and $35 as of December 31, 2014 and 2015, respectively.

Other Note Payable

In 2011, concurrent with the issuance of Series C Preferred Stock, the Company issued a Senior Subordinated Note Payable to WCAS Capital Partners IV, L.P. in the principal amount of $5.0 million (WCAS Note). The WCAS Note originally bore interest at 10% per annum, which was paid semi-annually, and its principal is due in September 2021. The Company may pay off the WCAS Note at any time without penalty. The Company recorded the WCAS Notes net of an original issue discount of $560, equal to the fair value of the shares of Series C Preferred Stock issued to WCAS concurrent with the financing. The original issue discount on the WCAS Note is being amortized over the term of the loan using the effective interest method and was $437 and $392 as of December 31, 2014 and 2015, respectively.

On May 23, 2013, the WCAS Note was amended such that the note now bears interest at 12% but is accrued solely as compounded PIK interest, added to the aggregate principal amount of the loan semi-annually. The outstanding principal amount and accrued PIK interest is due September 2021.

Lenders Put Option

Upon a change in control, the WCAS Note must be prepaid in an amount equal to the outstanding principal balance plus accrued and unpaid interest. The Company determined that the prepayment feature qualified as an embedded derivative requiring bifurcation from the debt. The derivative was initially valued at $700 and recorded as a long term liability within “derivative liabilities” in the Company’s consolidated balance sheet with a corresponding discount on the WCAS Note. On May 18, 2015, WCAS and CRG entered into a Subordination Agreement to subordinate in right and time of payment of WCAS Note to payment in full of the Senior Secured Debt and prohibit WCAS from obtaining any security interests in the Collateral to secure WCAS Note. The fair value of the derivative liability was $56 and $0 as of December 31, 2014 and 2015, respectively. The change in fair value of $594 and $56 for the years ended December 31, 2014 and 2015, respectively, was recorded to “change in fair value of prepayment features” in the Company’s consolidated statement of operations. Refer to Note 12 for further details on fair value measurements. The original issue discount for the prepayment feature is being amortized over the term of the loan using the effective interest method and was $468 and $302 as of December 31, 2014 and 2015, respectively.

5.	INVENTORY

Inventory at December 31, 2014 and 2015 consists of:

	December 31,
	2014	2015
Raw materials	$1,908	$1,587
Work in process	3,030	2,659
Finished goods	3,767	6,538

Total	$8,705	$10,784

The inventory reserves at December 31, 2014 and 2015 were $3,224 and $2,341.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

6.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2014 and 2015:

		December 31,
	Useful lives	2014	2015
Machinery and equipment	5-10	$9,518	$10,594
Computers and software	3	1,285	1,312
Leasehold improvements	6-10	181	212
Office equipment	5	89	89
Furniture and fixtures	5	206	206
Construction in process		5,078	4,931

Total		16,357	17,344

Accumulated depreciation		(3,573)	(5,253)

Property and equipment, net		$12,784	$12,091

Depreciation and amortization expense for the years ended December 31, 2014 and 2015 was $1,422 and $1,680 respectively.

7.	ACCRUED EXPENSE AND OTHER CURRENT LIABILITIES

At December 31, 2014 and 2015, the Company’s accrued expenses and other current liabilities consisted of the following:

	December 31,
	2014	2015
Compensation	$3,728	$2,932
Marketing services	1,277	863
Distribution agreements and managed care costs	1,235	867
Professional fees	643	623
Franchise taxes	415	263
Travel expenses	269	144
Manufacturing overhead	86	46
Other accruals	48	193

Total	$7,701	$5,931

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

8.	RELATED PARTIES

On September 8, 2011, the Company entered into a Management Services Agreement with Welsh, Carson, Anderson & Stowe XI, L.P., a Series D Preferred shareholder. Certain affiliates of Welsh Carson, Anderson & Stowe XI, L.P. are also Series D Preferred shareholders. Under the terms of this agreement, the Company will receive strategic, managerial and operational advice in exchange for an annual fee of $500. The Company paid cash and incurred an expense of $500 and $125 related to this management fee for years ended December 31, 2014 and 2015, respectively. On May 15, 2015, both parties terminated the Management Services Agreement.

On September 8, 2011, the Company issued a $5,000 note payable to WCAS Capital Partners IV, L.P., a Series D Preferred shareholder (See discussion of “Other Note Payable” in note 4). Certain affiliates of WCAS Capital Partners IV, L.P. are also Series D and Series AA Preferred shareholders.

In 2015, Capital Royalty Partners (“CRG”), who are the lenders of Senior Secured Debt, purchased 4,000,000 shares of Series AA Preferred Stock and 4,093,596 shares of Series AB Preferred Stock of the Company for gross proceeds of $5,000 and $5,117 respectively. CRG also participated in additional Series AB financings in 2016. Refer to note 14 for discussion of CRG’s participation subsequent to year end.

9.	STOCKHOLDERS’ DEFICIT

On March 6, 2015, the Company effected a 1-for-1.3 reverse stock split of its issued and outstanding common stock. All share and per share amounts related to issued and outstanding common stock and outstanding options and warrants exercisable for common stock included in these financial statements and notes to the financial statements have been retroactively adjusted for all periods presented to reflect the reverse stock split. The conversion ratios of the Company’s preferred stock have also been adjusted to reflect the reverse stock split.

At December 31, 2015, the Company was authorized to issue up to 91,600,000 shares of stock, consisting of 6,000,000 shares of Series D Preferred Stock, par value $0.00001 per share; 16,000,000 shares of Series AA Preferred Stock, par value of $0.00001; 9,600,000 shares of Series AB Preferred Stock, par value of $0.00001 and 60,000,000 shares of common stock, par value $0.00001 per share. On January 29, 2016, the Company filed an Eighth Restated Certificate of Incorporation to increase the authorized number of shares of common stock to 92,000,000 and the shares of Series AB Preferred Stock to 32,000,000. Refer to note 14 for details of the Eighth Restated Certificate of Incorporation.

Common Stock

Immediately following the 2014 Reorganization (see note 1) the Company’s issued and outstanding capital stock solely consisted of 6,923,076 shares of common stock held by Holdings.

Series D Convertible Preferred Stock

Following the 2014 Reorganization, the Company entered into a preferred stock purchase and sale agreement for the private placement of up to 4,500,000 shares of the Company’s Series D Preferred Stock, or the Series D Financing. The Company closed the sale of the first 2,195,122 shares of Series D Preferred Stock on June 23, 2014 for gross proceeds of $22.0 million and the sale of an additional 548,780 shares on July 9, 2014 for gross proceeds of $5.4 million. The Company closed the sale of an additional 1,560,976 shares of Series D Preferred Stock on December 8, 2014 for gross proceeds of $15.6 million. In January and February 2015, the Company sold 195,122 and 85,000 shares of Series D Preferred Stock for gross proceeds of $1,951 and $850 respectively.

On May 18 and September 28, 2015, 514,321 and 3,001,526 shares of Series D and accrued PIK dividends were converted to common stock for not participating in the full pro-rata amount stated within the respective stock purchase agreements in the subsequent Series AA and Series AB financing. As of December 31, 2015, there were 1,340,865 Series D shares outstanding.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Series D Dividend Rights

Holders of Series D Preferred Stock are entitled to receive cumulative dividends at the dividend rate per annum of 8% compounded semi-annually, payable when, as and if declared by the Board of Directors. In the event dividends are declared and paid, the dividends will be paid through the delivery of a number of shares of Series D Preferred stock equal to the amount of the dividend paid divided by $10.00. Holders of Series D are not entitled to receive any other dividends.

Series D Conversion

Shares of Series D Preferred Stock are convertible at any time after issuance at the option of the holder into a number of shares of common stock equal to the Series D Invested Amount ($10.00) plus the Series D accruing dividends through the date of conversion divided by the Series D Conversion Price then in effect (currently $13.00), subject to certain adjustments.

Shares of Series D Preferred Stock mandatorily converts into common stock in the event that the holders do not participate in the subsequent Series D Second Tranches, Series AA Preferred Stock financings and Series AB Preferred Stock financings based upon their proportionate ownership percentage prior to the financing.

Each share of Series D Preferred Stock will automatically convert into shares of common stock upon the closing of the sale of shares of common stock in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or the date and time, specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting as a single class on an as converted to common stock basis, immediately prior to closing of an IPO.

Modification of Series D terms

The Series D Conversion Price was subject to certain adjustments including price protection provisions. In contemplation of the Series AA Preferred Stock issuance in May 2015, the Series D holders consented to waive certain contractual preemptive rights including the price protection provisions.

Series D Liquidation

Holders of Series D Preferred Stock will receive an amount equal to the greater of (a) the original issue price of $10.00 per share plus the Series D Preferred Stock accruing dividends through the date of the liquidation event but unpaid thereon, whether or not declared or (b) amount per share as would have been payable had each such share been converted into common stock immediately prior to the liquidation event. Series D Preferred Stock has liquidation preference over Common Stock but after Series AA and Series AB Preferred Stock (discussed below).

Series D Redemption

The Series D Preferred Stock is not redeemable at the option of the holder.

Series D Voting Rights

Holders of each share of Series D Preferred Stock have the right to one vote for each share of common stock into which such Series D Preferred Stock would then have been converted.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Series AA Convertible Preferred Stock

In May 2015, 16,000,000 shares of Series AA Preferred Stock were authorized and the Company raised gross proceeds of $15,181 through the issuance of 12,145,168 shares of Series AA Preferred Stock. On September 28, 2015, 5,615,632 shares of Series AA were converted to common stock for not participating to the full pro-rata amount stated within respective stock purchase agreement in the subsequent Series AB financing. As of December 31, 2015, there were 6,529,536 shares of Series AA Preferred Stock outstanding.

Series AA Dividend Rights

Holders of Series AA Preferred Stock are not entitled to any dividends.

Series AA Conversion

Shares of Series AA Preferred Stock are convertible at any time after issuance at the option of the holder into a number of shares of common stock, at a defined conversion ratio, which was set at one-for-one, subject to certain adjustments.

Series AA mandatorily converts to common stock in the event that the holders do not participate in the subsequent Series AB financing.

Each share of Series AA Preferred Stock will automatically convert into shares of common stock upon the closing of the sale of shares of common stock in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or the date and time, specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting as a single class on an as converted to common stock basis, immediately prior to closing of an IPO.

Modification of Series AA terms

The Series AA Preferred Stock conversion price was subject to certain anti-dilution provisions including price protection provisions. On September 25, 2015, the Series AA holders consented to waive certain contractual preemptive rights and the anti-dilution provisions.

Series AA Liquidation

Holders of Series AA Preferred Stock will receive an amount equal to two times the Series AA Invested Amount prior to the proceeds from liquidation event being distributed to the holders of Series D Preferred Stock and Common Stock. The Series AA Preferred Stock has a liquidation preference over Series D Preferred Stock and Common Stock but after Series AB Preferred Stock (discussed below).

Series AA Redemption

The Series AA Preferred Stock is not redeemable at the option of the holder.

Series AA Voting Rights

Holders of each share of Series AA Preferred Stock have the right to one vote for each share of common stock into which such Series AA Preferred Stock would then have been converted.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Series AB Convertible Preferred Stock

Series AB Preferred Stock

In September 2015, 9,600,000 shares of Series AB Preferred Stock were authorized and the Company raised $3,268, $2,768 and $2,512 in September, November and December 2015 respectively through the issuance of 2,614,767, 2,215,462 and 2,009,631 shares of Series AB Preferred Stock, respectively. On January 29, 2016, the Company filed an Eighth Restated Certificate of Incorporations to increase the authorized number shares of Series AB Preferred Stock to 32,000,000. Refer to note 14 for details of the Eighth Restated Certificate of Incorporation.

Series AB Dividend Rights

Holders of Series AB Preferred Stock are not entitled to any dividends.

Series AB Conversion

Shares of Series AB Preferred Stock are convertible at any time after issuance at the option of the holder into a number of shares of common stock , at a defined conversion ratio, which was set at one-for-one, adjustable for certain events. No such adjustment had occurred as of December 31, 2015.

Each share of Series AB Preferred Stock will automatically convert into shares of common stock the closing of the sale of shares of common stock in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or the date and time, specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting as a single class on an as converted to common stock basis, immediately prior to closing of an IPO.

Series AB Liquidation

Holders of Series AB Preferred Stock will receive an amount equal to two times the Series AB Invested Amount prior to the proceeds from liquidation event being distributed to holders of Series AA Preferred Stock, Series D Preferred Stock and Common Stock.

Series AB Redemption

The Series AB Preferred Stock is not redeemable at the option of the holder.

Series AB Voting Rights

Holders of each share of Series AB Preferred Stock have the right to one vote for each share of common stock into which such Series AB Preferred Stock would then have been converted.

Equity Compensation Plans

The 2008 Plan

The 2008 Plan (the 2008 Plan) is administered by the Compensation Committee of the Board of Directors. The 2008 Plan provides for the granting of incentive stock options, nonqualified stock options, stock awards, stock appreciation rights, and other equity awards to employees, consultants, advisors, and nonemployee members of the Board of Directors. Following an amendment to the 2008 Plan that was adopted on May 24, 2013, the Company may grant securities which are exchangeable for up to 24,565,450 shares of common stock under the 2008 Plan. The exercise price of stock options or stock appreciation rights must be equal to or greater than the fair market value at the time of the grant. Options vest as determined by the Compensation Committee and as specified in the individual grant instrument. Options granted have initial vesting periods for the first 25% that vary for each grantee with vesting of approximately 2% per month thereafter for the following three years. Options expire ten years from the date of the grant.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The entirety of the 2008 Plan was transferred to Holdings as part of the 2014 Reorganization (see note 1). Options outstanding, vesting provisions and all terms of the 2008 Plan remained intact. The existing options were exercisable for Holdings LLC units in the same proportion within the plan as they had been just prior to the transfer. Individuals holding options in the 2008 Plan are all employees of the Company and as such the Company continues to benefit from their employment and accordingly, continues to recognize the compensation expense associated with those options in its Consolidated Statements of Operations and provide all required disclosures in the notes to the consolidated financial statements. Holdings LLC was dissolved on March 7, 2016 and the 2008 Plan was terminated. All outstanding options of 20,307,149 units were cancelled. See note 14 for details of the cancellation of the 2008 Plan upon dissolution of Holdings LLC.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was estimated based on historical volatility of companies that are similar to the Company. The expected term was estimated based on managements’ knowledge and expectations, and issuances at similar public companies. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a term which approximates the expected term of the option.

The weighted average assumptions used in the Black-Scholes option pricing model related to awards issued under the 2008 Plan for the year ended Dec 31, 2014 are as follows. No awards were issued in 2015 under this plan.

Year Ended December 31,
2014
Dividend yield	—
Expected volatility	99%
Risk-free rate of return	1.7%
Expected term (years)	6.1

The Company recognized share based compensation expense related to awards issued under the 2008 Plan for the years ended December 31, 2014 and 2015 of $2,304 and $1,883, respectively. The Plan was terminated in on March 7, 2016 and all outstanding options then were cancelled.

Stock option activity under the 2008 Plan as of December 31 2014 and December 31, 2015 was as follows:

	Number of shares	Weighted average exercise price	Weighted average remaining life	Aggregate intrinsic value
Outstanding—December 31, 2013	22,208,215	1.27	7.71 years	—

Granted	842,641	1.87
Exercised	(98,089)	0.39		18
Canceled/forfeited	(1,295,085)	0.92

Outstanding—December 31, 2014	21,657,682	1.33	6.85 years	—

Granted	—	—
Exercised	—
Canceled/forfeited	(1,350,532)	1.74

Outstanding—December 31, 2015	20,307,149	1.30	5.75 years	—

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The weighted average grant date fair value of options granted under the 2008 Plan during the year ended December 31, 2014 was $0.07. No options were granted under the 2008 Plan during the year ended December 31, 2015.

The cash received upon the exercise of options for the years ended December 31, 2014 was $38. The cash received from any future exercises of these options will be recorded by Holdings. Following the 2014 Reorganization no more options may be granted under the 2008 Plan. The final option grant under the 2008 Plan was made on May 27, 2014.

The 2014 Plan

The Company has a 2014 Equity Compensation Plan (the 2014 Plan), which is administered by the Compensation Committee of the Board of Directors. The 2014 Plan provides for the granting of incentive stock options, nonqualified stock options, stock awards, stock appreciation rights, and other equity awards to employees, consultants, advisors, and nonemployee members of the Board of Directors. The exercise price of stock options or stock appreciation rights must be equal to or greater than the fair market value at the time of the grant. Options vest as determined by the Compensation Committee and as specified in the individual grant instrument. Options granted have initial vesting periods that vary for each grantee with monthly vesting thereafter. Options expire ten years from the date of the grant.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was estimated based on historical volatility of publically traded companies that are similar to the Company. The expected term was estimated based on managements’ knowledge and expectations, and issuances at similar public companies. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a term which approximates the expected term of the option.

The weighted average assumptions used in the Black-Scholes option pricing model related to awards issued under the 2014 Plan for the year ended December 31, 2014 and 2015 are as follows:

	Year Ended December 31
	2014	2015
Dividend yield	—	—
Expected volatility	78%	80%
Risk-free rate of return	0.9%	1.7%
Expected term (years)	6.0	6.0

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The Company recognized share based compensation expense related to awards issued under the 2014 Plan for the year ended December 31, 2014 and 2015 of $2,482 and $3,542 As of December 31, 2015, there remained $1,731 of unrecognized share-based compensation expense related to unvested stock options issued under the 2014 Plan to be recognized as expense over a weighted average period of 1.29 years. Stock option activity under the 2014 Plan for the years ended December 31, 2014 and December 31, 2015 was as follows:

	Number of shares	Weighted average exercise price	Weighted average remaining life	Aggregate intrinsic value
Outstanding—December 31, 2013	—	$—	—	$—
Granted	1,167,615	11.21	—
Exercised	—	—
Canceled/forfeited	(6,307)	11.14

Outstanding—December 31, 2014	1,161,308	$11.21	9.59 years	$1,827

Granted	6,616	12.78	—
Exercised	—	—
Canceled/forfeited	(52,089)	11.26

Outstanding—December 31, 2015	1,115,855	11.23	8.59 years	—

Exercisable December 31, 2015	777,694	11.21	8.58 years	—

Vested and expected to vest at December 31, 2015	1,022,000	11.22	8.58 years	—

The weighted average grant date fair value of options granted under the 2014 Plan during the years ended December 31, 2014 and 2015 was $7.58 and $8.81, respectively. There have been no option exercises under the 2014 Plan.

Warrants

Common Stock Warrants

Common stock warrant activity for the years ended December 31, 2014 and 2015 is as follows:

	Number of shares	Weighted average exercise price	Weighted average remaining life	Aggregate intrinsic value
Outstanding and exercisable—December 31, 2013	3,588,870	0.013	9.70 years	—
Warrants cancelled in reorganization (see note 4)	(3,588,870)	0.013
Warrants issued in conjunction with Series D financing (see note 4)	152,821	0.013
Warrants issued in conjunction with Series D financing (see note 4)	24,526	0.013

Outstanding and exercisable—December 31, 2014	177,347	0.013	9.55 years	2,223
Warrants issued in conjunction with Series D financing (see note 4)	1,802	0.013

Outstanding and exercisable—December 31, 2015	179,149		8.66 years	892

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The Company used the Black-Scholes option pricing model to calculate the fair value of its equity-classified warrants issued in 2014 and February 2015. Key assumptions used to apply this model upon issuance were as follows:

	2014	2015
Dividend yield	—	—
Expected volatility	70.0%	80.0%
Risk-free rate of return	2.64%	2.00%
Expected term (years)	10.0	10.0

Preferred Stock Warrants

In February 2015, the Company issued warrants to a Series D investor warrants to purchase 3,750 Series D shares. The exercise price of the warrants are $10.00 per share and the remaining life of the warrants are 9.16 years. The warrants were still outstanding as of December 31, 2015.

10.	INCOME TAXES

Income tax expense attributable to pretax loss from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss from continuing operations as a result of the following:

	Year ended December 31,
	2014	2015
Computed “expected” tax expense	$(22,294)	$(22,845)
Increase (reduction) in income taxes resulting from:
Change in the valuation allowance	22,249	22,501
State taxes, net of federal benefit	(223)	(254)
Federal research and development credits	(125)	(35)
Change in state rate	(106)	(5)
Other, net	499	638

Total income tax expense/(benefit)	$—	$—

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2014 and 2015 are presented below (in thousands):

	December 31,
	2014	2015
Deferred tax assets:
Intangible assets	$9,893	$10,222
Net operating loss carryforwards	84,995	105,304
Federal and state credit carryforwards	2,131	2,173
Plant and equipment, due to depreciation and impairment	1,038	1,023
Inventory reserves	1,071	927
Other deductible temporary differences	3,569	5,548

Total gross deferred tax assets	102,697	125,197
Less valuation allowance	(102,697)	(125,197)

Net deferred tax assets	$—	$—

At December 31, 2015, the Company had net operating loss carryforwards for federal income tax purposes of $302,695 which are available to offset future federal taxable income, if any. The federal net operating losses begin to expire in 2028. The Company had net operating loss carryforwards for state income tax purposes of $46,152 which are available to offset future state taxable income, if any. The state net operating losses begin to expire in 2027. Utilization of the net operating loss carryforwards and research and development tax credit carryforwards may be subject to substantial annual limitation under Section 382 of the Internal Revenue Code of 1986, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. In general, an ownership change, as define by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study subsequent to December 31, 2014 to determine whether a change of control has occurred or whether there have been multiple changes of control since December 31, 2014 due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Further, until a study is completed and any limitation is known, no amounts are being presented as an uncertain tax position.

The deferred tax asset related to intangible assets includes the tax effect of the excess of liabilities over assets on the date of conversion from an LLC to a C corporation, which became the stepped-up tax basis for the Company. The increase in intangible assets at December 31, 2015 compared to December 31, 2014 relates to research and development expenses capitalized for tax purposes, which will be amortized over a period of ten years.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The valuation allowance for deferred tax assets as of December 31, 2014 and 2015 was $102,697 and $125,197, respectively. The net change in the total valuation allowance was an increase of $22,500 in 2015 and an increase of $22,249 in 2014. The valuation allowance is primarily related to net operating loss carryforwards that, in the judgment of management, are not more likely than not to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that a full valuation allowance is necessary at December 31, 2015.

The Company did not have any unrecognized tax benefits at December 31, 2014 and 2015.

The statute of limitations for assessment by the Internal Revenue Service, or the IRS, and state tax authorities is closed for tax years prior to December 31, 2012 for federal tax purposes and for years prior to December 31, 2012 or 2011 for state tax purposes, although carryforward attributes that were generated in years prior to 2011 may still be adjusted upon examination by the IRS or state tax authorities if they either have been or will be used in a future period. The Company files income tax returns in the U.S. federal and various state jurisdictions. There are currently no federal or state audits in progress.

On December 18, 2015 President Obama signed the P.A.T.H. Act of 2015 (H.R. 2029), a measure that permanently renews a group of expired tax credits for businesses and individuals, including R&D credit. In December 2015, the Company recorded a benefit of $35 for the 2015 R&D Credit.

11.	EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution retirement plan for employees pursuant to Section 401(k) of the Internal Revenue Code under which eligible employees can defer a portion of their annual compensation. The Company provides an annual matching contribution based on a percentage of the employee’s contributions. The Company recorded an expense for the matching contributions to the plan for the years ended December 31, 2014 and 2015 of $313 and $310, respectively.

12.	FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value Measurements

The Company uses the market approach technique to value its financial instruments and there were no changes in valuation techniques during 2014 or 2015. The Company’s financial instruments consist primarily of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, debt instruments and derivative liabilities. For accounts receivable, accounts payable and accrued liabilities, the carrying amounts of these financial instruments as of December 31, 2014 and 2015 were considered representative of their fair values due to their short term to maturity. Cash equivalents are carried at cost which approximates their fair value. The carrying values of long-term debt, including the current portion of long-term debt in short-term borrowings, approximate fair value and are principally measured using Level 2 inputs based on quoted market prices or pricing models using current market rates.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The following tables set forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2014. No financial assets or liabilities were measured at fair value on a recurring basis at December 31, 2015.

	December 31, 2014	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Derivative liability—WCAS	$56	—	—	56
Derivative liability—Capital Royalty Partners	387	—	—	387

Total liabilities	$443	—	—	443

The Company’s derivative liabilities are classified within Level 3 because they are valued with an option pricing model, where certain inputs to the model are unobservable and reflect the Company’s assumptions as to what market participants would use.

As at December 31, 2014, the derivative liabilities for the WCAS and Capital Royalty Partners notes were valued using the modified Black Scholes model for a puttable bond option and were classified as long-term liabilities in the Company’s consolidated balance sheet making up the balance of “derivative liabilities”. Certain assumptions were made by management and used in this valuation technique that are considered unobservable inputs. The risk free rates are based upon the yield on US Treasury STRIPS corresponding to the payment dates. The bond prices are equal to the fair value of the notes at issuance. The strike prices are equal to the aggregate principal amounts of the notes plus any accrued and unpaid interest thereon, plus a prepayment premium which varies based on the dates of redemption. Volatility utilized was 10%, which is the historical volatility of the Credit Suisse High Yield Bond. Upon default of the Term Loan, the Lenders called for immediate repayment of the Term Loan including a 4% prepayment penalty. As such, the derivative liability associated with the Term Loan prepayment provision was considered to be extinguished and the prepayment penalty has been accrued at December 31, 2015. The Company has also determined that the fair value of WCAS put option derivative to be deminimus as of December 31, 2015.

The following table presents the Company’s liabilities measured at fair value using significant unobservable inputs (Level 3), as of December 31, 2014 and 2015:

Balance, December 31, 2013	$1,262
Decrease for fair value adjustment of derivative liability—Capital Royalty	(208)
Decrease for fair value adjustment of derivative liability—WCAS	(594)
Decrease for fair value adjustment of warranty liability	(17)

Balance, December 31, 2014	$443
Decrease for fair value adjustment of derivative liability—Capital Royalty	(387)
Decrease for fair value adjustment of derivative liability—WCAS	(56)

Balance, December 31, 2015	—

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The carrying values of the senior secured debt and WCAS Note at December 31, 2014 and 2015 were $47,704 and $5,141, and $63,093 and $6,014, respectively. The fair value of the senior secured debt was approximately $49,620 December 31, 2014, which was based on a discounted cash flow model. The fair value of the senior secured debt approximate its carrying value as of December 31, 2015. The carrying value of the WCAS note approximated its respective fair value at December 31, 2014 and 2015. The long-term debt, including the portion of long-term debt in short-term borrowings is principally measured using Level 2 inputs based on quoted market prices or pricing models using current market rates.

13.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases buildings in Shrewsbury, Massachusetts and Bridgewater, New Jersey and equipment under operating lease agreements, expiring through 2017. In addition to rental expense, the Company is obligated to pay costs of insurance, taxes, repairs and maintenance pursuant to the terms of the leases. The rental payments include the minimum rentals plus common area maintenance charges. Some of the leases include renewal options. Rental expense under operating leases amounted to $1,095 and $1,258 for the years ended December 31, 2014 and 2015, respectively.

At December 31, 2015, the Company had the following minimum lease commitments:

Year ending December 31:
2016	$1,161
2017	1,020
2018	121

$2,302

Capital Leases

The Company is the lessee of manufacturing equipment under a capital lease that began in January 2014 and expires in March 2016. The asset under this capital lease was recorded at the present value of the minimum lease payments, which amounted to $332 upon commencement and is depreciated over the term of the lease. Depreciation expense for assets under capital leases amounted to $153 for both years ended December 31, 2014 and 2015 respectively. The carrying value of the asset at December 31, 2014 and 2015 was $179 and $26 respectively.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Licensing Agreement

Pursuant to a formation agreement, dated as of August 22, 2006 (the Formation Agreement), BioValve and BTI Technologies Inc. (BTI), a wholly owned subsidiary of BioValve, contributed to Valeritas, LLC all of their right, title and interest in and to all of the assets, properties and rights of BioValve and BTI to the extent related to BioValve’s drug delivery/medical device initiative, consisting of patents and equipment, hereafter referred to as the Device Assets (Device Assets).

On August 22, 2008, the Formation Agreement was amended and the Company agreed to pay BioValve an amount equal to 9% of any cash upfront license or signing fees and any cash development milestone payments received by the Company in connection with licenses or grants of third party rights to the use in development or commercialization of the Rapid Infuser Technology. In certain circumstances the Company would owe 10% of such payments received. As of December 31, 2014 and 2015, no amounts were owed under this agreement. Although the Company believes the intellectual property rights around this technology have value, the technology licensed under this agreement is not used in the V-Go or any current products under development.

14.	SUBSEQUENT EVENTS

The Company has performed an evaluation of subsequent events through April 11, 2016 the date that the audited annual consolidated financial statements were issued.

On January 22, 2016, the Company and CRG amended the forbearance agreement (Amendment No.4) to extend the forbearance period to March 31, 2016. As part of the terms within the forbearance agreement, on January 29, 2016, the Company issued warrants to CRG exercisable into 16,000,000 shares of Series AB Preferred Stock at $1.25 per share. The warrant has term of one year. On March 25, 2016, the Company and CRG amended forbearance agreement (Amendment No.5) to extend the expiration of the forbearance period to April 30, 2016 and included a number of events that will trigger an earlier expiration of the forbearance agreement.

On January 29, 2016, the Company filed an Eighth Restated Certificate of Incorporation to increase the authorized number of shares to 146,000,000 shares which consists increasing common stock to 92,000,000 shares and the Series AB Preferred Stock to 32,000,000 shares. The Special Mandatory Conversion clause within the Eighth Restated Certificate of Incorporation states Series AB holders that did not participate in the January 2016 Series AB financing will have their Series D and Series AA shares converted to common stock.

The Company issued an additional 4,655,430 of Series AB Preferred Stock on January 29, 2016 for gross proceeds of $5,800. As of the date of this report, an additional 1,416,422 shares of Series D and 2,041,376 shares of Series AA were converted to 3,127,059 shares of common stock. The remaining outstanding Series D and Series AA shares are 80,080 and 4,488,160. The warrant issued to acquire 3,750 Series D shares was exercised and converted to common as part of the conversion outlined above.

During February and March of 2016, CRG exercised warrants with respect to 5,620,600 Series AB Preferred Stock for gross proceeds of $7,000.

On March 7, 2016, the Company dissolved Holdings (Valeritas Holdings, LLC). Prior to the dissolution, Valeritas Holdings, LLC distributed all its assets, including 6,923,076 shares of Valeritas, Inc. common stock, pro-ratably to Series C holders, based on the aggregate liquidation preference of the units held by each holders sets out in the Amended and Restated Limited Liability Company Agreement. As a result of the dissolution, the 2008 Employee Equity Compensation Plan was terminated and all options outstanding thereunder were cancelled.

In February 2016, as part of the Company’s restructuring plan, approximately 51 employees were made redundant. The total severance expense was estimated at $1,200 of which $300 was paid immediately and $900 is expected to be paid over the next 6 to 18 months.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

15.	SUBSEQUENT EVENTS (unaudited)

On May 3, 2016, the Company filed an Ninth Restated Certificate of Incorporation to increase the authorized number of shares to 166,451,154 shares which consists increasing common stock to 102,225,577 shares and the Series AB Preferred Stock to 42,225,577 shares.

On April 15, 2016, CRG exercised additional warrants for 279,400 shares of Series AB Preferred Stock, providing additional funds of $350 to Valeritas, Inc.

Merger

On May 3, 2016, pursuant to an Agreement and Plan of Merger and Reorganization, dated May 3, 2016 (the “Merger Agreement”), by and among Valeritas Holdings, Inc. (formerly Cleaner Yoga Mat, Inc.), a Delaware corporation (the “Parent”), Valeritas Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (the “Acquisition Subsidiary”) and Valeritas, Inc., a Delaware corporation (the “Company”), Acquisition Subsidiary was merged with and into the Company, with the Company remaining as the surviving entity and as a wholly owned subsidiary of the Parent (the “Merger”).

The Company entered into and executed several contemporaneous transactions related to the Merger, as described below.

Merger and Split-Off

The Parent was incorporated in the State of Florida on May 9, 2014 as company that engages in the sale of sanitizing solutions for Yoga and Pilates studios as well of conventional gyms of all sizes. The Parent is a “shell company” as defined in Rule 12b-2 of the Exchange Act. The parent ceased to be a shell company upon the consummation of the transaction.

Pursuant to the Merger Agreement, a wholly owned subsidiary of the Parent, Acquisition Subsidiary, was merged with and into the Company, with the Company continuing after the Merger as the surviving entity and a wholly-owned subsidiary of the Parent. At the Closing Date, 27,665,645 shares of the Company’s pre-Merger Series AB Preferred Stock issued and outstanding immediately prior to the closing of the Merger was converted into 6,600,000 shares of the Parent’s Common Stock. All outstanding Series AA Preferred Stock, Series D Preferred Stock and Common Stock were retired and cancelled prior to the Merger. In addition, pursuant to the Merger Agreement, all outstanding warrants and options for shares of common stock and Series AB preferred stock of the Company were cancelled. The pre-Merger stockholders of the Parent retained an aggregate of 1,000,004 shares of common stock.

Upon the closing of the Merger, under the terms of a split-off agreement and a general release agreement, the Parent transferred all of its pre-Merger operating assets and liabilities to its wholly-owned special purpose subsidiary (“Split-Off Subsidiary”), and transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to the pre-Merger majority stockholder of the Parent (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of 40,486,000 shares of the Parent’s common stock held by such stockholder (which will be cancelled and will resume the status of authorized but unissued shares of the Parent’s common stock) and (ii) certain representations, covenants and indemnities.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Following the Merger and Split-Off, the shareholders of the Company effectively control the combined companies, and as such, the Company is deemed to be the accounting acquirer in the Merger. The Merger is being treated as a reverse merger and recapitalization.

Private Placement Offering

Concurrently with the closing of the Merger, and as a condition to the Merger, the Company closed a private placement offering (the “Private Placement”) of approximately 5 million shares of common stock at a purchase price of $5.00 per share, for gross proceeds of approximately $25 million. Existing investors of the Company invested $20 million of the Private Placement.

In connection with the Private Placement, the Company incurred costs of approximately $1.0 million in fees, of which $0.3 million is in the form of warrants to purchase 83,120 shares of common stock at an exercise price of $5.00 to the placement agents. The warrants issued to the placement agents are accounted as a derivative liability on the pro-forma balance sheet of the combined company as the warrant exercise price is subject to adjustment upon additional issuances of equity securities at a price per share lower than the exercise price of the warrant. $0.6 million are fees paid in cash to the placement agents whilst the remainder $0.1 million are reimbursed expenses (including legal fees incurred by placement agent) paid to the placement agents.

Term Loan and Subsequent Forbearance Agreement with Capital Royalty Partners

The Company currently has outstanding a principal amount of $50 million of senior indebtedness held by Capital Royalty Group and certain of its affiliates (collectively, “CRG”) pursuant to an Amended and Restated Term Loan Agreement by and between the Company and CRG dated as of August 5, 2014 by (as amended, the “Term Loan Agreement”). Accrued interest, fees and expenses on the principal indebtedness held by CRG pursuant to the Term Loan Agreement as of May 3, 2016 was $16.6 million (“CRG Outstanding Interest”). The outstanding principal indebtedness of $50 million held by CRG under the Term Loan Agreement will remain outstanding following the Merger. The Revised Term Loan shall mature on March 31, 2021 following the closing date of the Merger (the “Maturity Date”). Principal, inclusive of all accrued paid-in-kind interest, on the Revised Term Loan are due in full on the Maturity Date. Interest on the Revised Term Loan will accrue at a rate of eleven percent (11%) per annum (other than when in default, in which case the Term Loan bears interest at 15% per annum) paid quarterly. The Revised Term Loan shall be secured by a first priority security interest and right of payment in all of the Company’s assets, accounts and proceeds now existing or to be acquired. To permit the Merger, all existing defaults under the Term Loan Agreement were permanently waived.

Immediately prior to the Closing Date, CRG converted $5.8 million of the accumulated outstanding interest to 4,649,859 common stock of the Company, at conversion price equal to $1.25 per share and the remaining $10.8 million of the accumulated outstanding interest were converted of the into shares of Series AB Preferred Stock, at a conversion price equal to $1.25 per share for a total of 8,609,824 shares. Upon the closing of the Merger, the aggregate CRG shares of Series AB Preferred Stock were exchanged for 5,487,766 common stock in the Parent.

VALERITAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Subordinated Debt held by WCAS Capital Partners IV, L.P.

The Company currently has a principal amount of $5 million of subordinated indebtedness held by WCAS Capital Partners IV, L.P. (“WCAS”), an affiliate of Welsh, Carson, Anderson & Stowe, pursuant to a Note issued by The Company to WCAS, dated September 8, 2011 (as amended, the “WCAS Note”). Accrued interest, fees and expenses on the principal indebtedness held by WCAS pursuant to the WCAS Note as of May 3, 2016 was $2.1 million (“WCAS Outstanding Interest”). The outstanding principal indebtedness held by WCAS under the WCAS Note will remain outstanding and the Amended WCAS Note will mature on September 8, 2021. Principal, inclusive of all accrued paid-in-kind interest, on the Amended WCAS Note are due in full on the maturity date. The Amended WCAS Note shall accrue interest at a rate of ten percent (10%) per annum payable entirely as paid-in-kind interest. WCAS’s right to payment under the Amended WCAS Note shall be subject to CRG’s payment of the Revised Term Loan pursuant to a subordination agreement by and between WCAS and CRG. To permit the Merger, all existing defaults under the WCAS Note were permanently waived.

Immediately prior to the Closing Date, WCAS $2.1 million of the WCAS outstanding interest into 1,660,530 shares of Series AB Preferred Stock, at a conversion price equal to $1.25 per share. Upon the closing of the Merger, the shares of Series AB Preferred Stock were exchanged for 396,141 common stock in the Parent.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 3, 2016, pursuant to an Agreement and Plan of Merger and Reorganization, (the “Merger Agreement”), by and among Valeritas Holdings, Inc. (formerly Cleaner Yoga Mat, Inc.), a Delaware corporation (the “Parent”), Valeritas Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (the “Acquisition Subsidiary”) and Valeritas, Inc., a Delaware corporation (the “Company”), Acquisition Subsidiary was merged with and into the Company, with the Company remaining as the surviving entity and as a wholly owned subsidiary of the Parent (the “Merger”).

The unaudited pro forma condensed combined balance sheet is presented as if the reverse merger had occurred as of December 31, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 are presented as if the merger had occurred on January 1, 2015. As a result of the Merger, the Parent discontinued their pre-Merger business, acquired the business of the Company and will continue the existing business operations of the Company under the name Valeritas Holdings, Inc. as a publicly-traded company. The Company is considered the acquirer for accounting purposes, and the Parent’s historical financial statements before the Merger will be replaced with the historical financial statements of the Company before the Merger in future filings with the SEC. The unaudited pro forma condensed combined balance sheet and pro forma condensed combined statement of operations give effect to the Merger as if it had been completed at the beginning of the period presented. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the Merger occurred as of the dates indicated or what such financial position or results would be for any future periods for the combined company. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of the Company and the Parent, and should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	separate historical audited financial statements of the Parent included in their annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on April 14, 2016;

•	separate historical audited financial statements of the Company as of and for the years ended December 31, 2014 and 2015 included elsewhere in this current report on Form 8-K;

•	management’s discussion and analysis of financial condition and results of operations and “Risk Factors” included elsewhere in this Form 8-K.

The accounting for certain transactions reflected in these unaudited pro forma condensed combined financial statements is dependent upon certain significant estimates that have yet to be completed or have not progressed to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and are subject to further revision as additional information becomes available and additional analyses are performed. Differences between these preliminary estimates and the final accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined companies’ future financial position and results of operations. To the extent there are significant changes to the combined company’s business, or as new information becomes available, the assumptions and estimates herein could change significantly. The unaudited pro forma condensed combined financial statements do not reflect certain transactions that occurred subsequent to December 31, 2015.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2015

(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments		Note	Pro Forma Combined
	Valeritas, Inc.	Cleaner Yoga Mat, Inc.
Assets
Current assets:
Cash and cash equivalents	$2,789	20	5,819 7,375 24,245 (20)		(A) (C) (G) (I)	40,228
Accounts receivable, net	3,142	—				3,142
Other receivables	493	—				493
Inventories, net	10,784	—				10,784
Deferred cost of goods sold	863	—				863
Prepaid expense and other current assets	735	—				735

Total current assets	18,806	20	37,419			56,245
Property and equipment, net (note 6)	12,091	—				12,091
Other assets	279	—				279

Total assets	$31,176	20	37,419			68,615
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$69,107	38	(4,000 5,073 3,470 (12,838 (5,812 (55,000 (38	) ) ) ) )	(B) (B) (D) (E) (E) (E) (I)	—
Current portion of capital lease obligation	26	—				26
Accounts payable	7,419	5	(5)		(I)	7,419
Accrued expense and other current liabilities	5,931	95	(95 543)		(I) (G)	6,474
Deferred revenue	1,895	—				1,895

Total current liabilities	84,378	138	(68,702)			15,814
Long Term Debt	—	—	55,000		(E)	55,000
Deferred rent liability	143	—				143
Derivative liabilities	—	—	4,000 (2,443 (1,557 266	) )	(B) (C) (C) (F)	266

Total liabilities	84,521	138	(13,436)			71,223

Stockholders’ deficit
Convertible preferred stock:
Series AB preferred stock, $0.00001 par value	8,549	—	5,819 7,375 12,838 (34,581)		(A) (C) (E) (G)	—
Series AA preferred stock, $0.00001 par value	8,161	—	(8,161)		(G)	—

Series D preferred stock, $0.00001 par value	13,409	—	(13,409)		(G)	—

Common stock - Valeritas ($0.00001 par value)	—	—				—
Common stock - Yoga ($0.001 par value, 12,638,991 shares issued and outstanding upon completion of the Merger )	—	—	6 8		(F) (G)	14
Additional paid-in capital	294,408	50	23,971 2,443 1,557 5,812 56,145 (50)		(F) (C) (C) (E) (G) (I)	384,336
Accumulated deficit	(377,872)	(168)	(543 168 (5,073 (3,470	) ) )	(F) (I) (B) (D)	(386,958)

Total stockholders’ deficit	(53,345)	(118)	50,855			(2,608)

Total liabilities and stockholders’ deficit	$31,176	20	37,419			68,615

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2015

(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Valeritas, Inc.	Cleaner Yoga Mat, Inc.		Note
Revenue, net	$18,097	2	(2)	(H)	18,097
Cost of goods sold	14,237	—			14,237

Gross margin	3,860	2	(2)		3,860

Operating Expense		—
Research and development	6,523	—			6,523
Selling, general and administrative	44,680	(87)	87	(H)	44,680

Total operating expense	51,203	(87)	87		51,203

Operating Loss	$(47,343)	(85)	85		(47,343)

Other income (expense), net:
Interest income	$1	(18)	18	(H)	1
Interest expense	(16,318)	—			(16,318)
Change in fair value of prepayment features	443	—			443
Other income	—	—			—
Offering costs (including 2014 capitalized IPO costs)	(3,978)	—			(3,978)

Total other income (expense), net	(19,852)	(18)	18		(19,852)

Net loss	67,195	(104)	104		(67,195)

Net loss per share attributable to common shareholders – basic and diluted					(6.14)
Weighted average shares outstanding – basic and diluted					10,950,755

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Merger and Related Transactions and Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of the Company and the Parent, after giving effect to the Merger and related transactions.

In April 2016, the Company entered into and executed several contemporaneous transactions related to the Merger, as described below.

Merger and Split-Off

The Parent was incorporated in the State of Florida on May 9, 2014 as company that engages in the sale of sanitizing solutions for Yoga and Pilates studios as well of conventional gyms of all sizes. The Parent is a “shell company” as defined in Rule 12b-2 of the Exchange Act. The parent ceased to be a shell company upon the consummation of the transaction.

The Company was incorporated in the state of Delaware on December 27, 2007 when it changed its organization form and name from Valeritas, LLC, which was formed on August 2, 2006. The Company is engaged in developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes.

Pursuant to the Merger Agreement, a wholly owned subsidiary of the Parent, Acquisition Subsidiary, was merged with and into the Company, with the Company continuing after the Merger as the surviving entity and a wholly-owned subsidiary of the Parent. At the Closing Date, 27,665,645 shares of the Company’s pre-Merger Series AB Preferred Stock issued and outstanding immediately prior to the closing of the Merger was converted into approximately 6,600,000 shares of the Parent’s Common Stock. All outstanding Series AA Preferred Stock, Series D Preferred Stock and Common Stock were retired and cancelled prior to the Merger. In addition, pursuant to the Merger Agreement, all outstanding warrants and options for shares of common stock and Series AB preferred stock of the Company were cancelled. The pre-Merger stockholders of the Parent retained an aggregate of 1,000,004 shares of common stock. On a pro forma basis, based upon the number of shares of the Company common stock issued in the Merger, immediately following the Merger, (i) pre-existing stockholders of the Parent and their designees have 8% ownership of the combined company and pre-existing stockholders of the Company and their designees owned approximately 84% (but open until final raise) of the combined company.

Upon the closing of the Merger, under the terms of a split-off agreement and a general release agreement, the Parent transferred all of its pre-Merger operating assets and liabilities to its wholly-owned special purpose subsidiary (“Split-Off Subsidiary”), and transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to the pre-Merger majority stockholder of the Parent (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 40,486,000 shares of the Parent’s common stock held by such stockholder (which will be cancelled and will resume the status of authorized but unissued shares of the Parent’s common stock) and (ii) certain representations, covenants and indemnities.

Following the Merger and Split-Off, the shareholders of the Company effectively control the combined companies, and as such, the Company is deemed to be the accounting acquirer in the Merger. The Merger is being treated as a reverse merger and recapitalization. The Parent’s historical financial statements before the Merger will be replaced with the historical financial statements of the Company before the Merger in future filings with the SEC. The assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of the Company, and will be recorded at the historical cost basis of the Company. The consolidated financial statements after completion of the Merger will include the assets and liabilities of the Company, historical operations of the Company, and operations of the Company and its subsidiaries from the closing date of the Merger.

Private Placement Offering

Concurrently with the closing of the Merger, and as a condition to the Merger, the Company closed a private placement offering (the “Private Placement”) of approximately 5 million shares of common stock at a purchase price of $5.00 per share, for gross proceeds of approximately $25 million. Existing investors of the Company invested $20 million of the Private Placement for a total of 4,000,000 additional shares.

In connection with the Private Placement, the Company incurred costs of approximately $1.0 million in fees, of which $0.3 million is in the form of warrants to purchase 83,120 shares of common stock at an exercise price of $5.00 to the placement agents. The warrants issued to the placement agents are accounted as a derivative liability on the pro-forma balance sheet of the combined company as the warrant exercise price is subject to adjustment upon additional issuances of equity securities at a price per share lower than the exercise price of the warrant. $0.6 million are fees paid in cash to the placement agents whilst the remainder $0.1 million are reimbursed expenses (including legal fees incurred by placement agent) paid to the placement agents.

Term Loan and Subsequent Forbearance Agreement with Capital Royalty Partners

The Company currently has outstanding a principal amount of $50 million of senior indebtedness held by Capital Royalty Group and certain of its affiliates (collectively, “CRG”) pursuant to an Amended and Restated Term Loan Agreement by and between the Company and CRG dated as of August 5, 2014 by (as amended, the “Term Loan Agreement”). Accrued interest, fees and expenses on the principal indebtedness held by CRG pursuant to the Term Loan Agreement as of May 3, 2016 was $16.6 million (“CRG Outstanding Interest”). The outstanding principal indebtedness of $50 million will remain outstanding following the Merger. The Revised Term Loan shall mature on March 31, 2021 following the closing date of the Merger (the “Maturity Date”). Principal, inclusive of all accrued paid-in-kind interest, on the Revised Term Loan are due in full on the Maturity Date. Interest on the Revised Term Loan will accrue at a rate of eleven percent (11%) per annum (other than when in default, in which case the Term Loan bears interest at 15% per annum) paid quarterly. The Revised Term Loan shall be secured by a first priority security interest and right of payment in all of the Company’s assets, accounts and proceeds now existing or to be acquired. To permit the Merger, all existing defaults under the Term Loan Agreement were permanently waived.

Under the Forbearance Agreement with CRG that preceded the Merger, the Company issued warrants to CRG for the purchase of $16 million of series AB preferred stock with a strike price of $1.25 per share. In January and March 2016, CRG exercised warrants with respect to 5.9 million of the Series AB Preferred Stock for gross proceeds of $7.4 million. Immediately prior to the Closing Date, CRG converted $5.8 million of the accumulated CRG Outstanding Interest to 4,649,859 common stock of the Company, at conversion price equal to $1.25 per share and the remaining $10.8 million of the accumulated outstanding interest were converted of the into shares of Series AB Preferred Stock, at a conversion price equal to $1.25 per share for a total of 8,609,824 shares. Also, prior to the closing date, the Company issued 4,655,430 shares of Series AB Preferred to CRG for cash consideration of $5.8 million. Upon the closing of the Merger, the shares of Series AB Preferred Stock were exchanged for 5,487,766 common stock in the Parent. The exchange ratio was 4.19.

Subordinated Debt held by WCAS Capital Partners IV, L.P.

The Company currently has a principal amount of $5 million of subordinated indebtedness held by WCAS Capital Partners IV, L.P. (“WCAS”), an affiliate of Welsh, Carson, Anderson & Stowe, pursuant to a Note issued by The Company to WCAS, dated September 8, 2011 (as amended, the “WCAS Note”). Accrued interest, fees and expenses on the principal indebtedness held by WCAS pursuant to the WCAS Note as of May 3, 2016 was $2.1 million (“WCAS Outstanding Interest”). The outstanding principal indebtedness held by WCAS under the WCAS Note will remain outstanding and the Amended WCAS Note will mature on September 8, 2021. Principal, inclusive of all accrued paid-in-kind interest, on the Amended WCAS Note are due in full on the maturity date. The Amended WCAS Note shall accrue interest at a rate of ten percent (10%) per annum payable entirely as paid-in-kind interest. WCAS’s right to payment under the Amended WCAS Note shall be subject to CRG’s payment of the Revised Term Loan pursuant to a subordination agreement by and between WCAS and CRG. To permit the Merger, all existing defaults under the WCAS Note were permanently waived.

Immediately prior to the Closing Date, WCAS will convert their portion of the WCAS Outstanding Interest into shares of Series AB Preferred Stock, at a conversion price equal to $1.25 per share for a total of 1,660,530 shares. Upon the closing of the Merger, the shares of Series AB Preferred Stock were exchanged for 396,141 common stock in the Parent. The exchange ratio was 4.19.

2.	Accounting Policies and Merger Pro Forma Adjustments

Based on the Company’s review of the Parent’s summary of significant accounting policies disclosed in the Parent’s financial statements, the nature and amount of any adjustments to the historical financial statements of the Parent to conform its accounting policies to those of the Company are not expected to be significant. Further review of the Parent’s accounting policies and financial statements may result in required revisions to the Parent’s policies and classifications to conform to the Company’s accounting policies.

The following pro forma adjustments are based on preliminary estimates, which may change significantly as additional information is obtained:

(A)	To record the issuance of an additional 4,655,430 of Series AB Preferred Stock by the Company on January 29, 2016 for gross proceeds of $5.8 million.

(B)	To record the issuance of warrants by the Company to CRG, exercisable into 16,000,000 shares of Series AB Preferred Stock at an exercise price of $1.25 per share. The warrants were issued as part of Amendment No.4 Forbearance Agreement of the Term Loan Agreement between the Company and CRG. The fair value of the warrants were determined to be $4 million upon issuance and were recorded as a discount to the carrying value of Term Loan Agreement. The warrant discount was fully amortized prior to the Merger. Together with the amortization of other debt discount, this results in $5.1 million expense being recognized in the unaudited pro forma condensed combined statement of operations.

(C)	To record the exercise of the abovementioned warrants by CRG in January, March and April of 2016. The exercise resulted in the issuance of 5,900,000 shares of Series AB Preferred Stock for gross proceeds of $7.4 million. $2.4 million of the warrant derivative liability relating to the exercised warrants were charged to additional paid in capital. The remaining warrants that were not exercised were cancelled as part of the Merger. These warrants had a derivative fair value of $1.6 million which was reversed additional paid in capital upon cancellation.

(D)	To record the interest expense of Senior Secured Debt and Amended Senior Subordinated Note Payable from January 1, 2016 through to May 3, 2016.

(E)	To record the conversion of $5.8 million accumulated CRG Outstanding Interest to 4,649,859 common stock of the Company at a conversion price equal to $1.25 per share and the remaining $12.8 million accrued interest and prepayment fees on both CRG term loan and WCAS subordinated debt as of May 3, 2016 into 10,270,354 shares of Series AB Preferred Stock at a conversion price equal to $1.25 per share, as part of the terms loan restructuring described in item 1 above. To record the restated principle of the Senior Secured Debt and Amended Senior Subordinated Note Payable to $50 million and $5 million respectively. Defaults on both term loans have been permanently waived and both are payable in 2021, as such both have been reclassified to long term debt.

(F)	To record the sale of 5 million shares of the Company’s common stock for $5.00 per share, resulting in gross proceeds of $25.2 million (the “Private Placement”), net of issuance costs of $1.0 million, including $0.6 million of placement agents fees, $0.1 million expenses reimbursed to placement agents and $0.3 million in warrant derivative liability for warrants issued to placement agents. Also included in the adjustment is an estimate of other costs related to Merger of $0.5 million and also to record the conversion of 1,000,004 shares of the Parent’s pre-merger common stock to the common stock of the combined company upon the Merger.

(G)	To record the retirement and cancellation pre-Merger of the Company’s Series D, AA, Common Stock and warrants outstanding prior to the merger and the issuance of approximately 6,600,000 shares of common stock of the Company’s common stock upon conversion of the Company’s pre-merger Series AB shares.

(H)	To reflect the elimination of the Parent’s revenue and expenses as if the Merger and Split-Off occurred on January 1, 2015.

(I)	To record the effect of the Split-Off of the Parent’s pre-Merger assets and liabilities for consideration in the form of the surrender by the Split-Off purchaser of 40,486,000 shares of the Parent’s common stock, and to record the elimination of the Company’s pre-Merger accumulated deficit. 1,000,004 shares of the Parent’s pre-merger common stock remained outstanding and converts to the common share of the combined company at conversion ratio of 1:1.

(J)

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma combined net loss for the year ended December 31, 2015. In addition, the numbers of shares used in calculating the pro forma combined basic and diluted net loss per share for each period have been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing of the Merger. The estimated total numbers of shares of common stock of the combined company that would be outstanding as of the closing of the Merger is calculated as the estimated adjusted total shares of common stock of the combined company of 12,638,991. The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding — basic and diluted:

		Proforma WA shares
	All Shares
	Issued/Issuable	Year Ended December 31,
	upon Merger	2015
Valeritas shares: issued and outstanding:
Preconversion basis:
Common	22,988,374	—
Preferred D	83,088	—
Preferred AA	4,488,160	—
Preferred AB	27,665,645	21,836,229

	55,225,267	21,836,229

Post conversion basis at the Exchange Ratio of [4.1918]	6,599,991	5,209,317

Portion of private placement subscribed by new investors	1,039,000	1,039,000
Portion of private placement subscribed by Valeritas shareholders	4,000,000	4,000,000

Subtotal of former Valeritas (carryover) equity interests at the date of the Merger	11,638,991	10,248,317

Parent’s Shares outstanding at the time of the Merger	40,486,000	40,837,219
Shares issued in Parent prior to the Merger	1,000,000	351,219
Shares surrendered in connection with the Split-Off	(40,486,000)	(40,486,000)

	1,000,000	702,438

	12,638,991	10,950,755